As filed with the Securities and Exchange Commission on January 12, 2011
Registration Statement No. 333-156135

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 ON
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTEGRAL VISION, INC.
(Exact name of registrant as specified in its charter)

Michigan	3823	38-2191935

(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code No.)	Identification No.)

49113 Wixom Tech Drive, Wixom, Michigan 48393 – (248) 668-9230
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles J. Drake
Chairman
Integral Vision, Inc.
49113 Wixom Tech Drive,
Wixom, Michigan 48393
              (248) 668-9230
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David S. Song, Esq.
Mazzeo Song & Bradham LLP
708 Third Avenue, 19th Floor
New York, New York 10017
Telephone: (212) 599-0700

From time to time after the effective date of this Registration Statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to be	Amount to	Offering Price Per	Aggregate Offering	Amount of
Registered	be Registered (1)	Unit (2)	Price (2)	Registration Fee
Common Stock (3)	20,812,450 shares	$0.195	$4,058,427.75	$226.46	(4)

(1)
Includes an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act, that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The proposed maximum offering price per share was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The calculation is based upon the average of the bid and asked prices per share of $0.195 on December 12, 2008, as quoted on the OTC Bulletin Board.

(3)
This Registration Statement covers the disposition by certain warrant holders and note holders of up to 20,812,450 shares of common stock issuable upon exercise of their warrants, which have a per share exercise price of $0.001 or $0.25, and issuable upon conversion of their notes, which have a per share conversion price of $0.25.

(4)	Previously paid.

EXPLANATORY NOTE

The registrant filed a Form S-3 on December 15, 2008, an Amendment No. 1 to Form S-3 on December 17, 2008 and an Amendment No. 2 to Form S-1 on September 22, 2009.  The registrant is filing this Amendment No. 3 on Form S-1 to provide the information required by Form S-1.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

Subject to completion, dated January 12, 2011

INTEGRAL VISION, INC.

20,812,450 Shares of Common Stock

This prospectus covers 20,812,450 shares of the common stock of Integral Vision, Inc., which may be disposed of by the selling shareholders identified in this prospectus.

We will receive no part of the proceeds from dispositions of the shares covered by this prospectus. This prospectus relates to shares of our common stock underlying outstanding warrants and convertible notes and there can be no assurance that any of the outstanding warrants or convertible notes will be exercised or converted. If all of the outstanding warrants are exercised for cash, we may receive proceeds of up to approximately $380,600.50.  This prospectus also covers, to the extent permitted by Rule 416 under the Securities Act, such indeterminate number of additional shares of common stock as may become issuable upon the exercise and conversion of such warrants and notes in order to prevent dilution resulting from stock splits, stock dividends or similar events.

We have agreed to pay the expenses incurred in connection with the registration of the shares covered hereby, but all selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders. Please see the section of this prospectus entitled “Use of Proceeds” for more information.

The shares of common stock covered by this prospectus are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow for a sale or other disposition by the selling shareholders to the public without restriction.

The selling shareholders and any participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the disposition of shares by the selling shareholders, and any commissions or discounts received by the brokers or dealers, may be deemed to be underwriting compensation under the Securities Act.

Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers under the trading symbol “INVI”. The last reported sale price of our common stock on the OTC Bulletin Board on January 11, 2011 was $0.03 per share.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 3 of this prospectus before investing in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PART I – INFORMATION REQUIRED IN PROSPECTUS

TABLE OF CONTENTS

SUMMARY PROSPECTUS	1

RISK FACTORS	3

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION	10

USE OF PROCEEDS	11

SELLING SHAREHOLDERS	11

PLAN OF DISTRIBUTION	26

INTEREST OF NAMED EXPERTS AND COUNSEL	28

INFORMATION WITH RESPECT TO THE REGISTRANT	28

SUMMARY PROSPECTUS

The following summary highlights key information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in deciding whether to purchase shares of our common stock. You should read this entire prospectus carefully, especially the discussion of “Risk Factors” and our financial statements and related notes, before deciding to invest in shares of our common stock. In this prospectus, “Integral Vision,” “the Company,” “we,” “us” and “our” refer to Integral Vision, Inc. unless the context requires otherwise.

The Company

Integral Vision, Inc. develops, manufactures and markets flat panel display inspection systems to ensure product quality in the display manufacturing process.

We have over eleven years of experience in the display industry. Our products have been used for inspections of liquid crystal displays (LCD) and flat panel displays like those used in cell phones, electronic organizers, hand-held video games, camcorders, rear projection computer monitors, digital still cameras, HDTV, projectors, video headsets and other products. Using various software tools, our display inspection systems detect cosmetic and functional defects and employ a special interface to provide the results, images and statistics to production personnel.

Our production process consists principally of assembling standard electrical, electronic and optical components and hardware subassemblies purchased from suppliers into finished products. We do not rely on a single source for parts and subassemblies. This mitigates our exposure to product interruption due to shortages of parts or limited suppliers. In developing and designing our products we utilize our proprietary intellectual property, which we protect using mechanisms and methods available to us by law. We presently own 14 U.S. patents. However, there can be no assurance that our patents would be considered valid if challenged or would not become obsolete due to technological advancement.

The market for machine vision products is characterized by rapid and continuous technological development and product innovation. In an effort to maintain our competitive advantage, we allocate a significant portion of our resources to enhancing existing products and advancing new product development programs. We also seek to maintain close relationships with customers to remain responsive to their needs. The nature of our product offerings may result in significant sales to one or a limited number of customers in any one year. It is possible that the specific customers reaching this threshold may change from year to year. Loss of any one of these customers could have a material impact on our results of operations. Although we generally market our products to end users, we have had success integrating our products with original equipment manufacturers (OEMs) in certain circumstances.

Our company faces significant risks. Because of our continuing operating losses and our need for an increased sales level to achieve profitability, our independent auditors included a “going concern” uncertainty in their audit report on our audited financial statements for the years ended December 31, 2009 and 2008. The “going concern” uncertainty signifies that substantial doubt exists about our ability to continue in business. Please see the section of this prospectus entitled “Risk Factors” for more information about the risks faced by us.

Our principal executive office is located at 49113 Wixom Tech Drive, Wixom, Michigan 48393, and our telephone number is (248) 668-9230.

The Offering

Common stock covered hereby	20,812,450 shares.

Terms of the offering
The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of common stock covered hereby or interests in such shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution”.

Use of proceeds
We will not receive any proceeds from the disposition of the common stock or interests therein by the selling shareholders. We may, however, receive up to $380,600.50 in connection with the exercise of the warrants which are exercisable for common stock. Any such proceeds we receive will be used for working capital purposes and reduction of our outstanding debt.  Please see the section of this prospectus entitled “Use of Proceeds” for more information.

OTC Bulletin Board symbol for our common stock	INVI

Summary Financial Information

You should read the following summary of historical financial data together with the “Management’s Discussion and Analysis or Plan of Operation” and our financial statements and related notes included in our annual report on Form 10-K/A for the year ended December 31, 2009. We have derived the data for each of the fiscal years ended December 31, 2009 and 2008 from our audited financial statements.  The historical results are not necessarily indicative of future operating results. We have never paid a dividend and do not anticipate doing so in the foreseeable future. We expect to retain earnings, if any, to finance the expansion and development of our business.

The following tables provide selected financial and operating data for the years ended December 31, 2009 and  2008 (dollars in thousands).

Statement of Operations Data	Year Ended December 31,
	2009	2008
Net Revenue	$1,754	$1,027
Gross Margin	883	437
Operating Loss	(1,926)	(2,981)
Net Loss	(2,761)	(10,733)

Balance Sheet Data	Dec. 31,	Dec. 31,
	2009	2008
Current Assets	$366	$808
Total Assets	617	1,037

Current Liabilities
Notes payable-current	7,377	1,786
Other current liabilities	1,616	1,008
Deferred revenue for product sales	72	656
Total current liabilities	9,065	3,450

Long Term Debt	0	3,671

Total liabilities	9,065	7,121

Stockholders’ Deficit
Preferred stock, 400,000 shares authorized; none issued	0	0
Common stock, without par value, stated value $.20 per share; 90,000,000 shares authorized; 30,866,409 shares issued and outstanding (29,566,409 in 2008)	6,173	5,913
Additional paid-in capital	47,528	47,391
Accumulated deficit	(62,149)	(59,388)
Total stockholders’ deficit	(8,448)	(6,084)

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider the risks described below, as well as other information contained in this prospectus. The risks described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of the adverse events described in this “Risk Factors” section actually occur, our business, results of operations and financial condition could be materially adversely affected, the market price of our common stock could decline and you could lose all or part of your investment in our common stock. This section includes or refers to forward-looking statements. You should refer to the explanation of the qualifications and limitations on forward-looking statements discussed in “Cautionary Statement About Forward-Looking Information.”

We have a history of operating losses. We may incur future losses. This condition has caused our independent auditors to express substantial doubt about our ability to continue as a going concern.

We have experienced net operating losses and incurred negative cash flows from operations since 1997.  As of December 31, 2009, we had a stockholders deficit of $8,448,000. During the years ended December 31, 2009 and 2008, the Company incurred losses from continuing operations of approximately $1.9 million and $3.0 million, respectively. This condition has caused our independent auditors to express substantial doubt about our ability to continue as a going concern in their report on our December 31, 2009 financial statements.  Currently, our ability to continue as a going concern is dependent on securing sufficient sales orders to allow us to achieve profitable operations. Although management believes that revenues from operations as well as financing strategies will be adequate to permit the Company to meet its obligations, there can be no assurance that such revenues or strategies will be accomplished or that we will be able to continue as a going concern in the normal course of business.

The Company’s present cash position requires it to secure funding for the immediate future as well as funding to provide working capital for anticipated orders.  Unless we are able to obtain additional funding, we may not be able to pay our debts when they become due.

For the last several years, we have financed our operations through the sale of our securities and by borrowing money.  Our present cash position and current sales level require that we seek additional financing to continue operations. There can be no assurance that we will be able to find additional  financing sufficient to meet our capital needs.  Any additional financing found could involve significant dilution to existing shareholders depending on the terms.

The Company is in default under the terms of the Fifth Amended and Restated Note and Warrant Purchase Agreement.

We are in default of the Fifth Amended and Restated Note and Warrant Purchase Agreement because we have failed to make full payment of principal and interest on certain Class 2 and Class 3 Notes on their respective maturity dates.  The Class 2 and Class 3 Notes are secured by the Company's intellectual property pursuant to a Collateral Assignment of Proprietary Rights and Security Agreement (the “Collateral Assignment”), and the Class 2 Notes are also secured by the Company's accounts receivable and inventory pursuant to a Security Agreement (the “Security Agreement”).  The Class 2 and Class 3 Notes have begun to accrue interest at their default interest rates, which is equal to their respective interest rates plus an additional four percent.  Pursuant to the Collateral Assignment and the Security Agreement, the Class 2 and Class 3 Note holders (or the collateral agent acting on their behalf) have the right to foreclose on the collateral covered by such agreements, and exercise any of several remedies provided in such agreements, including taking possession of such collateral and selling such collateral.  The Company is in discussions with the note holders about curing or waiving the default.  The note holders have continued to purchase new notes to provide additional funding to the Company after the default.

Unless we are able to generate greater revenues, our ability to pay our debt when they become due may be compromised.

Our ability to generate profits depends upon our future financial and operating performance, which in turn, is subject to prevailing economic conditions and financial, business, competitive, legislative and regulatory factors. Many of these factors are beyond our control.  If we do not obtain orders and ship our products at the rate we presently anticipate, our cash flow and capital resources may become insufficient to fund our operations until we begin to receive sufficient orders. We may be forced to diminish capital expenditures, sell assets or obtain additional financing through equity capital or debt.

We are currently in the process of establishing a branch office in Taiwan to enhance our ability to serve our current and prospective Asian customers.

Certain of our customers have asked us to establish a physical presence in Taiwan to assure that we can be responsive to their needs.  This will require employing local personnel to help maintain and service our equipment.  There can be no assurance that we will be able to successfully hire, train, and retain qualified personnel in Taiwan or that we will have the resources to financially support the branch office once established.  Failure to successfully establish the branch office could have a negative impact on the willingness of our Taiwanese customers to continue to place orders for our equipment.

We are dependant on sales growth to achieve profitability.

Sales of our machine vision products are expected to grow when new technologies are adopted in mass production. Our sales should also grow when automated inspection of display products becomes more accepted.

Our sales in the last few years have involved small quantities of inspection systems sold to several companies that are developing new display technologies. Our growth is dependent upon the rate of commercialization and mass production of the following display technologies:

•	E-Paper;

•	Micro ElectroMechanical Systems (MEMS); and

•	Organic Light Emitting Diode (OLED).

However, adoption of new technologies may not occur in the near future.  Further delays in the full production of these new display technologies, or the abandonment of these technologies, would have significant negative consequences to our survival and future growth. If a viable market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our products. We may also be unable to achieve profitability.

In addition, we have begun to sell products for the automated inspection of Liquid Crystal Displays (LCD)-.  When automatic inspection of LCD displays becomes more widespread, we expect our products to become more attractive and the demand for our products to increase. However, automation of LCD inspection has grown slower than previously anticipated, and such growth could continue to be delayed.

Our financial condition may limit our ability to secure and fulfill new sales orders.

Because of our financial position, certain customers and potential customers have expressed concerns regarding our stability and our resulting ability to fill any potential large orders.  We are currently working with a number of large customers who are evaluating our products for use in their manufacture of products using new microdisplay technologies.  We expect that additional sales orders will be placed by these customers within the next six months, but there is no assurance that we will be successful in securing sales orders from these or other potential customers or that we will be able to fill any orders which are placed.

Our future will depend on our ability to develop and successfully introduce new products and product enhancements.

The markets in which we compete are characterized by rapid technological change. If we do not update and enhance our technologies, they will become obsolete. Our continued success will depend in large part upon our ability to develop and successfully introduce new products and product enhancements. We have devoted, and will continue to devote, substantial resources to product development. We cannot guarantee that we will be able to successfully develop, introduce or market new products or enhancements. We are also not certain that our new products or enhancements will meet the requirements of the marketplace or achieve market acceptance. If we are unable to develop and introduce new products or enhancements in a timely manner in response to changing market conditions or customer requirements, the success of our business will be materially and adversely affected. In addition, technological developments have resulted and may continue to result in the obsolescence of components and subassemblies which we hold as inventory.

We may experience difficulties with third parties who supply electrical, electronic and optical components and hardware subassemblies for the compilation of our products.

We rely on third party vendors to supply key components and subassemblies for our products. If those suppliers fail to develop and supply these components in a timely manner or at all, or fail to develop or supply components that meet our quality, quantity or cost requirements, we may become unable to obtain the necessary parts and subassemblies. If such an event occurs, and if we are unable to obtain substitute sources of these components on a timely basis or on terms acceptable to us, we may not be able to assemble our products on schedule or at all. In addition, to the extent that our supply partners use technology or manufacturing processes that are proprietary, we may be unable to obtain comparable components from alternative sources. We may also need to scale back implementation of our business development plans in the absence of needed vendors, which would adversely affect our future prospects. While we have entered into relationships with suppliers of some key components for our products, we do not know when or whether we will secure supply relationships for all required components and subassemblies for our products, or whether such relationships will be on terms that will allow us to achieve our objectives. Our business, prospects, results of operations and financial condition could be harmed if we fail to secure relationships with entities which can supply the required components for our products or if such suppliers suffer shortages of parts.

Failure of our products to pass testing could negatively impact demand for our products.

We may encounter problems and delays during testing of our products for a number of reasons, including:

•	failure of our technology;

•	failure of technology of third parties; and

•	our failure to design, maintain and service our products properly.

Many of these potential problems and delays are beyond our control. Any problem or perceived problem with our product tests could materially harm our reputation and impair market acceptance of, and demand for, our products.

We face competition from manual inspection and from other companies and may be unable to compete successfully.

The markets in which we intend to compete are new and require technological advancement. However, we anticipate that the rate of mass production and automation of inspection of micro-display products will grow and the markets will attract more competition. Presently, most final inspection of small flat panel displays is manual.  Higher resolution, increased brightness, and increased contrast in newer versions of the diplays are stretching human capabilities.  While automated inspection addresses these problems and offers a good return on investment, there can be no assurance that it will be accepted by our customers in place of the manual inspection they are already familiar with.

For optical inspection, our primary competitor is Westar Display Technologies, Inc.  We believe that the principal competitive factors for optical inspection are quality, price, cycle times and features. While we believe we currently compete favorably with respect to the above factors, we cannot guarantee that we will be able to continue to do so or that competition will not have a material adverse effect on our results of operations and financial condition. While we may face competition from additional sources in all aspects of our business, we believe that competition in the optical inspection of small flat panel displays, in particular, may intensify and that companies with substantially greater financial, technical, research and development, manufacturing and marketing resources than us may enter our markets.

We may be unable to secure or enforce patent rights, trademarks, trade secrets or other intellectual property. As a result, we could lose our competitive advantage.

We believe that we currently have a competitive advantage based on the technological superiority of our products. We may not be successful in securing or maintaining proprietary patent protection for our products or technologies that we develop or license. In addition, our competitors may develop products similar to ours using methods and technologies that are beyond the scope of our intellectual property protection, which could reduce our anticipated sales. While some of our products have proprietary patent protection, a challenge to these patents may result in litigation. Prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights can be protracted, expensive and may distract management and other personnel from performing their duties for us. However, failure to do so may diminish our ability to compete effectively and may harm our operating results.

In order to develop and protect our competitive position, we rely upon:

•	patents;

•	trade secrets;

•	procedures related to confidentiality;

•	contractual provisions;

•	unpatented proprietary know-how; and

•	continuing technological innovation.

Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach. We cannot assure you that others will not independently develop substantially equivalent proprietary technology and techniques or otherwise gain access to our trade secrets and technology. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

If we are unable to secure or enforce patent rights, trademarks, trade secrets or other intellectual property, the success of our business could be materially adversely affected. In addition, there is no guarantee that foreign intellectual property laws will protect our patents and other intellectual property rights to the same extent as the laws of the United States.

Third parties may also claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly involved in infringement claims as litigation concerning patents, other forms of intellectual property and proprietary technology is becoming more widespread. Any claim, whether meritorious or not, could be time consuming and result in costly litigation, operational delays and distraction of management. If we are found to have infringed on the intellectual property of others, our products could be removed from the market, or we could suffer a substantial delay in, or prevention of, the introduction of new products to the market. Any of these factors could have a material adverse effect on our business.

Our business depends on retaining and attracting highly capable management and operating personnel.

Our continued success depends in large part on certain key management and technical personnel, the loss of one or more of whom could adversely affect our future. In particular, we rely upon the services and expertise of:

•	our CEO, Charles J. Drake;

•	our President, Mark R. Doede;

•	our Chief Technical Officer, Andrew Blowers; and

•	our product development and engineering staff.

If any of them were to become unavailable to work for us, our financial condition, operating results and future prospects for success would be adversely affected.

Our growth strategy will require the following:

•	expanded customer services and support;

•	increased personnel throughout the Company;

•	expanded operational and financial systems; and

•	implementation of additional control procedures.

To retain and attract key personnel, we use various measures, including employment agreements, a stock incentive plan and incentive bonuses for key employees. We believe that our future success will depend significantly upon our ability to attract, retain and motivate skilled technical, sales and management employees. However, we cannot guarantee that we will be able to attract and retain qualified personnel.

We may be unable to manage rapid growth effectively.

When automated inspection of display products becomes more widespread, as is anticipated, we expect to expand our production capabilities, accelerate the marketing of our products and enter a period of rapid growth. This will place a significant strain on our senior management team and our financial and other resources. The proposed expansion will expose us to increased competition, greater overhead, marketing and support costs and other risks associated with the development and production of technologically advanced new products. Our ability to manage our rapid growth effectively will require us to do the following:

•	continue to improve our operations;

•	improve our financial and management information systems; and

•	train, motivate and manage our employees.

Difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid expansion could harm our business, prospects, results of operations and financial condition.

All of our operations are consolidated in a single location and we are susceptible to business interruption in the event of damage to or disruptions in our facility.

Our headquarters and all of our employees are located in the same building in Wixom, Michigan. We have no present plans to establish any offices in addition to our headquarters. Because our operations are consolidated in one location, we are more susceptible to power and equipment failures and business interruptions in the event of fires, floods and other natural disasters than if we had multiple office locations. We cannot assure you that we are adequately insured to cover the amount of any losses relating to any of these potential events, business interruptions resulting from damage to or destruction of our headquarters or other events affecting us that do not occur on our premises.

Our principal shareholders have substantial control over our affairs.

Our directors and executive officers, together with our other principal shareholders, own or control approximately 54%of our outstanding common stock as of the date of this prospectus. These shareholders are able to exert substantial influence over all matters submitted to a vote of the shareholders, including the election and removal of directors, amendments to our articles of incorporation and by-laws, and the approval of a merger, consolidation or sale of all or substantially all of our assets. In addition, this concentration of ownership could inhibit the management of our business and affairs and have the effect of delaying, deferring or preventing a change in control or impeding a merger, consolidation, takeover or other business combination which you, as a shareholder, may view favorably.

Product liability or defects could negatively impact our operations and demand for our products.

Any liability we incur for damages resulting from malfunctions or design defects of our products could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects. In addition, a publicized actual or perceived problem could adversely affect the market’s perception of our products resulting in a decline in demand for our products. Such an event could divert the attention of our management, which may materially and adversely affect our business, financial condition, results of operations and prospects.

Our common stock price has been and could remain volatile because of several factors, including a limited public float.

The market price of our common stock has historically experienced and may continue to experience significant volatility. During the year ended December 31, 2010, the sale price of our common stock fluctuated from $0.02 to $0.13 per share. We believe that our common stock is subject to wide price fluctuations because of several factors, including the following:

•	absence of meaningful earnings;

•	relatively thin trading market for our common stock, which causes trades of small blocks of stock to have a significant impact on our stock price;

•	announcements by us or our competitors of new products, significant contracts, acquisitions or strategic relationships;

•	general volatility in recent years of the stock markets, especially the markets for technology-related stocks; and

•	investor sentiment regarding equity markets generally, including public perception of corporate ethics and governance and the accuracy and transparency of financial reporting.

This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock.

If our shareholders sell a large number of shares of common stock or if we issue a large number of shares in connection with future acquisitions or financings, the market price of our common stock could decline significantly. Further, the perception in the public market that our shareholders might sell a large number of shares of common stock could cause a decline in the market price of our common stock. In addition, we may become subject to securities class action litigation as a result of volatility in the price of our common stock, which could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

The terms of our agreements related to issued common stock, notes and warrants may restrict our operations and future financing arrangements.

Certain of our debt and equity securities contain restrictive covenants that impose certain limitations on our activities, including, among other things, the manner in which we effectufate financings, the amount of equity we grant to our employees, our ability to engage in major transactions such as mergers and asset sales.  These covenants may limit our ability to respond to changing business and economic conditions and needs. As a result, we may be hindered from engaging in transactions that might be considered important to our business strategy or otherwise beneficial to us.

In the event that we obtain additional capital, existing shareholders could face significant dilution from our financing efforts depending on the terms.

For the last several years, we have financed our operations through the sale of our securities and by borrowing money. These transactions have resulted in the dilution of ownership interests held by existing shareholders.  We expect to raise additional capital through public or private financing. We could issue debt securities, capital stock or a combination of these securities. If we raise additional funds through the sale of equity or convertible debt securities, your ownership percentage of our common stock will be reduced, and the reduction could be significant. In addition, these transactions may dilute the value of our common stock. We may also have to issue securities that have rights, preferences and privileges superior to our common stock.

We could be subject to legal action by the investors and by state and federal securities regulators if we have failed to comply with all applicable laws in connection with our private placement transactions.

We have offered and sold securities in private placements in reliance upon exemptions from the registration requirements of the Commission and state agencies. These exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements of any of the exemptive provisions, investors might have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek rescission or prevail in any suit, we could face severe financial demands that could materially and adversely affect our financial position. Further, the Commission and state agencies could take action against us that could, among other things, divert management’s attention from the operation of our business, cause us to pay fines and penalties and cause us to have to repay investors their original investment.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

Some of the information contained in this prospectus and the documents incorporated by reference into this prospectus may contain “forward-looking statements”, as defined in Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to events or transactions that have not yet occurred, our expectations or estimates for our future operations, objectives, growth strategies, business plans or other facts that have not yet occurred. These statements can be identified by the use of forward-looking terminology such as “might,” “may,” “will,” “could,” “expect,” “anticipate,” “estimate,” “likely,” “believe,” or “continue” or the negative of those words, or other variations or comparable terminology. You should understand that these forward-looking statements are necessarily estimates reflecting our judgment, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

The following important factors, in addition to those discussed in “Risk Factors” and other unforeseen events or circumstances, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	our ability to develop commercially viable products;

•	our ability to control costs;

•	the development of viable markets for our products;

•	development of our sales force;

•	successful adoption of our products and services;

•	managerial execution;

•	employee retention;

•	our ability to protect our intellectual property;

•	competition;

•	release of new and upgraded products and services by us or our competitors;

•	changes within our industries;

•	our possible future need for additional capital;

•	changes in accounting policies or practices;

•	legal and regulatory issues; and

•	general economic conditions.

Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will receive no part of the proceeds from dispositions of the shares covered by this prospectus. This prospectus relates to shares of our common stock underlying outstanding warrants and convertible notes and there can be no assurance that any of the outstanding warrants or convertible notes will be exercised or converted.  If all of the outstanding warrants are exercised for cash, we may receive proceeds of up to approximately $380,600.50. Any such proceeds we receive will be used for working capital purposes and reduction of our outstanding debt. We have agreed to pay the expenses in connection with the registration of these shares, but all selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.

SELLING SHAREHOLDERS

The following table sets forth certain information known to us with respect to each selling shareholder’s beneficial ownership of our common stock as of November 30, 2010. This information includes the number of shares beneficially owned prior to the disposition of any shares covered by this prospectus, the number of shares each selling shareholder may dispose of pursuant to this prospectus and the number of shares which each would own beneficially if all the shares covered hereby are sold. The number of shares in the column labeled “Number of Shares Being Offered” represents all of the shares that each selling shareholder may dispose of pursuant to this prospectus. The table assumes that the selling shareholders will dispose of all of the shares covered hereby, although registration of the shares of common stock in this prospectus on their behalf does not obligate any of them to offer or sell such shares. We are unable to determine the exact number of shares that will actually be disposed. We do not know how long the selling shareholders will hold the shares before disposing of them and we currently have no agreements, arrangements or understandings with any of the selling shareholders regarding the sale of any of the shares. We agreed to keep this prospectus effective until either the date when their shares may be resold without registration and without regard to any limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or all of their shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect, whichever is earlier.

The information in the following table reflects the most recent information furnished to us by each of the identified selling shareholders. The numbers contained in the table may change because of stock splits, stock dividends or similar events involving our common stock; as a result of anti-dilution provisions contained in the warrants and convertible notes; common stock resulting from exercise of warrants or conversion of notes; or due to dispositions of shares of our common stock.

7,000,000 of the shares of common stock that are being registered under this Form S-1 are from shares exercisable under warrants issued pursuant to the Waiver and Amendment Agreement dated September 15, 2008 with the parties of a certain Securities Purchase Agreement dated April 12, 2005 (the “2005 Agreement”).  Pursuant to the Waiver and Amendment Agreement, in addition to the issuance of warrants, we amended the warrants previously issued under the 2005 Agreement by reducing the exercise price to $0.001 per share, and deleting a provision therein that restricted equity sales by us.  The parties also amended the 2005 Agreement so as to modify certain rights of first refusal on future equity issuances by us and to delete a “most favored nations” clause that gave certain parties the right to exchange their securities for securities issued by us having more favorable terms.

The remaining shares of common stock that are being registered under this Form S-1 are shares exercisable and convertible under certain warrants and convertible notes issued by us under the Fifth Amended and Restated Note and Warrant Purchase Agreement dated March 12, 2008.  Except as described in the notes to the following table, none of the following shareholders have held any position, office or other material relationship with us or our affiliates or predecessors during the past three years.

Name of Shareholder	Number of Shares Owned Prior to Offering (1)	Number of Shares Being Offered	Number of Shares Owned After Offering (2)	Percentage of Shares Owned After Offering (2)
Special Situations Technology Fund, L.P. (3)	309,325	204,325	105,000	*
Special Situations Technology Fund II, L.P. (3)	1,900,135	1,255,135	645,000	1.1%
Special Situations Cayman Fund, L.P. (3)	1,031,081	681,081	350,000	%
Special Situations Private Equity Fund, L.P. (3)	2,209,459	1,459,459	750,000	1.3%
Bonanza Master Fund Ltd. (4)	7,995,600	3,000,000	4,995,600	8.8%
SRB Greenway Opportunity Fund, L.P. (5) (6)	111,598	42,600	68,998	*
SRB Greenway Opportunity Fund (QP), L.P. (5) (6)	630,902	332,400	298,502	*

Name of Shareholder	Number of Shares Owned Prior to Offering (1)	Number of Shares Being Offered	Number of Shares Owned After Offering (2)	Percentage of Shares Owned After Offering (2)
Kircher Family Trust dtd 03/24/04 (7)	49,500	25,000	24,500	*
John N. Hunter, Industrial Boxboard Corporation Profit Sharing Plan and Trust (8)	19,283,310	5,930,615	13,352,695	23.64%
John R. Kiely, III (9)	2,975,441	156,281	2,819,160	4.99%
John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007 (9)	3,983,522	2,626,405	1,357,117	2.40%
John R. Kiely, III, Trustee, John R. and Margaret Lee Kiely Revocable Trust (9)	5,543,389	2,454,170	3,089,219	5.47%
Maria P. Kiely, IRA (10)	219,081	56,500	162,581	*
Michael H. Kiely (11)	7,121,344	1,281,952	5,839,392	10.34%
Michael H. Kiely, IRA (11)	260,876	56,500	204,376	*
Max Coon (12)	1,541,037	503,452	1,037,585	1.84%
Charlevoix Drive Properties LLC (13)	1,337,737	746,575	591,162	1.05%

*	Less than 1%.
(1)
Assumes the exercise and conversion in full of the warrants and convertible notes relating to the shares of common stock to which this prospectus relates and the waiver of any disclaimers of beneficial ownership of any shares of our common stock as provided for in the warrants and convertible notes.

(2)
Assumes the sale of all of the shares of common stock offered by each selling shareholder. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

(3)
AWM Investment Company, Inc. (“AWM”) is the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Technology Fund, L.P., the Special Situations Technology Fund II, L.P. and the Special Situations Private Equity Fund, L.P.  Austin W. Marxe and David M. Greenhouse are the principal owners of AWM.  Through their control of AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(4)	Bernay Box is the managing partner of Bonanza Master Fund Ltd and possesses sole voting and dispositive power over the shares offered.
(5)
The shares being offered are pursuant to warrants originally issued to SRB Greenway Capital, L.P., SRB Greenway Offshore Operating Fund, L.P. and SRB Greenway Capital (QP), L.P.  The warrants issued to SRB Greenway Capital L.P. were transferred to SRB Greenway Opportunity Fund, L.P.  The warrants issued to SRB Greenway Offshore Operating Fund, L.P. and SRB Greenway Capital (QP), L.P. were transferred to SRB Greenway Opportunity Fund (QP), L.P.

(6)
BC Advisors, LLC (“BCA”) is the general partner of SRB Management, L.P. (“SRB Management”).  SRB Management is the general partner of SRB Greenway Opportunity Fund, L.P. and SRB Greenway Opportunity Fund (QP), L.P. Steven R. Becker is the sole principal of BCA.  Through his control of BCA, Mr. Becker possesses sole voting and investment control over the portfolio securities of each of the funds listed above.

(7)	Stephen C. Kircher possesses sole voting and dispositive powers over the shares offered.
(8)
John N. Hunter and his wife J.A. Hunter are the sole trustees of the Industrial Boxboard Corporation Profit Sharing Plan and Trust and possess sole voting and dispositive power over the shares offered.

(9)
John R. Kiely, III is the sole trustee for the John R. Kiely, III Trust dated May 22, 2007 and the John R. and Margaret Lee Kiely Revocable Trust and possesses sole voting and dispositive power over the shares offered by the trusts and those held in his name.

(10)	Maria Kiely possesses sole voting and dispositive power over the shares offered.
(11)	Michael H. Kiely possesses sole voting and dispositive power over the shares offered.
(12)
Mr. Coon is a Director, Secretary and Vice Chairman of our Board of Directors, and is the Principal Member of Charlevoix Drive Properties, LLC.  Mr. Coon possesses sole voting and dispositive power over the shares offered.

(13)
The shares being offered are pursuant to a note and warrant originally issued to Maxco, Inc., a company in which Max Coon is the President and Chairman of the Board of Directors.  The note and warrant were transferred to Charlevoix Drive Properties LLC.  Charlevoix Drive Properties LLC is a company for which Max Coon is the Principal Member.  We anticipate that Mr. Coon will have authority regarding the voting and dispositive powers over the shares offered.

Dollar Value of Securities Underlying Convertible Notes Registered for Resale

The market price per share of our common stock on September 15, 2008, the date of issuance of the convertible notes whose underlying shares are being registered herein, was $0.43. Using this share price, the total value of the shares of common stock underlying the convertible notes being registered for resale hereunder (12,318,048 shares) is $5,296,761.

Payments Made or Payable in Connection with the Transaction to Selling Stockholders and their Affiliates

The following table discloses the dollar amount of each payment (including the value of any payments to be made in common stock) in connection with the transaction that we have made or may be required to make to any selling stockholder, any affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the transaction (including any interest payments, liquidated damages, payments made to “finders” or “placement agents,” and any other payments or potential payments).

Payments to placement agents or finders		$0

Payments under Securities Purchase Agreement dated April 12, 2005

Liquidated damages for failure to deliver legend free certificates		*
Reimbursement of legal expenses		*
Indemnification of selling shareholders		*
Legal fees of Bonanza Master Fund		$20,000

Payments under Waiver and Amendment Agreement dated September 15, 2008		$0

Payments under Registration Rights Agreement dated September 15, 2008
Liquidated damages for registration default (1)		$42,636
Indemnification of selling shareholders		*
Registration expenses		*

Payments under Warrants dated September 15, 2008
Failure to deliver warrants on a timely basis		*

Payments under the 5th Amended and Restated Note and Warrant Purchase Agreement dated March 12, 2008 (2)

Total interest payments on Class 3 notes (3)		$850,108
Interest payments on Class 3 notes 9/15/2008 through 12/31/2008	$147,006
Interest payments on Class 3 Notes for 2009	$288,805
Interest payments on Class 3 notes for 2010	$414,297
Total interest payments on Class 2 notes (4)		$580,043
Warrants earned by Class 2 notes (5)		$199,360
Default interest payments on Class 3 notes included in total above	$42,331
Default interest payments on Class 2 notes included in total above	$28,904
Remedies upon default		*
Registration expenses		*
Indemnification to selling shareholders		*
Payment to Noteholders’ for their due diligence expenses		$30,000
Agent for Noteholders		*

	TOTAL	$1,726,424

*  Although no payment has been made, we may be required to make a payment in the future upon the occurrence of certain events and are not able to estimate at this time if any such payment will be payable, or, if payable, what such amount would be.  The disclosure below describes these potential payments.

(1)  This agreement requires us to register the shares underlying the warrants issued under the waiver agreement to certain of the selling shareholders.  This agreement required us to effect such registration on or before January 13, 2009.  In the event that we do not effect such registration on a timely basis, we are required to pay liquidated damages of approximately 0.5% of the market price (calculated in accordance with the agreement) of the shares to be registered for each 30-day period during which we have failed to complete such registration (pro rated for any period of less than 30 days), subject to a maximum of 5% of such market price.  As of December 10, 2010, we were liable for liquidated damages under the agreement in an amount equal to $42,636 based on the market price of the common stock as of such date.
(2)  Does not include $3,010,807 of principal due selling shareholders immediately, $125,000 of principal due to selling shareholders on March 31, 2011, and $125,000 of principle due to selling shareholders on January 31, 2011 for Class 2 notes; or $4,244,755 of principal due selling shareholders immediately and $85,000 of principal due selling shareholders on July 1, 2011 for Class 3 Notes.
(3)  Does not include $68,464 of interest paid to selling shareholders prior to 9/15/2008 for Class 3 notes previously registered.
(4)  Does not include interest on Class 2 notes paid with Class 3 notes on 9/15/2008 that are being registered in this prospectus.
(5)  Does not include warrants earned but not yet issued or warrants that may be earned in the future.

Potential Payments under the Securities Purchase Agreement dated April 12, 2005

1. This agreement provides that we are required to issue certificates representing the warrants and their underlying shares without a restrictive legend upon the happening of certain events.  If we fail to remove timely such legend on a certificate as required under this agreement, then we may be required to pay, as partial liquidated damages, $10 per trading day (and $20 per trading day after seven trading days) for every $1,000 of the shares underlying such certificate until an unlegended certificate is delivered.

2.  We have agreed to indemnify certain selling shareholders for any losses they incur as a result of any breach by us under our transaction agreements or as a result of any action instituted against them by other shareholders regarding our transaction with the selling shareholders.

Potential Payments under the Registration Rights Agreement dated September 15, 2008

1.  We have agreed to indemnify certain selling shareholders for any losses they incur as a result of any material inaccuracies or omissions in our registration statement under which their securities are registered.

2.  We agreed to pay for all reasonable expenses, other than (i) underwriting discounts and commissions and (ii) fees and expenses of counsel and other advisors to certain selling shareholders, incurred in connection with the registration, such as all registration, filing and qualification fees, printers’ and accounting fees, and the fees and disbursements of our attorneys.

Potential Payments under the Warrants dated September 15, 2008

1.  If a warrant holder exercises their warrants and does not timely receive certificates representing the warrant shares and such warrant holder purchases shares of our common stock in order to make delivery on a sale effected in anticipation of receiving the warrant shares, then such warrant holder has the right to receive from us the amount paid for such shares of common stock (together with any related costs) in excess of the aggregate exercise price for the warrant shares that were not timely delivered.

Potential Payments under the 5th Amended and Restated Note and Warrant Purchase Agreement

1.  Our Class 2 notes issued under this agreement accrue interest at the rate of either 10% or 12% per annum.  Those notes that accrue interest at 10% also accrue a specified number of warrants per dollar of outstanding principal per year.  The strike price for warrants issuable under a Class 2 note and the number of warrants earned per dollar of outstanding principal per year is determined as of the date of issuance of such Class 2 note.

2.  We granted our Class 2 warrant holders and Class 3 note holders piggy back registration rights and agreed to pay for the costs and expenses of such registration, including the fees and expenses of our attorneys and accountants; our costs, fees and expenses incident to the registration.

3. We have agreed to indemnify certain selling shareholders for any losses they incur as a result of any material inaccuracy or omission in our registration statement under which their securities are registered.

4. We agreed to pay the Note holders’ due diligence and certain other out of pocket expenses of up to $30,000.

5. We are required to pay for the reasonable fees and expenses of the party appointed as the administrative agent for the note holders, however, we have yet to be charged any such fees or expenses and we do not anticipate such fees or expenses (if any) to be material.

The net proceeds we received from the sale of the convertible notes was $3,079,512.  The total possible payments to all selling shareholders holding the convertible notes and any of their affiliates in the first year following the sale of the convertible notes is $381,113, all interest, that will be paid on the Class 2 and Class 3 notes held by the selling shareholders.

Profits on Conversion of Convertible Notes

The following table shows the total possible profit that the selling shareholders could realize as a result of the conversion discount for the securities underlying the convertible notes issued in connection with the Fifth Amended and Restated Note and Warrant Purchase Agreement.  The "Market Price per Share of Common Stock on Closing Date" is based on the closing price of our common stock as reported on the OTC Bulletin Board on September 15, 2008, the date of the sale of the convertible notes.

	Market Price per Share of Common Stock on Closing Date	Conversion Price of Convertible Notes (1)	Total Shares Underlying Convertible Notes (1)	Combined Market Price of Shares Underlying Convertible Notes	Combined Conversion Price of Shares Underlying Convertible Notes	Total Possible Discount to Market Price
John N. Hunter, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$0.43	$0.25	5,237,484	$2,252,118	$1,309,371	$942,747
John R. Kiely, III	$0.43	$0.25	-	-	-	-
John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007	$0.43	$0.25	2,434,672	1,046,909	608,668	438,241
John R. Kiely, III, Trustee, John R. and Margaret Lee Kiely Revocable Trust	$0.43	$0.25	2,206,392	948,749	551,598	397,151
Maria P. Kiely, IRA	$0.43	$0.25	56,500	24,295	14,125	10,170
Michael H. Kiely	$0.43	$0.25	1,281,952	551,239	320,488	230,751
Michael H. Kiely, IRA	$0.43	$0.25	56,500	24,295	14,125	10,170
Max Coon	$0.43	$0.25	503,452	216,484	125,863	90,621
Charlevoix Drive Properties LLC	$0.43	$0.25	541,096	232,671	135,274	97,397
			12,318,048	$5,296,760	$3,079,512	$2,217,248

(1) If certain changes occur to our capitalization, such as a stock split, stock dividend or similar event, then the conversion price and the number of shares issuable upon conversion of the convertible notes will be adjusted appropriately.

Profits on Exercise of Warrants, Options, Notes or Other Securities

The following table shows the total possible profit that the selling shareholders could realize as a result of any conversion discounts for securities underlying any other warrants, options, notes or other securities that are held by the selling shareholders or any of their affiliates. The "Market Price per Share of Common Stock on Closing Date" is based on the closing price of our common stock as reported on the OTC Bulletin Board on the date of sale of such security.

	Total possible profit the selling shareholders could realize as a result of the conversion discount for the securities underlying the warrants.
	Market Price per Share of Common Stock on Closing Date	Exercise Price of Warrants (1)	Total Shares Underlying Warrants (1)	Combined Market Price of Shares Underlying Warrants	Combined Exercise Price of Shares Underlying Warrants	Total Possible Discount to Market Price
Special Situations Technology Fund, L.P.	$0.43	$0.001	204,325	$87,860	$204	$87,655
Special Situations Technology Fund II, L.P.	$0.43	$0.001	1,255,135	539,708	1,255	538,453
Special Situations Cayman Fund, L.P.	$0.43	$0.001	681,081	292,865	681	292,184
Special Situations Private Equity Fund, L.P.	$0.43	$0.001	1,459,459	627,567	1,459	626,108
Bonanza Master Fund Ltd.	$0.43	$0.001	3,000,000	1,290,000	3,000	1,287,000
SRB Greenway Capital, L.P.	$0.43	$0.001	42,600	18,318	43	18,275
SRB Greenway Offshore Operating Fund, L.P.	$0.43	$0.001	27,250	11,718	27	11,690
SRB Greenway Capital (QP), L.P.	$0.43	$0.001	305,150	131,215	305	130,909
Kircher Family Trust dtd 03/24/04	$0.43	$0.001	25,000	10,750	25	10,725
John N. Hunter, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$0.43	$0.25	693,131	298,046	173,283	124,764
John R. Kiely, III	$0.23	$0.25	156,281	35,945	39,070	(3,126)
John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007	$0.16	$0.25	191,733	30,677	47,933	(17,256)
John R. Kiely, III, Trustee, John R. and Margaret Lee Kiely Revocable Trust	$0.23	$0.25	67,730	15,578	16,933	(1,355)
John R. Kiely, III, Trustee, John R. and Margaret Lee Kiely Revocable Trust	$0.16	$0.25	180,048	28,808	45,012	(16,204)
Charlevoix Drive Properties LLC	$0.43	$0.25	205,479	88,356	51,370	36,986
			8,494,402	$3,507,410	$1,184,920	$3,126,809

 (1) If certain changes occur to our capitalization, such as a stock split, stock dividend or similar event, then the exercise price and the number of shares issuable upon exercise of the warrants will be adjusted appropriately.

Comparison of Company Proceeds from the Private Investment to Potential Investor Profit

Gross Proceeds from the sale of convertible notes	$3,079,512
Payments made or required to be made to selling shareholders and their affiliates (1)	$1,726,424
Resulting Net Proceeds from the sale of convertible notes	$1,353,088
Total possible discount to market price of stock registered hereunder	$5,344,057

(1)  As indicated in the preceding table, this amount is with respect to payments previously made to selling shareholders and their affiliates and payments that can be estimated.  We are unable at this time to estimate the amount of certain contingent payments that may arise in the future.

As a percentage, the total amount of all possible payments (as disclosed above) plus the total possible discount to the market price of shares underlying the convertible notes (as disclosed above) divided by the net proceeds to us from the sale of the convertible notes is 291%.  The annualized return over the 21.5 month term of the convertible notes is 163%.

Prior Securities Transactions with the Selling Shareholders, their Affiliates, or any Person with whom any Selling Shareholder has a Contractual Relationship regarding their Transaction.

The following table shows the prior securities transactions between us (or any of our predecessors) and the selling shareholders, any affiliates of the selling shareholders, or any person with whom any selling shareholder has a contractual relationship regarding the transaction (or any predecessors of those persons). The "Current Market Price per Share" is based on the closing price of our common stock as reported on the OTC Bulletin Board on December 31, 2010.

	Date of Transaction	Number of Shares of Common Stock Outstanding Prior to Transaction	Number of Shares of Common Stock Outstanding Prior to Transaction Held by Others (1)	Number of Shares of Common Stock Issued or Issuable in Transaction	Percentage of Total Outstanding and Issued Common Shares Held by Others Issued in Transaction	Market Price per Share Immediately Prior to Transaction	Current Market Price per Share
Maxco, Inc. (2)	10/10/1996	8,852,401	5,648,057	33,000	0.6%	6.62	0.026
Maxco, Inc. (2)(6)	7/15/1997	8,852,401	5,355,181	150,000	2.8%	5.27	0.026
Industrial Boxboard Profit Sharing (3)(6)	7/15/1997	8,852,401	5,355,181	50,000	0.9%	5.27	0.026
Maxco, Inc. (2)(6)	3/29/2001	9,029,901	6,210,177	240,000	3.9%	0.25	0.026
John N. Hunter, IRA (3)(6)	7/18/2001	9,029,901	6,210,177	150,000	2.4%	0.15	0.026
Industrial Boxboard Corporation (3)(6)	7/18/2001	9,029,901	6,210,177	150,000	2.4%	0.15	0.026
Industrial Boxboard Profit Sharing (3)(6)	7/18/2001	9,029,901	6,210,177	150,000	2.4%	0.15	0.026
John R. Kiely, III (4)(6)	7/18/2001	9,029,901	6,210,177	150,000	2.4%	0.15	0.026
Max Coon (2)(5)(6)	8/15/2001	9,029,901	6,136,877	150,000	2.4%	0.28	0.026
Industrial Boxboard Profit Sharing (3)(6)	1/24/2002	9,429,901	6,126,877	300,000	4.9%	0.25	0.026
John R. Kiely, III (4)(6)	2/4/2002	9,429,901	6,126,877	75,000	1.2%	0.24	0.026
Max Coon (6)	4/15/2002	9,429,901	6,126,877	120,000	2.0%	0.24	0.026
John R. Kiely, III, Trustee, John R. and Margaret Lee Kiely Revocable Trust (4)(6)	5/13/2002	9,429,901	6,126,877	50,000	0.8%	0.41	0.026
Industrial Boxboard Profit Sharing (3)(6)	12/11/2002	9,429,901	6,119,956	74,100	1.2%	0.10	0.026
John R. Kiely, III, Trustee, John R. and Margaret Lee Kiely Revocable Trust (4)(6)	12/13/2002	9,429,901	6,119,956	42,603	0.7%	0.09	0.026
John R. Kiely, III (4)(6)	12/13/2002	9,429,901	6,119,956	22,740	0.4%	0.09	0.026
John R. Kiely, III (4)(6)	2/27/2003	9,429,901	6,088,256	600,000	9.9%	0.17	0.026
Michael Kiely (6)	5/6/2003	9,429,901	6,088,531	100,000	1.6%	0.15	0.026
John R. Kiely, III, Trustee, John R. and Margaret Lee Kiely Revocable Trust (4)(6)	7/7/2003	9,429,901	6,088,256	7,479	0.1%	0.17	0.026
John R. Kiely, III (4)(6)	7/15/2003	9,429,901	6,088,256	600,000	9.9%	0.31	0.026
John R. Kiely, III, Trustee, John R. and Margaret Lee Kiely Revocable Trust (4)(6)	7/15/2003	9,429,901	6,088,256	300,000	4.9%	0.31	0.026

John R. Kiely, III (4)(6)	7/30/2003	9,429,901	6,088,256	120,000	2.0%	0.30	0.026
John R. Kiely, III, Trustee, John R. and Margaret Lee Kiely Revocable Trust (4)(6)	7/30/2003	9,429,901	6,088,256	280,000	4.6%	0.30	0.026
Industrial Boxboard Profit Sharing (3(6))	8/28/2003	9,429,901	6,088,256	480,000	7.9%	0.23	0.026
Industrial Boxboard Profit Sharing (3)(6)	9/29/2003	9,429,901	6,088,256	785,000	12.9%	0.25	0.026
John R. Kiely, III (4)(6)	9/29/2003	9,429,901	6,088,256	225,000	3.7%	0.25	0.026
Michael Kiely (7)	3/15/2004	11,898,901	5,849,631	75,609	1.3%	1.65	0.026
John R. Kiely, III (4)(8)	3/15/2004	11,898,901	5,849,631	600,000	10.3%	1.65	0.026
John R. Kiely, III, Trustee, John R. and Margaret Lee Kiely Revocable Trust (4)(8)	3/15/2004	12,778,901	6,729,631	280,000	4.2%	1.65	0.026
Maria Kiely IRA (7)	4/12/2004	13,223,901	7,042,631	45,934	0.7%	2.50	0.026
Michael Kiely IRA (7)	4/12/2004	13,223,901	7,042,631	45,934	0.7%	2.50	0.026
Michael Kiely & Yung Kwang (7)	4/14/2004	13,223,901	7,042,631	20,325	0.3%	2.50	0.026
Michael Kiely & Inmay (7)	4/14/2004	13,223,901	7,042,631	20,325	0.3%	2.29	0.026
Michael Kiely & Kotun (7)	4/14/2004	13,223,901	7,042,631	20,325	0.3%	2.29	0.026
Michael Kiely (7)	4/16/2004	13,223,901	7,042,631	17,886	0.3%	2.26	0.026
Industrial Boxboard Profit Sharing (3)(7)	5/6/2004	13,258,901	7,092,631	112,352	1.6%	2.20	0.026
Industrial Boxboard Corporation (3)(7)	5/6/2004	13,258,901	7,092,631	33,846	0.5%	2.20	0.026
John N. Hunter, IRA (3)(7)	5/6/2004	13,258,901	7,092,631	33,846	0.5%	2.20	0.026
John R. Kiely, III (4)(7)	5/6/2004	13,258,901	7,092,631	88,427	1.2%	2.20	0.026
Michael Kiely (7)	5/6/2004	13,258,901	7,092,631	2,213	0.0%	2.20	0.026
John R. Kiely, III, Trustee, John R. and Margaret Lee Kiely Revocable Trust (4)(7)	5/6/2004	13,258,901	7,092,631	73,638	1.0%	2.20	0.026
Maxco, Inc. (2)(7)	5/6/2004	13,258,901	7,092,631	127,578	1.8%	2.20	0.026
Max Coon (2)(5)(7)	5/6/2004	13,258,901	7,092,631	56,388	0.8%	2.20	0.026
Max Coon (2)(5)(8)	6/22/2004	14,081,901	7,905,631	330,737	4.2%	1.75	0.026
Max Coon (2)(5)(7)	6/22/2004	14,081,901	7,905,631	2,416	0.0%	1.75	0.026
Industrial Boxboard Profit Sharing (3)(6)	12/1/2004	14,877,638	8,313.215	10,397	0.1%	1.45	0.026
Bonanza Master Fund LTD. (6)	4/12/2005	14,877,638	8,313.215	1,250,000	15.0%	1.63	0.026
Kircher Family Trust (6)	4/12/2005	14,877,638	8,313.215	25,000	0.3%	1.63	0.026
Special Situations Technology Fund II, L.P. (6)	4/12/2005	14,877,638	8,313.215	645,000	7.8%	1.63	0.026
Special Situations Technology Fund, L.P. (6)	4/12/2005	14,877,638	8,313.215	105,000	1.3%	1.63	0.026
Special Situations Cayman Fund, L.P. (6)	4/12/2005	14,877,638	8,313.215	350,000	4.2%	1.63	0.026
Special Situations Private Equity Fund, L.P. (6)	4/12/2005	14,877,638	8,313.215	750,000	9.0%	1.63	0.026
SRB Greenway Capital, L.P. (6)	4/12/2005	14,877,638	8,313.215	42,600	0.5%	1.63	0.026

SRB Greenway Offshore Operating Fund, L.P. (6)	4/12/2005	14,877,638	8,313.215	27,250	0.3%	1.63	0.026
SRB Greenway Capital (QP), L.P. (6)	4/12/2005	14,877,638	8,313.215	305,150	3.7%	1.63	0.026
Maxco, Inc. (2)(8)	4/13/2005	22,084,076	10,043,317	127,578	1.3%	1.63	0.026
Industrial Boxboard Profit Sharing (3)(8)	4/13/2005	22,084,076	10,043,317	2,292,272	22.8%	1.63	0.026
Industrial Boxboard Corporation (3)(8)	4/13/2005	22,084,076	10,043,317	183,846	1.8%	1.63	0.026
John N. Hunter, IRA (3)(8)	4/13/2005	22,084,076	10,043,317	183,846	1.8%	1.63	0.026
John R. Kiely, III (4)(8)	4/13/2005	22,084,076	10,043,317	1,594,888	15.9%	1.63	0.026
Michael Kiely (8)	4/13/2005	22,084,076	10,043,317	102,213	1.0%	1.63	0.026
John R. Kiely, III, Trustee, John R. and Margaret Lee Kiely Revocable Trust (4)(8)	4/13/2005	22,084,076	10,043,317	991,693	9.9%	1.63	0.026
Maxco, Inc.	4/20/2005	22,084,076	9,808,803	42,000	0.4%	1.65	0.026
Bonanza Master Fund LTD. (9)	5/27/2005	22,459,409	10,135,472	2,500,000	24.7%	1.48	0.026
Kircher Family Trust (10)	5/27/2005	22,459,409	10,135,472	50,000	0.5%	1.48	0.026
SRB Greenway Capital, L.P. (11)	5/27/2005	22,459,409	10,135,472	85,200	0.8%	1.48	0.026
SRB Greenway Offshore Operating Fund, L.P. (13)	5/27/2005	22,459,409	10,135,472	54,500	0.5%	1.48	0.026
SRB Greenway Capital (QP), L.P. (12)	5/27/2005	22,459,409	10,135,472	610,300	6.0%	1.48	0.026
Special Situations Technology Fund II, L.P. (17)	5/27/2005	22,459,409	10,135,472	1,290,000	12.7%	1.48	0.026
Special Situations Technology Fund, L.P. (16)	5/27/2005	22,459,409	10,135,472	210,000	2.1%	1.48	0.026
Special Situations Cayman Fund, L.P. (14)	5/27/2005	22,459,409	10,135,472	700,000	6.9%	1.48	0.026
Special Situations Private Equity Fund, L.P. (15)	5/27/2005	22,459,409	10,135,472	1,500,000	14.8%	1.48	0.026
John R. Kiely, III (4)(6)	7/30/2007	29,566,409	10,154,346	156,281	1.5%	0.49	0.026
John R. Kiely, III, Trustee, John R. and Margaret Lee Kiely Revocable Trust (4)(6)	7/30/2007	29,566,409	10,154,346	67,730	0.7%	0.49	0.026
John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007 (4)(6)	1/2/2008	29,566,409	10,127,346	191,733	1.9%	0.07	0.026
John R. Kiely, III, Trustee, John R. and Margaret Lee Kiely Revocable Trust (4)(6)	1/2/2008	29,566,409	10,127,346	180,048	1.8%	0.07	0.026
Michael Kiely (7)	1/8/2008	29,566,409	10,127,346	796,755	7.9%	0.09	0.026

(1) “Shares Held by Others” does not take into account shares bought or sold by Michael Kiely on the open market prior to 4/13/2005 as we do have information regarding such purchases or sales.  We do not believe such purchases or sales were material.

(2) Max Coon is President of Maxco, Inc.; Vice Chairman, Director and Secretary of Integral Vision, Inc.; and Principal Member of Charlevoix Drive Properties LLC.  Maxco, Inc. is a former shareholder of the Company.

(3) John N. Hunter has sole investment power for shares listed as “John N. Hunter, IRA”, and shares investment power with J.A. Hunter for shares listed as “Industrial Boxboard Corporation” and “Industrial Boxboard Corporation Profit Sharing”.

(4) John R. Kiely, III has sole investment power for shares listed as “John R. Kiely, III” and “John R. Kiely, III, Trustee, John R. and Margaret Lee Kiely Revocable Trust”.

(5) Includes shares for which Max Coon is custodian.

(6) Represents warrants for the purchase of common stock.

(7) Represents convertible notes convertible into common stock.

(8) Represents shares issued for the exercise of warrants and/or the conversion of convertible notes.

(9) The transaction included 2,500 shares of preferred stock, 35.7 % of the class, which converted to 2,500,000 shares of Common Stock on May 27, 2005.  There were no preferred shares outstanding at the time of the transaction and are currently no preferred shares outstanding.

(10) The transaction included 50 shares of preferred stock, 0.7% of the class, which converted to 50,000 shares of Common Stock on May 27, 2005.  There were no preferred shares outstanding at the time of the transaction and are currently no preferred shares outstanding.

(11) The transaction included 85.2 shares of preferred stock, 1.2% of the class, which converted to 85,200 shares of Common Stock on May 27, 2005.  There were no preferred shares outstanding at the time of the transaction and are currently no preferred shares outstanding

(12) The transaction included 610.3 shares of preferred stock, 8.7% of the class, which converted to 610,300 shares of Common Stock on May 27, 2005.  There were no preferred shares outstanding at the time of the transaction and are currently no preferred shares outstanding

(13) The transaction included 54.5 shares of preferred stock, 0.8% of the class, which converted to 54,500 shares of Common Stock on May 27, 2005.  There were no preferred shares outstanding at the time of the transaction and are currently no preferred shares outstanding

(14) The transaction included 700 shares of preferred stock, 10% of the class, which converted to 700,000 shares of Common Stock on May 27, 2005.  There were no preferred shares outstanding at the time of the transaction and are currently no preferred shares outstanding

(15) The transaction included 1,500,000 shares of preferred stock, 21.4% of the class, which converted to 1,500,000 shares of Common Stock on May 27, 2005.  There were no preferred shares outstanding at the time of the transaction and are currently no preferred shares outstanding

(16) The transaction included 210 shares of preferred stock, 3% of the class, which converted to 210,000 shares of Common Stock on May 27, 2005.  There were no preferred shares outstanding at the time of the transaction and are currently no preferred shares outstanding

(17) The transaction included 1,290 shares of preferred stock, 18.5% of the class, which converted to 1,290,000 shares of Common Stock on May 27, 2005.  There were no preferred shares outstanding at the time of the transaction and are currently no preferred shares outstanding

The following table sets forth (a) the number of shares outstanding prior to the convertible note transaction held by persons other than the selling shareholders, our affiliates, and affiliates of the selling shareholders, (b) the number of shares registered for resale by the selling shareholders or their affiliates in prior registration statements, (c) the number of shares registered for resale by the selling shareholders or their affiliates that continue to be held by the selling shareholders or their affiliates, (d) the number of shares that have been sold in registered resale transactions by the selling shareholders or their affiliates, and (e) the number of shares registered for resale on behalf of the selling shareholders or their affiliates in the current transaction.  The calculation of the number of outstanding shares does not include securities underlying any outstanding convertible securities, options or warrants.

Number of shares outstanding prior to the convertible note transaction held by persons other than the selling shareholders, affiliates of the company, and affiliates of the selling shareholders	11,148,489
Number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders in prior registration statements	19,322,412
Number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders that continue to be held by the selling shareholders or affiliates of the selling shareholders	16,636,576
Number of shares that have been sold in registered resale transactions by the selling shareholders or affiliates of the selling shareholders (Includes 1985 Maxco secondary offering of 881,250 shares)	1,950,992
Number of shares registered for resale on behalf of the selling shareholders or affiliates of the selling shareholders in the current transaction	20,812,450

Company’s Intention and Ability to Satisfy its Obligations to Selling Shareholders

Although we are currently in default of our outstanding Class 2 and Class 3 Notes, we believe that we will eventually have the financial ability to make payments on the outstanding convertible notes.  Our belief is based on our assumption that we will continue to generate and increase cash flow from sales, and our expectation that our ongoing efforts to restructure our debt will be completed.  If we are unable to restructure our debt, or if our cash flow falls below our expectations, then we may continue to remain in default on our Class 2 and Class 3 Notes, and the Noteholders will continue to have the right to exercise any and all remedies that they have with respect to the Company and the Company’s assets collateralizing such notes.

Existing Short Positions by Selling Shareholders

Based on information provided by the selling shareholders, we do not have a reasonable basis to believe that any selling shareholder currently has a short position in our common stock.

Relationships and Arrangements with Selling Shareholders, Affiliates and Parties with Whom Any Selling Shareholders Have Contractual Relationships

7,000,000 of the shares of common stock that are being registered for resale under this Form S-1 are shares issuable upon the exercise of the warrants issued pursuant to the Waiver and Amendment Agreement dated September 15, 2008 (the “Waiver”) (Exhibit 4.11 of this Form S-1), which was entered into by the Company with the parties to the Securities Purchase Agreement dated April 12, 2005 (the “2005 Agreement”) (Exhibit 4.2 of this Form S-1).  Also pursuant to the Waiver, we amended the warrants previously issued under the 2005 Agreement by reducing the exercise price of such prior warrants to $0.001 per share.  We issued these new warrants and reduced the exercise price of the prior warrants as consideration for amendments to certain provisions in the 2005 Agreement that restricted or otherwise hindered our ability to raise capital through sales of our equity. Specifically, the parties to the 2005 Agreement agreed to (i) remove a provision therein restricting equity sales by us, (ii) waive certain rights of first refusal on future equity issuances by us, and (iii) delete a “most favored nations” clause that gave them the right to exchange their securities for securities issued by us having more favorable terms.  We believe these modifications to the 2005 Agreement were critical to our ability to raise much-needed capital through the sale of our capital stock.

The remaining shares of common stock that are being registered for resale under this Form S-1 are shares issuable upon the exercise of certain warrants and conversion of certain convertible notes issued by us under the Fifth Amended and Restated Note and Warrant Purchase Agreement dated March 12, 2008 (the “2008 Agreement”) (Exhibit 4.10 of this Form S-1).  We entered into the 2008 Agreement in order to raise funds for general working capital purposes through the sale of our warrants and convertible notes, and as part of the terms of such financing, we were obligated to register for resale the shares of common stock underlying such warrants and convertible notes.  Our obligation to repay the convertible notes are secured by our intellectual property, accounts receivable and inventory, and we are currently in default under such notes.

As described in Footnotes 11 and 12 of the Selling Shareholders table above, Max Coon is a Director, Secretary and Vice Chairman of our Board of Directors and is also the Principal Member of Charlevoix Drive Properties LLC, one of the selling shareholders listed above.  Max Coon is also the President and Chairman of the Board of Directors of Maxco, Inc., a former shareholder of the Company.

Except as disclosed in this section, we have had no relationships or arrangements with any of the selling shareholders or their affiliates or any person with whom any selling shareholder has a contractual relationship regarding the transaction in the past three years nor do we have any arrangements for any services to be performed in the future with any of the foregoing persons.

Method of Determining the Number of Shares Being Registered in This Registration Statement

As described above, 7,000,000 of the shares of common stock that are being registered for resale under the registration statement of which this prospectus is a part consist of shares issuable upon the warrants issued pursuant to the Waiver.

The remaining 13,812,450 shares of common stock that are being registered under the registration statement of which this prospectus is a part are shares issuable upon the conversion of the convertible notes and the exercise of warrants issued by us under the 2008 Agreement.  Under the 2008 Agreement, we agreed to provide piggy back registration rights to these warrant and note holders, some of whom have requested to have their shares of common stock underlying their warrants and convertible notes to be included in this registration statement.

The below table shows the calculations in determining the number of shares being registered for resale in this registration statement, including the conversion and exercise price and the number of shares underlying each instrument.

Selling Shareholder - Warrants	Issue Date	Exercise Price	Shares

Special Situations Technology Fund, L.P.	9/15/2008	$0.001	204,325

Special Situations Technology Fund II, L.P.	9/15/2008	$0.001	1,255,135

Special Situations Cayman Fund, L.P.	9/15/2008	$0.001	681,081

Special Situations Private Equity Fund, L.P.	9/15/2008	$0.001	1,459,459

Bonanza Master Fund Ltd.	9/15/2008	$0.001	3,000,000

SRB Greenway Opportunity Fund, L.P.	9/15/2008	$0.001	42,600

SRB Greenway Opportunity Fund, (QP) L.P.	9/15/2008	$0.001	27,250

SRB Greenway Opportunity Fund (QP), L.P.	9/15/2008	$0.001	305,150

Kircher Family Trust dtd 03/24/04	9/15/2008	$0.001	25,000

John N. Hunter, Industrial Boxboard Corporation Profit Sharing Plan and Trust	9/15/2008	$0.25	693,131

John R. Kiely, III	7/30/2007	$0.25	156,281

John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007	1/2/2008	$0.25	191,733

John R. Kiely, III, Trustee, John R. and Margaret Lee Kiely Revocable Trust	7/30/2007	$0.25	67,730

John R. Kiely, III, Trustee, John R. and Margaret Lee Kiely Revocable Trust	1/2/2008	$0.25	180,048

Charlevoix Drive Properties LLC	9/15/2008	$0.25	205,479

Total Shares - Warrants			8,494,402

Selling Shareholders - Convertible Notes	Issue Date	Conversion Price	Shares	Value

John N. Hunter, Industrial Boxboard Corporation Profit Sharing Plan and Trust	9/15/2008	$0.25	5,237,484	$1,309,371

John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007	9/15/2008	$0.25	2,434,672	$608,668

John R. Kiely, III, Trustee, John R. and Margaret Lee Kiely Revocable Trust	9/15/2008	$0.25	2,206,392	$551,598

Maria P. Kiely, IRA	4/12/2004	$0.25	56,500	$14,125

Michael H. Kiely	3/15/2004	$0.25	93,000	$23,250

Michael H. Kiely	4/16/2004	$0.25	22,000	$5,500

Michael H. Kiely	9/15/2008	$0.25	1,166,952	$291,738

Michael H. Kiely, IRA	4/12/2004	$0.25	56,500	$14,125

Max Coon	9/15/2008	$0.25	503,452	$125,863

Charlevoix Drive Properties LLC	9/15/2008	$0.25	541,096	$135,274

Total Shares – Conversion Notes			12,318,048

Total Shares			20,812,450

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share; and

- a combination of any such methods of sale.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to either the registration statement or Rule 144 or (2) the date on which the shares (in the reasonable opinion of our counsel) may be sold pursuant to Rule 144 or any successor provision without regard to volume or manner of sale restrictions restriction pursuant to Rule 144 of the Securities Act.

INTEREST OF NAMED EXPERTS AND COUNSEL

We have engaged Honigman Miller Schwartz and Cohn LLP (“Honigman”) to act as our special counsel for the sole purpose of opining on the legality of the shares of common stock being registered.  Our engagement of Honigman is on a non-contingency basis.  Honigman is not otherwise connected with the Company and it does not have, and will not receive, any interest in the Company.

The financial statements of the Company as of, and for the year ended December 31, 2009, appearing in this prospectus and registration statement, have been audited by Rehmann Robson, an Independent Registered Public Accounting Firm.  The audit report for Integral Vision Inc. contains an explanatory paragraph relating to an uncertainty concerning their ability to continue as a going concern and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INFORMATION WITH RESPECT TO THE REGISTRANT

Description of Business

Overview

Integral Vision, Inc., a Michigan corporation (or the "Company"), was incorporated in 1978.  We develop, manufacture and market flat panel display inspection systems to ensure product quality in the display manufacturing process.  We primarily inspect microdisplays and small flat panel displays, though the technology used is scalable to allow inspection of full screen displays and components.  Our products primarily use machine vision to evaluate operating displays for cosmetic and functional defects, but can also provide electrical testing if required for a given application.  Our customers and potential customers are primarily large companies with significant investment in the manufacture of displays.  Nearly all of our sales originate in the United States, Asia, or Europe.  Our products are generally sold as capital goods.  Depending on the application, display inspection systems have an indefinite life and are more likely to require replacement due to possible technological obsolescence than from physical wear.

Automated inspection has become a necessity for manufacturers who need to continually improve production efficiency to meet the increasing demand for high quality products.  Our automatic inspection systems can inspect parts at a lower cycle time and with greater repeatability than is possible with human inspectors.  While we have several large companies as customers, these customers are working with new microdisplay technologies.  Our success will be substantially dependant on these customers getting their emerging display technologies into high volume production.

Products

Our products are generally sold under the trade name SharpEye™.  SharpEye™ systems provide Flat Panel Display (“FPD”) inspection for reflective, emissive and transmissive display technologies.  SharpEye is designed for the detection of functional and cosmetic defects in Liquid Crystal Display (LCD) displays as well as Liquid Crystal on Silicon (LCoS), OLED, Microelectromechanical systems (MEMS), 3LCD/High Temperature Poly-Silicon (HTPS), e-paper and other emerging display technologies.  These technologies are applied to consumer products including a broad range of hand held devices, e-books, computer monitors, digital still cameras, HDTV, projectors, and video headsets.  The core technology of SharpEye™ inspection algorithms is the ability to quantize data to the level of a single display pixel.  SharpEye™ can be configured for production inspection or for display evaluation in a laboratory based on the equipment configuration selected.

Marketing and Sales

We generally market our vision products to end users, but we have had success integrating our products with original equipment manufacturers in certain circumstances.  Although sales are made worldwide, our strongest presence is maintained in the US (through Company employees), and in Asia and Europe (through sales representatives).

Competition

Presently, most final inspection of small flat panel displays is manual.  Higher resolution, increased brightness, and increased contrast in newer versions of the displays are stretching human capabilities to do the inspections. Automated inspection offers a good return on investment as it uses less clean room space, requires fewer fixtures and hardware because of a faster cycle time, and reduces the labor required for inspection.  Competition for machine vision based microdisplay and small flat panel display inspection comes primarily from Westar Display Technologies, Inc.

Production and Suppliers

Our production process is principally the assembling of standard electrical, electronic and optical components and hardware subassemblies purchased from suppliers into finished products.  We generally do not rely on a single source for parts or subassemblies, although certain components and subassemblies included in our products may only be available from a limited number of suppliers.  Management believes alternative sources or designs could be developed for any of the components used in its products thereby mitigating any exposure to product interruption from shortages of parts or limited suppliers.

Major Customers

The nature of our product offerings may produce sales to one or a limited number of customers in excess of 10% of total net sales in any one year.  It is possible that the specific customers reaching this threshold may change from year to year.  Loss of any one of these customers could have a material impact on our results of operations. For 2009, sales to Qualcomm represented 94% of net sales. Approximately $49,500 was due from Qualcomm at December 31, 2009.  For 2008, sales to Plastic Logic GmbH and Qualcomm MEMS Technologies represented 51% and 37% of net sales, respectively.   Approximately $4,000 was due from these two customers at December 31, 2008.

Intellectual Property

Management believes that the technology incorporated in its products gives it advantages over its competitors and prospective competitors.  Protection of technology is attempted through a combination of patents, applied for patents, confidentiality agreements and trade secrets.  We presently have 14 U.S. patents.  There can be no assurance that we will have the resources to defend our patents or that patents we hold will be considered valid if challenged.  In addition, it is possible that some patents will be rendered worthless as the result of technological obsolescence.

Governmental Approvals and Regulations

We are not subject to government approvals for any of our primary products or services.  Certain applications using laser technology require compliance with regulations issued by the Center for Devices and Radiological Health of the US Food and Drug Administration (21 CFR 1040).

Product Development

The market for machine vision is characterized by rapid and continuous technological development and product innovation.  We believe that continued and timely development of new products and enhancements to existing products is necessary to maintain our competitive position.  Accordingly, we devote a significant portion of our personnel and financial resources to product development programs and seek to maintain close relationships with customers to remain responsive to their needs.  Our net engineering and product development costs amounted to $939,000 and $1.0 million in 2009 and 2008, respectively.  Our current product development efforts are primarily directed to flat panel display.

Environmental Factors

Our costs of complying with federal, state and local provisions regulating protection of the environment are not material.

Employees

As of December 31, 2010, we had 9 permanent employees, all full time.   None of our employees are represented by a labor union.

Description of Property

We lease a light industrial building containing approximately 14,000 square feet at 49113 Wixom Tech Drive, Wixom, Michigan. The lease is for a five year period, which commenced January 1, 2006. We have extended the lease for an additional five year period until December 31, 2015.  Our manufacturing, engineering and administrative functions are performed at this location.  The building is approximately 12 years old and is in excellent condition.

Legal proceedings

We are not currently involved in any litigation other than ordinary routine litigation that is incidental to our business.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information

Integral Vision’s common stock is traded on the Over the Counter Bulletin Board (“OTCBB”) under the symbol INVI.  The table below shows the high and low sales prices for our common stock for each quarter in the past two years.  These prices reflect inter-dealer prices and do not include allowance for retail mark-up or mark-down, or commissions and may not necessarily represent actual transactions.

	2008	2009				2010
	Dec 31	Mar 31	June 30	Sept 30	Dec 31	Mar 31	June 30	Sept 30	Dec 31
High	$0.54	$0.18	$0.18	$0.15	$0.09	$0.07	$0.07	$0.13	$0.08
Low	0.12	0.10	0.06	0.05	0.04	0.04	0.02	0.04	0.03

Holders

As of December 31, 2010, there were approximately 305 holders of record of our Common Stock.  This figure does not reflect the approximately 1,263 beneficial stockholders whose shares are in nominee names.

Dividend Policy

We have never declared or paid any cash dividends on our Common Stock.  We currently intend to retain any earnings for use in our operations and expansion of our business and therefore do not anticipate paying any cash dividends in the foreseeable future.

Issuer Purchases

We did not repurchase any equity securities during the years ended December 31, 2009 and 2008.

Information Regarding Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans in effect as of December 31, 2010, assuming shareholder approval of an amendment to the 2008 Plan to increase the number of shares of common stock available for awards.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	c
Equity compensation plans approved by security holders	6,260,000	$0.06	6,572,000

We have two terminated equity compensation plans which still have active options outstanding (the “1995 Employee Stock Option Plan” and the “1999 Employee Stock Option Plan”) and two active equity compensation plans (the “2004 Employee Stock Option Plan” and the “Integral Vision, Inc. 2008 Equity Incentive Plan”), both of which have been approved by our shareholders.  Each of the plans may grant nonqualified stock options or incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.  The plans are administered by the Compensation Committee of the Board of Directors.  Each of the plans terminates after 10 years, though termination of the plan does not affect the rights of beneficiaries under options granted prior to the termination of the plan.  Options are to be granted at a price equal to or greater than the closing price of the common stock on the day the option is granted and may be exercisable for up to 10 years from the date of grant so long as the beneficiary is employed by the Company, but such options terminate 3 months after the beneficiary is no longer employed by the Company unless due to permanent and total disability, in which case the options terminate 12 months after employment ceases.  For further information on equity compensation, see Note I – Share Based Compensation in the Notes to the Financial Statements.

Financial Statements

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors
Integral Vision, Inc.
Wixom, Michigan

We have audited the accompanying balance sheets of Integral Vision, Inc. (the “Company”) as of December 31, 2009 and 2008, and the related statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit on its internal contrlol over financial reporting.  Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but nor for purposes of expressing an opinion on the effectiveness of  the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Integral Vision, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the two-year period, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As described in Note M to the financial statements, the Company is sustaining recurring losses from operations and is having difficulties in achieving the necessary sales to attain profitability.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to this matter are also described in Note M.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ Rehmann Robson, P.C.
Troy, Michigan
March 30, 2010

INTEGRAL VISION, INC.
Balance Sheets

	December 31
	2009	2008
	(in thousands)
Assets
Current assets
Cash	$28	$144
Accounts receivable	50	208
Inventories	190	325
Other current assets	98	131
Total current assets	366	808

Property and equipment
Building improvements	4	4
Production and engineering equipment	354	234
Furniture and fixtures	80	80
Computer equipment	193	191
Marketing/demonstration equipment	139	139
	770	648
Less accumulated depreciation	580	491
Net property and equipment	190	157

Other assets - net of accumulated amortization of $1,559,000 for 2009 and $1,512,000 for 2008	61	72
	61	72
Total assets	$617	$1,037

Liabilities and Stockholders' Deficit
Current liabilities
Notes payable	$2,086	$469
Notes payable to related parties and directors (See Note D)	$5,291	$1,317
Accounts payable	114	141
Customer deposits	249	-
Accrued compensation and related costs	276	283
Accrued interest	160	88
Accrued interest related parties and directors (See Note D)	614	358
Accrued product warranty	108	84
Other accrued liabilities	95	54
Deferred revenue	72	656
Total current liabilities	9,065	3,450

Long-term debt
Notes payable	-	940
Notes payable related parties and directors (See Note D)	-	2,731
Total liabilities	9,065	7,121

Stockholders' deficit
Preferred stock, 400,000 shares authorized; none issued	-	-
Common stock, without par value, stated value $.20 per share; 90,000,000 shares authorized; 30,866,409 shares issued and outstanding (29,566,409 in 2008)	6,173	5,913
Additional paid-in capital	47,528	47,391
Accumulated deficit	(62,149)	(59,388)
Total stockholders' deficit	(8,448)	(6,084)
Total liabilities and stockholders' deficit	$617	$1,037

The accompanying notes are an integral part of these financial statements.

INTEGRAL VISION, INC.
Statements of Operations

	Year Ended December 31,
	2009	2008
	(In thousands, except per share data)
Revenues:
Net product sales	$1,754	$1,002
Net revenue from product development agreements	-	25
Total net revenues (See Note B)	1,754	1,027
Costs of sales:
Costs of sales for products	850	573
Depreciation and amortization	21	17
Total costs of sales	871	590
Gross margin	883	437

Other costs and expenses:
Marketing	487	673
General and administrative - net	1,383	1,713
Engineering and development - net	939	1,032
Total other costs and expenses	2,809	3,418
Operating loss	(1,926)	(2,981)
Other (expense) income	(3)	29
Interest expense	(228)	(130
Interest expense related parties and directors (See Note D)	(586)	(791)
Extinguishment loss from modification and exchange of debt instruments (See Note C)	(10)	(602)
Extinguishment loss from modification and exchange of debt instruments for related parties (See Notes C and D)	(8)	(2,042)
Modification and issuance of warrants to PIPE Equity Investors (see Note C)	-	(314)
Modification and issuance of warrants to PIPE Equity Investors for related parties (see Notes C and D)	-	(3,903)
Foreign currency translation gain	-	1
Loss from operations before income taxes	(2,761)	(10,733)
Income taxes	-	-
Net loss	$(2,761)	$(10,733)

Basic and diluted loss per share	$(0.09)	$(0.36)

Weighted average number of shares outstanding of common stock and common stock equivalents, where applicable	30,268	29,566

The accompanying notes are an integral part of these financial statements.

INTEGRAL VISION,  INC.
Statements of Stockholders' Deficit

	Number of Common Shares Outstanding	Common Stock	Preferred Stock	Additional Paid-In Capital	Accumulated Deficit	Total
	(in thousands, except number of common shares outstanding)
Balances at January 1, 2008	29,566,409	$5,913	$-	$39,407	$(48,655)	$(3,335)
Net loss for the year					(10,733)	(10,733)
Issuance of warrants for settlement of interest on Class 2 Notes (See Note C )				243		243
Modification and issuance of warrants to PIPE Equity Investors (See Note I )				4,217		4,217
Extinguishment loss from modification and exchange of debt instruments (See Note C)				2,644		2,644
Modification of warrants previously issued in settlement of interest (See Note C)				230		230
Issuance of restricted stock				207		207
Share-based compensation				443		443
Balances at December 31, 2008	29,566,409	$5,913	$-	$47,391	$(59,388)	$(6,084)
Net loss for the year					(2,761)	(2,761)
Vested Stock Grants	1,300,000	260	-	(260)	-	-
Issuance of warrants for settlement of interest on Class 2 Notes (See Note C )	-	-	-	86	-	86
Extinguishment loss from exchange of debt instruments (See Note C)	-	-	-	18	-	18
Share-based compensation	-	-	-	293	-	293
Balances at December 31, 2009	30,866,409	$6,173	$-	$47,528	$(62,149)	$(8,448)

The accompanying notes are an integral part of these financial statements.

INTEGRAL VISION,  INC.
Statements of Cash Flows

	Year Ended December 31
	2009	2008
	(in thousands)
Cash Flows From Operating Activities:
Net loss	$(2,761)	$(10,733)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	89	61
Amortization	47	19
Provision for losses on inventory obsolence	-	71
Warrants issued in settlement of interest	12	-
Warrants issued in settlement of interest to related parties (1)	74	243
Non-cash interest related to warrant modification	-	70
Non-cash interest related to warrant modification for related parties (1)	-	160
Share-based compensation	293	443
Issuance of restricted stock	-	207
Issuance of Class 3 Notes in settlement of interest	184	19
Issuance of Class 3 Notes in settlement of interest to related parties (1)	128	138
Issuance of Class 2 Notes in settlement of interest to related parties (1)	14	-
Modification and issuance of warrants to PIPE Equity Investors (See Notes I)	-	314
Modification and issuance of warrants to PIPE Equity Investors to related parties (See Notes D and I)	-	3,903
Extinguishment loss from modification and exchange of debt instruments (See Notes C)	10	602
Extinguishment loss from modification and exchange of debt instruments for related parties (See Notes C and D)	8	2,042
Changes in operating assets and liabilities:
Accounts receivable	158	(133)
Inventories	22	(131)
Other current assets	33	(34)
Accounts payable and other current liabilities	359	317
Customer deposits	249	-
Deferred revenue	(584)	656
Net cash used in operating activities	(1,665)	(1,766)

Cash Flows From Investing Activities:
Purchase of property and equipment	(9)	(3)
Additional patent expenditures	(36)	(8)
Net cash used in investing activities	(45)	(11)

Cash Flows From Financing Activities:
Proceeds from sale of Class 2 Notes	250	537
Proceeds from sale of Class 2 Notes to related parties (1)	1,075	1,514
Payment of Class 2 Note	(60)	-
Payment of Class 2 Note to related parties (1)	(100)	(88)
Proceeds from sale of Class 3 Notes	429	-
Payment of Class 3 Note	-	(5)
Debt financing fees	-	(48)
Net cash provided by financing activities	1,594	1,910
(Decrease) Increase in cash	(116)	133
Cash at beginning of year	144	11
Cash at end of year	$28	$144

Supplemental cash flows information:
Interest paid	$40	$32

(1)  See Note D

The accompanying notes are an integral part of these financial statements.

Notes to Financial Statements
Integral Vision, Inc.

Note A – Nature of Business

Integral Vision, Inc. develops, manufactures, and markets flat panel display inspection systems to ensure product quality in the display manufacturing process.  We primarily inspect Microdisplays and small flat panel displays, though the technology used is scalable to allow inspection of full screen displays and components.  Our customers and potential customers are primarily large companies with significant investment in the manufacture of displays.  Nearly all of our sales originate in the United States, Asia, or Europe.  Our products are generally sold as capital goods.  Depending on the application, display inspection systems have an indefinite life and are more likely to require replacement due to possible technological obsolescence than from physical wear.

Major Customers

The nature of our product offerings may produce sales to one or a limited number of customers in excess of 10% of total net sales in any one year.  It is possible that the specific customers reaching this threshold may change from year to year.  Loss of any one of these customers could have a material impact on our results of operations. For 2009, sales to Qualcomm represented 94% of net sales. Approximately $49,500 was due from Qualcomm at December 31, 2009.  For 2008, sales to Plastic Logic GmbH and Qualcomm MEMS Technologies represented 51% and 37% of net sales, respectively. Approximately $4,000 was due from these two customers at December 31, 2008.

Note B - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  Estimates also affect the reported amounts of revenues and expenses during the reporting year.  Actual results could differ from those estimates.

Cash Equivalents

Cash and cash equivalents consist of cash on deposit.

Accounts Receivable

Trade accounts receivable during the year primarily represent amounts due from equipment manufacturers and end-users in North America, Asia and Europe.  At times, we maintain an allowance for the inability of our customers to make required payments. These estimates are based on historical data, the length of time the receivables are past due and other known factors.  An allowance for doubtful accounts was not required at December 31, 2009 and 2008.

Inventories

Inventories are stated at the lower of first-in, first-out (“FIFO”) cost or market.  Cost is computed using currently adjusted standards which approximates actual costs on a FIFO basis.  We assess the recoverability of all inventory to determine whether adjustments for impairment are required.  At December 31, 2009 and 2008, inventories consisted of the following amounts (net of an obsolescence allowance of $0 in 2009 and $150,000 in 2008):

	2009	2008
	(in thousands)
Raw materials	$85	$187
Work in process	69	27
Finished goods	36	111
	$190	$325

 We periodically perform an analysis of our inventory to determine if its cost exceeds estimated net realizable value.  Over the last several years, given the market conditions and the direction of the Company, we discontinued certain product lines and attempted to liquidate the remaining inventory related to those product lines.

Property and Equipment

Property and equipment are stated on the basis of cost.  Expenditures for normal repairs and maintenance are charged to operations as incurred.

Depreciation is computed by the straight-line method based on the estimated useful lives of the assets (building improvements - 5 years; other property and equipment - 3 to 10 years).

Capitalized Computer Software Development Costs

Computer software development costs are capitalized after the establishment of technological feasibility of the related technology.  These costs are amortized following general release of products based on current and estimated future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product (not to exceed 5 years).  We continually review the net realizable value of capitalized software costs.  At the time that a determination is made that capitalized software amounts exceed the estimated net realizable value of amounts capitalized, any amounts in excess of the estimated realizable amounts are written off.

No software development costs were capitalized during 2009 or 2008.   Prior capitalized costs have been fully amortized.  These costs were primarily made up of payroll, fringe benefits, and other direct expenses such as facilities allocation.  The software amortized over the period is for our microdisplay inspection software toolbox including vision processing algorithms and our patented sequence development and execution software.  These software components are used in the products we sell.

Patents

Total patent costs incurred and capitalized were $36,000 and $9,000 in 2009 and 2008, respectively.  Patents are stated at cost less accumulated amortization.  Amortization of the patents amounted to $16,000 and $12,000 in 2009 and 2008, respectively.  These costs are amortized on a straight-line basis over the estimated useful lives of the assets (not to exceed 5 years).

Impairment of Long-lived Assets

We review our long-lived assets, including property, equipment and intangibles, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset.

Deferred Revenue

Deferred revenue represents amounts periodically invoiced for sales orders in excess of amounts recognized as revenues. Deferred revenue was $72,000 and $656,000 at December 31, 2009 and 2008, respectively.

Fair Value of Financial Instruments

Our financial instruments are cash and cash equivalents, accounts receivable, accounts payable, notes payable, and long-term debt. The recorded values of cash and cash equivalents, accounts receivable, and accounts payable approximate their fair values based on their short-term nature. The recorded values of notes payable and long-term debt approximate their fair values, as interest approximates market rates.

Revenue Recognition

We recognize revenue in accordance with FASB ASC 605 “Revenue Recognition”, Staff Accounting Bulletin No. 101 (“SAB 101”), and Staff Accounting Bulletin No. 104 (“SAB 104”) “Revenue Recognition in Financial Statements”. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured.

We recognize revenue at the time of shipment for product sales where the customer’s acceptance criteria can be demonstrated as met prior to shipment and where title transfers on shipment.  We recognize revenue at the time of final acceptance at the customer site when title does not transfer on shipment or if acceptance criteria at the customer site are substantially different than acceptance criteria for shipment.  We recognize revenue for product sales with no specific customer acceptance criteria, including spare parts, on shipment.  Revenue from service contracts is recognized over the term of the contract.  Revenue is reported net of sales commissions which were $136,000 and $27,000 in 2009 and 2008, respectively.

Revenue is also derived through business agreements for product development.  We conduct specified product development projects related to one of our principal technology specializations for an agreed-upon fee.  Typically, the agreements require “best efforts” with no specified performance criteria.  Revenue from product development agreements, where there are no specific performance terms, are recognized in amounts equal to the amounts expended on the programs.  Generally, the agreed-upon fees contemplate reimbursing us, after our agreed-upon cost share, if any, for costs considered to be associated with project activities.  These include expenses for direct product development and research, operating expenses, general and administrative expenses, and depreciation.  Accordingly, expenses related to product development agreements are recorded as cost of revenues from product development agreements.

Supplemental Disclosure of Non-cash Investing and Financing Activities

During 2009, we transferred $113,000 of inventory to production and engineering equipment.

During 2009, we exchanged $110,000 of Class 2 Notes for $110,000 of Class 3 Notes. During 2008, we exchanged $3,280,000 of Class 2 Notes for $3,280,000 of Class 3 Notes and exchanged 139,000 of Class 3 Notes for 139,000 of Class 2 Notes.

During 2009, we issued $312,000 of Class 3 Notes in settlement of interest. During 2008, we issued $157,000 of Class 3 Notes in settlement of interest.

During 2009, we issued $14,000 of Class 2 Notes in settlement of interest.

Concentrations of Credit and Other Risk

Financial instruments that potentially subject us to concentrations of credit risk consist principally of accounts receivable.  A significant portion of our customers are located in Asia, primarily Taiwan and Korea, and in Europe. Therefore, our sales to these countries may be adversely affected by the overall health of these economies, including the effects of currency exchange rate fluctuations and political risks.  We generally do not require collateral for most of our trade accounts receivable. For sales to some of our customers in certain geographic regions, we require letters of credit. Substantially all of our revenue is invoiced in U.S. dollars. For 2009 and 2008, sales to four of the Company’s customers represented 99% and 96%, respectively, of our total net revenue.  We believe our credit evaluation and monitoring mitigates our credit risk.

Advertising

Advertising costs are expensed as incurred.  Advertising costs were approximately $17,000 and $27,000 in 2009 and 2008, respectively.

Shipping and Handling Costs

Our shipping and handling costs are included in cost of sales for all periods presented.

 Income Taxes

In accordance with FASB ASC Topic 740 “Income Taxes,” we assess our uncertain tax positions for tax years that are still open for examination.  Because of our historical significant net operating losses, we have not been subject to income tax since 1995.  There were no unrecognized tax benefits during all of the periods presented.  We classify all interest and penalties as income tax expense.  We did not have any accrued interest and penalties related to uncertain tax positions as of December 31, 2009.  We file income tax returns in the United States federal jurisdiction and various state jurisdictions.  The tax years 2006 through 2009 remain open to examination by taxing jurisdictions to which we are subject.  As of December 31, 2009, we did not have any tax examinations in process.

Deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that will be in effect when differences are expected to reverse.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before we are able to realize their benefit, or future deductibility is uncertain.  All deferred tax assets are fully offset by a valuation allowance because of our history of losses.

Common Stock Options

We account for our share-based compensation plans according to the provisions of FASB ASC Topic 718 “Stock Compensation”. Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and expensed over the expected vesting period.  FASB ASC Topic 718 “Stock Compensation” requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.

Foreign Currency Transactions

Most sales are made in US dollars.  Occasionally, a sale or purchase may be made in Euros or Japanese Yen.  Any transaction gains and losses are reflected in operating results and are not significant.

Reclassifications

Certain amounts have been reclassified in prior periods’ statements to conform to the current year's presentation.

Contingencies and Litigation

We make an assessment of the probability of an adverse judgment resulting from current and threatened litigation. We accrue the cost of an adverse judgment if, in our estimation, an adverse settlement is probable and management can reasonably estimate the ultimate cost of such litigation.  We had no such accruals at December 31, 2009 and 2008.

Recently Issued Accounting Standards

Codification
Effective July 1, 2009, the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) became the single official source of authoritative, nongovernmental generally accepted accounting principles (“GAAP”) in the United States. The historical GAAP hierarchy was eliminated and the ASC became the only level of authoritative GAAP, other than guidance issued by the Securities and Exchange Commission. Our accounting policies were not affected by the conversion to ASC.

ASU 2010-06
Accounting Standards Update (“ASU”) 2010-06, “Improving Disclosures about Fair Value Measurements,” requires new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into or out of Level 1 and Level 2 fair-value classifications. It also requires information on purchases, sales, issuances and settlements on a gross basis in the reconciliation of Level 3 fair-value assets and liabilities. These disclosures are required for fiscal years beginning on or after December 15, 2009. The ASU also clarifies existing fair-value measurement disclosure guidance about the level of disaggregation, inputs and valuation techniques, which are required to be implemented in fiscal years beginning on or after December 15, 2010. Since the requirements of this ASU only relate to disclosure, the adoption of the guidance will not have any effect on our financial position, results of operations or cash flows.

ASU 2009-14
ASU 2009-14, “Certain Revenue Arrangements that Include Software Elements,” amends ASC Subtopic 985-605, “Software-Revenue Recognition,” to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product’s essential functionality. The ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. If a company elects early adoption and the period of adoption is not the beginning of its fiscal year, the requirements must be applied retrospectively to the beginning of the fiscal year. While we are still analyzing the effects of the adoption of ASU 2009-13, we do not believe that the adoption of ASU 2009-13 will have a material effect on our financial position, results of operations or cash flows.

ASU 2009-13

ASU 2009-13, “Multiple-Delivered Revenue Arrangements,” amends ASC Subtopic 650-25, “Revenue Recognition – Multiple Element Arrangements,” to eliminate the requirement that all undelivered elements have vendor-specific objective evidence (“VSOE”) or third-party evidence (“TPE”) before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE or TPE of fair value for one or more delivered or undelivered elements in a multiple element arrangement, entities will be required to estimate the selling prices of those elements. The overall arrangement fee will be allocated to each element (both delivered and undelivered items) based on their relevant selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. Upon adoption, application of the “residual method” will no longer be permitted and entities will be required to disclose more information about their multiple-element revenue arrangements. The ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. If a company elects early adoption and the period of adoption is not the beginning of its fiscal year, the requirements must be applied retrospectively to the beginning of the fiscal year. While we are still analyzing the effects of the adoption of ASU 2009-13, we do not believe that the adoption of ASU 2009-13 will have a material effect on our financial position, results of operations or cash flows.

ASU 2009-05
ASU 2009-05, “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value,” amends ASC Topic 820, “Fair Value Measurements,” to allow companies determining the fair value of a liability to use the perspective of an investor that holds the related obligation as an asset. The new guidance is effective for interim and annual periods beginning after August 27, 2009, and applies to all fair-value measurements of liabilities required by GAAP. No new fair-value measurements are required. We do not believe that the adoption of this ASU will have a material effect on our financial position, results of operations or cash flows.

Note C - Long-Term Debt and Other Financing Arrangements

As of January 1, 2009, we had $1,786,000 of outstanding Class 2 Notes. The Class 2 Notes are working capital notes secured by accounts receivable, inventory, and intellectual property and have been issued primarily to related parties. The Class 2 Notes bear interest at 12%. The maturities of these notes were scheduled to be $210,000 in the first quarter 2009, $857,500 on July 1, 2009 and $718,500 on October 1, 2009.  $10,000 of these notes were paid when due and the balance of these notes have had their maturity dates extended. See  Note N – Subsequent Events for recent activity associated with the maturity dates of Class 2 Notes.

As of January 1, 2009, we also had $3,671,000 of outstanding Class 3 Notes. The Class 3 Notes bear interest at 8% that is payable January 1 and July 1 of each year. The Notes are secured by our intellectual property and have been issued primarily to related parties. Also, the Notes are convertible into the Company’s common stock at $0.25 per share and mature on July 1, 2010. The Board of Directors (“Board”), effective December 16, 2008, amended the Fifth Amended Note and Warrant Purchase Agreement to provide for any Class 3 Notes issued after December 15, 2008 to bear interest at 12% and to be immediately convertible into common shares at no less than $0.15 per share.

On January 8, 2009, we issued $159,733 of Class 3 Convertible Notes and paid cash of $19,385 for payment of interest due January 1, 2009 on previously issued Class 3 Convertible Notes. The $159,733 of Class 3 Convertible Notes, bear interest at 12%, are convertible at $0.15 per share and are due July 1, 2010. The payment of the interest with Class 3 Convertible Notes with a right to convert immediately at $0.15 per share, which was less than the fair market value of the stock on the date of issuance, resulted in a beneficial conversion feature of $10,649.   This is reflected in the Statements of Operations as “Extinguishment loss from exchange of debt instruments”.

On February 2, 2009, the Board and the Note Holders approved an Amendment to the Fifth Amended and Restated Note and Warrant Purchase Agreement. This amendment (a) increased the total allowable secured debt from $6,000,000 to $7,000,000; (b) allowed for the accrual rate of warrants earned by Class 2 Notes to be set by the Board; (c) allowed for a minimum accrual period of 30 days for Class 2 Notes earning warrants; and (d) allowed the Company to elect to issue, or the Class 2 Note Holder to elect to receive, warrants accruing once every 30 days.  The Board further authorized the rate of warrant accrual to be set at five (5) warrants per year per dollar invested at an exercise price of $0.15 per share. During the quarter ended March 31, 2009, we issued $780,000 of new Class 2 Notes of which $450,000 receive 10% interest and warrants and $330,000 of which receive 12% interest and no warrants. $680,000 of Class 2 Notes issued in the first quarter of 2009 were scheduled to mature in April of 2009 and $100,000 of Class 2 Notes issued in the first quarter of 2009 were scheduled to mature in June of 2009 and have been subsequently extended.  See Note N – Subsequent Events in the Notes to  Financial Statements for recent activity associated with the maturity of Class 2 Notes.  For the quarter ended March 31, 2009, we issued 184,931 warrants and accrued 28,083 warrants that were earned but not issued as additional interest. The value of the issued warrants was $7,807 and the value of accrued warrants was $1,410 as determined using the Black-Scholes option-pricing model. A Class 2 Note issued December 31, 2008 in the amount of $110,000 matured on January 23, 2009 and was exchanged along with its related accrued interest for a Class 3 Convertible Note in the amount of $110,289 due July 1, 2010.  The exchange of the Class 2 Note and related interest for the Class 3 Note with a right to convert immediately at $0.15 per share, which was less than the fair market value of the stock on the date of exchange, resulted in a beneficial conversion feature of $7,353.   This is reflected in the Statements of Operations as “Extinguishment loss from exchange of debt instruments”.

On June 10, 2009, the Board and the Note Holders approved an Amendment to the Fifth Amended and Restated Note and Warrant Purchase Agreement.  This amendment (a) increased the total allowable secured debt from $7,000,000 to $8,000,000; (b) allowed for a minimum accrual period of 90 days for Class 2 Notes earning warrants; (c) authorized the offering of $800,000 of Class 2 Notes with a 90 day minimum accrual period and $500,000 of Class 2 Notes with a 30 day minimum accrual period; (d) and authorized the offering of up to $1,500,000 of Class 3 Notes at no more than 12% interest convertible into shares at no less than $0.15 per share.

On July 1, 2009, we extended the terms on $783,000 of Class 2 Notes due on July 1, 2009 to October 1, 2009 and issued 965,336 warrants (actual issue date was July 3, 2009) to purchase stock at $0.15.

On July 3, 2009, we extended the terms on $100,000 of Class 2 Notes due on July 3, 2009 to December 31, 2009 and issued 41,096 warrants to purchase stock at $0.15.

On September 16, 2009, the Board and the Note Holders approved an Amendment to the Fifth Amended and Restated Note and Warrant Purchase Agreement.  This amendment (a) increased the total allowable secured debt from $8,000,000 to $10,000,000; and (b) modified a paragraph limiting the future issuance of Common Stock to except securities which are Notes or Warrants.

On October 1, 2009, we extended the terms on $1,566,000 of Class 2 Notes due on October 1, 2009 to January 15, 2010 and issued 1,040,425 associated warrants to purchase stock at $0.15 on October 8, 2009.  The remaining $5,000 of notes due October 1, 2009 and associated interest were paid in full.

On December 21, 2009, we extended the terms on $1,289,112 of Class 2 Notes due on December 31, 2009 to January 15, 2010.

During the quarter ended June 30, 2009, we issued $819,112 of new Class 2 Notes of which $694,112 were issued in payment of $680,000 of existing Class 2 Notes and their accrued interest of $14,122.  All of the new Class 2 Notes receive 10% interest and warrants and mature December 31, 2009.  For the quarter ended June 30, 2009, we issued 379,773 warrants and accrued 613,685 warrants that were earned but not issued. The value of the issued warrants was $34,543 and the value of the accrued warrants was $10,220 as determined using the Black-Scholes option-pricing model.  We also paid off $100,000 of Class 2 Notes with accrued interest of $394.

During the quarter ended September 30, 2009, we issued $270,000 of new Class 2 Notes.  All of the new Class 2 Notes receive 10% interest and warrants and mature December 31, 2009.  For the quarter ended September 30, 2009, we issued 1,117,390 warrants (includes the 1,006,432 of warrants issued in July 2009) and accrued 1,754,776 warrants that were earned but not issued. The value of the issued warrants was $19,519 and the value of accrued but not issued warrants was $29,539 as determined using the Black-Scholes option-pricing model. We also paid off $55,000 of Class 2 Notes with accrued interest of $5,738.

During the quarter ended December 31, 2009, we issued $150,000 of new Class 2 Notes.  All of the new Class 2 Notes received 10% interest and warrants and mature December 31, 2009.  For the quarter ended December 31, 2009, we issued 1,102,068 warrants (includes the 1,040,425 of warrants issued on October 1, 2010) and accrued 4,114,888 warrants that were earned but not issued.  The value of the issued warrants was $24,730 and the value of accrued but not issued warrants was $71,940 as determined using the Black-Scholes option-pricing model.

$1,566,000 of Class 2 notes have the right to convert the face value of their note and accrued interest of $481,057 (as of March 31, 2010) into Class 3 Convertible Notes at any time through April 30, 2010, provided there are sufficient available authorized shares that all such notes and interest could convert if they desired.  Such right is presently suspended because there are not sufficient shares available if all of the notes were to be converted.  We do not expect any of these Class 2 Notes to be converted prior to the expiration of the right on April 30, 2010.

See Note N – Subsequent Events for recent activity associated with the issuance of Class 2 Notes.

The following table summarizes Class 2 Note activity for the year ended December 31, 2009:

	Notes Issued for Cash	Class 3 Notes Issued for Class 2 Note Payment	Cash Redemption	Notes Issued for Interest Payment	Class 2 Note Balance	Warrants Issued for Interest

Balance January 1, 2009	$-	$-	$-	$-	$1,786,000	$-
Quarter Ended March 31, 2009	780,000	(110,000)	-	-	670,000	7,807
Quarter Ended June 30, 2009	125,000	-	(100,000)	14,112	39,112	34,543
Quarter Ended September 30, 2009	270,000	-	(55,000)	-	215,000	19,519
Quarter Ended December 31, 2009	150,000	-	(5,000)	-	145,000	24,730
Balance December 31, 2009	$1,325,000	$(110,000)	$(160,000)	$14,112	$2,855,112	$86,599

During the year ended December 31, 2009, we sold $429,000 of Class 3 Convertible Notes and also issued $311,392 of Class 3 Convertible Notes for the payment of interest.  The Notes bear interest at 12%, mature July 1, 2010, and are convertible at $0.15 per share.

The following table summarizes Class 3 Note activity for the year ended December 31, 2009:

	Notes Issued For Cash	Exchange of Class 2 Note and Related Interest	Cash Redemption	Notes Issued For Interest	Class 3 Note Balance
Balance January 1, 2009	$-	$-	$-	$-	$3,671,644
Quarter Ended March 31, 2009	90,000	110,000	-	160,022	360,022
Quarter Ended June 30, 2009	19,000	-	-	-	19,000
Quarter Ended September 30, 2009	170,000	-	-	151,659	321,659
Quarter Ended December 31, 2009	150,000	-	-	-	150,000
Balance December 31, 2009	$429,000	$110,000	$-	$311,681	$4,522,325

During the quarter ended September 30, 2009, we issued $19,000 of unsecured Notes to Officers of the Company. The Notes bear interest at 12% and are due December 31, 2009.  The notes were paid in December of 2009.

On September 15, 2008, we entered into Exchange Agreements with the Note Holders which changed the terms of and/or exchanged certain notes whereby:

a)
The holders of Class 2 Notes earning 10% interest and warrants elected to receive the additional 2% interest and cease accruing warrants effective January 2, 2008, and requested that all outstanding earned warrants be issued as of that date.  This resulted in the issuance of 898,610 warrants with a conversion price of $0.25 per share with a value of $243,163 determined using the Black-Scholes option-pricing model.  See Note I – Share Based Compensation for information on the re-pricing of previously issued warrants associated with debt.

b)
The holders of the Class 2 Notes issued prior to December 2, 2007 (i) exchanged $1,477,000 of their outstanding Class 2 Notes and associated accrued interest of $90,800 for Class 3 Notes due July 1, 2010 and convertible into common stock at $0.25 per share; (ii) amended the maturity date on $718,500 of their outstanding Class 2 Notes to July 1, 2009; and (iii) amended the maturity date on the remaining $718,500 of their outstanding Class 2 Notes to October 1, 2009.  This resulted in the issuance of $1,567,800 of Class 3 Notes.  The exchange of the Class 2 Notes for the Class 3 Notes with a right to convert immediately at $0.25 per share, which was less than the fair market value of the stock on the date of exchange, resulted in a beneficial conversion feature of $1,128,817.  This was reflected in the Statements of Operations as “Extinguishment loss from modification and exchange of debt instruments”.

c)
The holders of $1,803,000 of Class 2 Notes issued after December 2, 2007 exchanged their outstanding Notes and associated accrued interest of $66,846 for Class 3 Notes due July 1, 2010.  The exchange of the Class 2 Notes for the Class 3 Notes with a right to convert immediately at $0.25 per share, which was less than the fair market value of the stock on the date of exchange, resulted in a beneficial conversion feature of $1,346,289. This was reflected in the Statements of Operations as “Extinguishment loss from modification and exchange of debt instruments”.

d)
The holders $139,000 of Class 3 Notes issued in 2004 exchanged their Class 3 Notes for Class 2 Notes earning 12% interest.  $69,500 of these notes were due July 1, 2009 and $69,500 were due October 1, 2009.

e)
The holders of $234,000 of Class 3 Notes issued in 2004 amended their terms to be the same as the newly issued Class 3 Notes.  The change in the strike price to $0.25 with a right to convert immediately resulted in a beneficial conversion feature of $168,480. This was reflected in the Statements of Operations as “Extinguishment loss from modification and exchange of debt instruments”.  These notes are now due July 1, 2010.

For more information on the Exchange Agreements, please refer to Note I – Share Based Compensation.

The aggregate amount of outstanding Class 2 and Class 3 Notes is $7,377,432 as of December 31, 2009.

A summary of the Company’s debt obligations is as follows as of December 31:
	2009	2008
	(in thousands)

Short Term Notes Payable:
Class 2 Notes	$2,855	$1,786
Class 3 Notes	4,522	-
Net Short Term Notes Payable	$7,377	$1,786

Long Term Notes Payable:
Class 2 Notes	$-	$-
Class 3 Notes	-	3,671
Total Long Term Notes Payable	$-	$3,671

See Note N – Subsequent Events for recent activity associated with Class 2 and Class 3 Notes.

Note D - Related Party Transactions

The portion of debt described in Note C above that has been issued to Directors and to certain shareholders that own more than five percent (5%) of the outstanding shares of common stock of the Company is disclosed in the table below.

	Greater than 5% shareholder		Director
	John Hunter	John R. Kiely, III.	Max A. Coon	Total
Outstanding balance as of December 31, 2009
Class 2 Notes	$1,656,112	$525,000	$125,000
Class 3 Notes	$1,430,061	$1,268,504	$286,118
Total	$3,086,173	$1,793,504	$411,118	$5,290,795
Amount of principal paid during year
2009	$-	$100,000	$-
2008	$88,000	$-	$-
Amount of interest paid during year
Cash 2009	$-	$395	$-
Notes issued in payment of interest 2009	$134,802	$108,238	$24,981
Value of warrants issued 2009	$58,404	$13,221	$3,148
Total 2009	$193,206	$121,854	$28,129	$343,189
Cash 2008	$567	$-	$-
Notes issued in payment of interest 2008	$66,370	$60,267	$11,137
Value of warrants issued 2008	$187,561	$778	$55,602
Total 2008	$254,498	$61,045	$66,739	$382,282
Accrued interest at December 31
Cash 2009	$294,460	$205,117	$51,360
Value of warrants accrued not issued 2009	$56,690	$5,029	$1,197
Total 2009	$351,150	$210,146	$52,557	$613,853
Cash 2008	$167,822	$151,333	$39,033
Value of warrants accrued not issued 2008	$-	$-	$-
Total 2008	$167,822	$151,333	$39,033	$358,188

Interest expense for the fiscal year ended December 31, 2009 was $814,000, for which $545,790 and $39,941 were for related parties and Directors, respectively.  Interest expense for the fiscal year ended December 31, 2008 was $921,000, for which $695,497 and $95,061 were for related parties and Directors, respectively.

For more information on Class 2 and Class 3 notes, see Note C – Long Term Debt and Other Financing.

On September 15, 2008, John Hunter exchanged Class 2 Notes for Class 3 Notes with the right to convert immediately at $0.25 per share, which was less than the fair market value of the stock on the date of exchange, which resulted in a beneficial conversion feature of $1,007,078.  This was reflected in the statement of operations as “Extinguishment loss from modification and exchange of debt instruments”. On the same date, John R. Kiely, III exchanged Class 2 Notes for Class 3 Notes with the right to convert immediately at $0.25 per share, which was less than the fair market value of the stock on the date of exchange, which resulted in a beneficial conversion feature of $892,397.  This was reflected in the statement of operations as “Extinguishment loss from modification and exchange of debt instruments”. On the same date, Max A. Coon exchanged Class 2 Notes for Class 3 Notes with the right to convert immediately at $0.25 per share, which was less than the fair market value of the stock on the date of exchange, which resulted in a beneficial conversion feature of $143,119.  This was reflected in the statement of operations as “Extinguishment loss from modification and exchange of debt instruments”. The aggregate of these related party transactions was $2,042,594.

On September 15, 2008, we modified the strike price of 1,850,000 warrants from $1.00 to $0.001 and issued 3,600,000 warrants for the purchase of common stock at $0.001 in the aggregate  to Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., and Special Situations Technology Fund II, L.P., and recorded an expense for the modification and issuance of warrants of $2,186,767.  On September 15, 2008, we modified the strike price of 1,250,000 warrants from $1.00 to $0.001 and issued 3,000,000 warrants for the purchase of common stock at $0.001 to Bonanza Master Fund, Ltd., and recorded an expense for the modification and issuance of warrants of $1,716,190.  There were no such transactions during the fiscal year ended December 31, 2009. The aggregate of these related party transactions was $3,902,957.

Note E - Income Taxes

The Company establishes valuation allowances in accordance with the provisions of FASB ASC Topic 740, “Income Taxes.”  The Company continually reviews realizability of deferred tax assets and recognizes these benefits only as reassessment indicates that it is more likely than not that the benefits will be realized.

As of December 31, 2009, the Company has cumulative net operating loss carryforwards approximating $53.0 million (expiring: $6.9 million in 2010, $3.9 million in 2011, $3.8 million in 2012, $2.3 million in 2018, $6.6 million in 2020, $1.9 million in 2021, $5.7 million in 2022, $5.5 million in 2023, $2.7 million in 2024, $2.7 million in 2025, $2.9 million in 2026, $3.0 million in 2027, $2.9 million in 2028, and $2.2 million in 2029) for federal income tax purposes available to reduce taxable income of future periods and unused investment, alternative minimum tax, and research and development tax credits approximating $331,000.  Additionally, the Company’s inactive subsidiary in the United Kingdom has cumulative net operating loss carryforwards approximating $3.8 million that do not expire.  For financial reporting purposes, the net operating losses and credits have been offset against net deferred tax liabilities based upon their expected amortization during the loss carryforward period.  The remaining valuation allowance is necessary due to the uncertainty of future income estimates.  The valuation allowance increased $777,000 in 2009 and $2,993,000 in 2008.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

	2009	2008
	(in thousands)
Deferred tax liabilities:
Tax depreciation	$16	$21
Total deferred tax liabilities	16	21

Deferred tax assets:
Net operating loss carryforwards	18,085	17,318
Credit carryforwards	331	331
Inventory reserve	(51)	51
Accrued vacation	18	21
Warranty reserve	37	29
Accrued interest	263	152
Deferred revenue	24	223
Stock compensation expense	411	221
Warrants issued to PIPE investors	1,434	1,434
Other	4	4
Total deferred tax assets	20,556	19,784
Valuation allowance for deferred tax assets	20,540	19,763
Net deferred tax assets	16	21
Net deferred taxes	$-	$-

The reconciliation of income taxes computed at the U.S. federal statutory tax rates to income tax expense (credit) is as follows for the years ended December 31:

	2009	2008
	(in thousands)
Net income (loss)	$(2,761)	$(10,733)
Foreign net income (loss)	-	-
U.S. net income (loss)	$(2,761)	$(10,733)

Tax provision (benefit) at U.S. statutory rates	$(939)	$(3,649	) )
Change in valuation allowance	777	2,993
Extinguishment loss from exchange of debt	6	898
Stock compensation expense	100	(221	) )
Other	56	(21	) )
	$-	$-

There were no income tax payments made in 2009 or 2008.

We account for uncertain tax positions under the provisions of FASB ASC Topic 740, ”Income Taxes”. We have not identified any material uncertain tax positions for the open tax years 2006 through 2009. Therefore, no unrecognized tax benefits were presented for the years ended 2009 and 2008.  Because of our historical significant net operating losses, we have not been subject to income taxes since 1995.

We classify all interest and penalties related to uncertain tax positions as income tax expense.  We did not have any accrued interest and penalties related to uncertain tax positions as of December 31, 2009 and 2008.

We file income tax returns in the United States federal jurisdiction and various state jurisdictions.  The tax years 2006 through 2009 remain open to examination by taxing jurisdictions to which we are subject.  As of December 31, 2009, we did not have any tax examinations in process.

Note F – Loss per Share

Basic net loss per common share is computed by dividing net loss applicable to common shareholders by the weighted-average number of common shares outstanding during the year. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the year, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon the exercise of common stock options and purchase warrants.

The following table sets forth the computation of basic and diluted loss per share:
	2009	2008
	(in thousands, except per share data)
Numerator for basic and diluted loss per share - loss available to common stockholders
Net loss	$(2,761)	$(10,733)

*there was no effect of dilutive securities, see below

Denominator for basic and diluted loss per share - weighted average shares	30,268)	29,566
*there was no effect of dilutive securities, see below

Basic and diluted loss per share:
Net loss	$(0.09)	$(0.36)

Warrants and options outstanding were not included in the computation of diluted earnings per share because the inclusion of these instruments would have an anti-dilutive effect.  For additional disclosures regarding stock options and warrants, see Note I.

Note G - Employee Savings Plan

We have an Employee Savings Plan covering substantially all employees.  We contribute $0.20 to the Plan for every dollar contributed by the employees up to 6% of their compensation.  The Plan also provides for discretionary contributions by the Company as determined annually by our Board of Directors.  The contributions we charged to operations under the Plan were approximately $8,600 and $10,000 for 2009 and 2008, respectively.

Note H – Lease Commitments and Contingencies

We use equipment and office space under operating lease agreements requiring rental payments approximating $103,000 in 2010, $4,000 in 2011 and $3,000 in 2012.  Rent expense charged to operations approximated $107,000 and $105,000 in 2009 and 2008, respectively.  Our operating lease for office and manufacturing space expires January 1, 2011 and an extension or renewal will need to be negotiated.

Note I – Share-Based Compensation

We currently have two active stock option plans, the 2004 Employee Stock Option Plan (“2004 Plan”) and the 2008 Integral Vision, Inc. Equity Incentive Plan (“2008 Plan”) (collectively the “Plans”).  The purpose of the Plans generally is to retain and attract persons of appropriate education, experience and ability to serve as our employees, to encourage a sense of proprietorship of such persons, and to stimulate an active interest in our development and financial success.

The 2004 Plan is designed to promote the interests of the Company and its shareholders by providing a means by which the Company can grant equity-based incentives to eligible employees of the Company or any Subsidiary as well as non-employee directors, consultants, or advisors who are in a position to contribute materially to the Company’s success (“Participants”).  The Plan permits the Compensation Committee of the Company's Board of Directors to grant Incentive Stock Options and Non-Qualified Stock Options.  The maximum number of shares cumulatively available is 1,000,000 shares.

The 2008 Plan is designed to promote the interests of the Company and its shareholders by providing a means by which the Company can grant equity-based incentives to eligible employees of the Company or any Subsidiary as well as non-employee directors, consultants, or advisors who are in a position to contribute materially to the Company’s success (“Participants”).  The Plan permits the Compensation Committee of the Company's Board of Directors to grant Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, and Shares.  The maximum number of shares cumulatively available is 4,828,000 plus (i) any shares that are forfeited or remain unpurchased or undistributed upon termination or expiration of the awards from the Plan or options from the 2004 Plan and (ii) any shares exchanged as full or partial payment for the exercise price of any award under the 2008 Plan. On March 24, 2009, on the recommendation of the Compensation Committee, the Board of Directors approved amending and restating the 2008 Integral Vision, Inc. Equity Compensation Plan to provide for an additional 2,500,000 shares for awards under the Plan of which an additional 1,500,000 may be awarded over the two year period beginning March 24, 2009 to the Company’s Chief Executive Officer.  The shareholders approved the amendment and restatement at the annual shareholders meeting held May 20, 2009.  As of December 31, 2009, 2,328,000 Stock Option shares and 1,300,000 Restricted Shares have been granted from the 2008 Equity Incentive Plan leaving a balance of 3,700,000 shares available for future grants.

The Plans are administered by the Compensation Committee of the Board of Directors (the “Committee”).  The Committee determines which eligible employees will receive awards, the timing and manner of the grant of such option awards, the exercise price of the stock options (which may not be less than market value on the date of grant) and the number of shares.  We may at any time amend or terminate the Plans, however no amendment that would impair the rights of any participant with respect to outstanding grants can be made without the participant’s prior consent.

The Compensation Committee of the Board of Directors on January 1, 2009 awarded 116,000 shares of restricted stock to a  certain officer of the Company. The issuance resulted in an expense of $18,560, which was recognized ratably as compensation expense over the nine month vesting period.

We granted 2,426,000 options and 1,184,000 shares of restricted stock to employees during 2008. We also exchanged and repriced 1,070,000 previously issued options under the 2004 Plan.

The Compensation Committee of the Board of Directors on January 22, 2008 granted 129,000 options with an exercise price of $0.13 per share to certain officers of the Company. The issuance resulted in an expense of $11,278, which was recognized ratably as compensation expense over the one-year vesting period.

On February 15, 2008, the Compensation Committee of the Board of Directors approved a plan to offer key employees the opportunity to surrender certain 2004 Plan options in exchange for replacement 2004 Plan options effective February 15, 2008.  The replacement options “cliff vest” 50% after 1 year and the balance after 2 years.  The program received 100% participation.   942,000 options with an average exercise price of $0.75 were surrendered and 942,000 options with an exercise price of $0.26 were issued as replacements.  The exchange resulted in an additional expense of $53,513 which is recognized ratably as compensation expense over the remaining vesting period from February 15, 2008 to February 15, 2010 along with the remaining $85,438 of unamortized compensation expense for the unvested portion of the options exchanged.

On April 3, 2008, the Compensation Committee of the Board of Directors approved a plan to offer key employees the opportunity to surrender 128,000 options in exchange for replacement options effective April 4, 2008. The replacement options “cliff vest” 50% after 1 year and the balance after 2 years.  The program received 100% participation.  The exchange resulted in an expense of $13,188, which is recognized ratably as compensation expense over the vesting period from April 4, 2008 to April 4, 2010.

On May 1, 2008, the Compensation Committee of the Board of Directors granted options on 97,000 shares with an exercise price of $0.22 to certain key employees of the Company.  The options vest in 1 year and resulted in an expense of $15,037, which was recognized ratably as compensation expense over the vesting period from May 1, 2008 to May 1, 2009.

On May 16, 2008, the Compensation Committee of the Board of Directors granted options on 1,000,000 shares with an exercise price of $0.17 to certain officers and employees of the Company. The options vest in 1 year and resulted in an expense of $119,978, which was recognized ratably as compensation expense over the vesting period from May 16, 2008 to May 16, 2009.

On September 17, 2008, the Compensation Committee of the Board of Directors granted options on 1,200,000 shares with an exercise price of $0.30 to certain officers of the Company. On the grant date, 500,000 options immediately vested which resulted in the recognition of $108,227 of compensation expense. The remaining 700,000 options vest as follows: 1) 500,000 options with a fair value of $108,227 will be expensed over a four month vesting period through December 31, 2008; 2) 140,000 options with a fair value of $30,303 will be expensed over a twelve month vesting period through September 30, 2009 and 3) 60,000 options with a fair value of $12,987 will be expensed over a twenty four month vesting period through September 30, 2010.

On September 17, 2008, the Compensation Committee of the Board of Directors granted 1,184,000 shares of restricted stock with a per share value of $0.30 to certain key officers of the Company. The total compensation expense of $355,200 will be amortized as compensation expense as follows: 1) 500,000 shares with a value of $150,000 was expensed over a four month vesting period through December 31, 2008 and 684,000 shares with a value of $205,200 was expensed over a twelve month vesting period through September 30, 2009.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model with the assumptions noted in the following table. The fair value of all awards is amortized on a straight line basis over the requisite service periods.  The expected life of all awards granted represents the period of time that they are expected to be outstanding.  The expected life is determined using historical and other information available at the time of grant.  Expected volatilities are based on historical volatility of our common stock, and other factors.  The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.  No dividends are expected to be paid.  We use historical data to estimate pre-vesting option forfeitures.

The values in the table below reflect weighted averages for stock awards made in the designated years.  There were no stock options awarded in 2009.

Year Ended December 31
2008

Expected Life (in years)	5.0
Expected volatility	198.6%
Risk-free interest rate	2.8%
Expected dividend yield	0%
Expected forfeiture rate	0%

A summary of option activity under all Plans for the years ended December 31, 2009, and 2008 follows:

	2009		2008
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	(number of shares in thousands)
Outstanding at January 1	3,795	$0.23	1,496	$0.71
Granted	0	0.00	3,496	0.24
Exercised	0	0.00	0	0.00
Expired	(10)	0.26	(1,197)	0.75
Outstanding at December 31 ($.10 to $0.30 per share)	3,785	$0.23	3,795	$0.23

Exercisable ($.10 to $.30 per share)	3,195	$0.23	1,299	$0.27

A summary of the status of our nonvested shares as of December 31, 2009, and changes during years ended December 31, 2009, and December 31, 2008, is presented below:

	2009		2008
	Shares	Weighted Average Grant- Date Fair Value	Shares	Weighted Average Grant- Date Fair Value
Nonvested at January 1	2,496,000	$0.27	650,000	$0.42
Granted	0	0.00	3,496,000	0.24
Cancellations	(10,000)	0.26	(650,000)	0.73
Vested	(1,896,000)	0.20	(1,000,000)	0.30
Nonvested at December 31	590,000	$0.25	2,496,000	$0.27

The weighted average grant date fair value of options granted during 2008 was $0.24. No options were granted in 2009.

The following table summarizes share-based compensation expense for the years ended December 31, 2009 and 2008 related to share-based awards under FASB ASC Topic 718 “Stock Compensation” as recorded in the Statements of Operations in the following expense categories:

	2009	2008
	(in thousands)
Marketing	$33	$85
Engineering and Development	49	163
General and Administrative	211	402
Total share-based compensation expense	$293	$650

As of December 31, 2009, we had $9,792 of unrecognized expense related to un-vested share-options  which will be recognized ratably as compensation expense over the remaining vesting period  through September 2010.

Additional information regarding the range of exercise prices and weighted average remaining life of options outstanding at December 31, 2009 and 2008 follows:

		2009			2008
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life	Number Exercisable	Number Outstanding	Weighted Average Remaining Life	Number Exercisable
	(number of shares in thousands)			(number of shares in thousands)
$0.10 to $0.30	3,785	7.9	3,195	3,795	8.9	1,299

On September 15, 2008, we entered into certain agreements with the holders of securities issued under the Securities Purchase Agreement dated April 12, 2005 (the “PIPE Equity Investors”), and the holders of Class 2 and Class 3 Notes (the “Note Holders”),  whereby:

a)
The strike price on 3,500,000 outstanding and immediately exercisable warrants was changed from $1.60 to $0.001 resulting in a value of $1,273,392 as determined using the Black-Scholes option-pricing model.  This is reflected in the Statement of Operations for 2008 as “Modification and issuance of warrants to PIPE Equity Investors.”

b)
7,000,000 new and immediately exercisable warrants were issued with a strike price of $0.001 resulting in a value of $2,943,283 as determined using the Black-Scholes option-pricing model.  This is reflected in the Statement of Operations for  2008 as “Modification and issuance of warrants to PIPE Equity Investors.”

c)
The strike price on 1,209,542 outstanding and immediately exercisable warrants issued to the Note Holders was reduced from $1.00 to $0.25 resulting in a value of $229,048 which was determined using the Black-Scholes option-pricing model.  This is reflected as “Interest Expense” in the Statement of Operations for 2008.

For more information on the agreements, please refer to Note C – Long Term Debt and Other Financing Arrangements.

A summary of the outstanding warrants, options, and shares available upon the conversion of debt at December 31, 2009 and 2008 is as follows:

	2009				2008
	Weighted Average Exercise Price	Number Outstanding	Weighted Average Remaining Life	Number Exercisable	Weighted Average Exercise Price	Number Outstanding	Weighted Average Remaining Life	Number Exercisable
	(number of shares in thousands)				(number of shares in thousands)
PIPE Warrants	$0.001	10,500	2.57	10,500	$0.001	10,500	3.57	10,500
Class 2 Note Warrants	$0.190	4,616	3.06	4,616	$0.250	2,090	2.82	2,090
Class 3 Convertible Notes	$0.220	20,358	0.50	20,358	$0.250	14,687	1.50	14,687
1995 Employee Stock Option Plan	$0.170	184	1.96	184	$0.170	184	2.95	184
1999 Employee Stock Option Plan	$0.170	290	6.19	290	$0.170	290	7.19	115
2004 Employee Stock Option Plan	$0.250	983	8.13	517	$0.250	993	9.13	-
2008 Equity Compensation Plan	$0.240	2,328	8.55	2,204	$0.240	2,328	9.54	1,000
	$0.159	39,259	2.07	38,669	$0.164	31,072	3.20	28,576

Note J – Contingencies and Litigation
Product Warranties

We provide standard warranty coverage for most of our products, generally for one year from the date of customer acceptance. We record a liability for estimated warranty claims based on historical claims and other factors. We review these estimates on a regular basis and adjust the warranty reserves as actual experience differs from historical estimates or other information becomes available. This warranty liability primarily includes the anticipated cost of materials, labor and travel, and shipping necessary to repair and service the equipment.

The following table illustrates the changes in our warranty liability for the years ended December 31, 2009 and 2008:

	Amount	Amount
	2009	2008
	(in thousands)
Balance as of January 1	$84	$82
Charges to expense	30	9
Utilization/payment	(6)	(7)
Balance as of December 31	$108	$84

Note K – Operations by Geographic Area

FASB Topic ASC 280, “Disclosures about Segments of an Enterprise and Related Information”, established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders.  It also established standards for related disclosures about products and services, and geographic areas.  Operating segments are defined as components of the enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance.

We are engaged in one business segment: vision-based inspection products.  The following presents information by geographic area.

	Year Ended December 31
	2009	2008
	(in thousands)
Net revenues by geographic area:
North America	$64	$527
Europe	17	500
Asia	1,673	-
	$1,754	$1,027

* Geographic areas that are considered individually material are listed (more than 10% of net revenues), all others are included in North America and in total are considered immaterial.

Note L – Royalty Payments

The Company earned approximately $23,000  in royalties in 2008.   No royalties were earned in 2009.

Note M – Going Concern Matters

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As shown in the financial statements, we incurred losses from operations in the years of 2009 and 2008 of $2.7 million and $10.7 million, respectively.  The continuing losses raise substantial doubt about our ability to continue operating as a going concern.

We are currently working with a number of large customers who are using our technologies to evaluate their microdisplay production or are evaluating our technology for the inspection of LCD displays and components.  We expect that additional sales orders will be placed by these customers throughout 2010 and into 2011 provided that markets for these products continue to grow and the customers continue to have interest in our technology-assisted inspection systems.  Ultimately, our ability to continue as a going concern will be dependent on these large companies getting their emerging display technology products into high volume production and placing sales orders with us for inspection products to support that production.  However, there can be no assurance that we will be succesful in securing sales orders sufficient to continue operating as a going concern.

From November 2006 through March 27, 2010, we have used $7,923,743 of Class 2 and Class 3 Notes to fund operations.  $4,868,631 of these are Class 3 Notes which mature July 1, 2010; $1,566,000 are Class 2 Notes which mature April 30, 2010; and the balance of $1,489,112 are Class 2 Notes which mature on June 30, 2010.  We will need to raise additional funds in the second quarter of 2010 to pay these notes as they mature or negotiate the extension of their due date.  Taking into account existing and anticipated orders, we expect that we may need to raise an additional $500,000 to fund operations through the first quarter of 2011.  If the anticipated orders do not materialize as expected, we will need to raise additional capital.

For further information regarding our obligations, see Note C – Long Term Debt and Other Financing Arrangements and Note N – Subsequent Events.

The financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

Note N – Subsequent Events

From January 1, 2010 through March 27, 2010, we issued an aggregate of $546,308 of new Class 2 and Class 3 Notes to pay interest obligations and to fund operations.  We also exchanged $171,118 of Class 2 notes issued in 2010 and associated interest for an equal amount of Class 3 notes.  As of March 27, 2010, the aggregate amount  of Class 2 and Class 3 Notes outstanding is $7,923,743.

On January 5, 2010, we extended the terms on $2,855,112 of Class 2 Notes due January 15, 2010.  $1,289,112 of Class 2 Notes were extended to January 31, 2010 and $1,566,000 were extended to April 30, 2010 and were given the right to exchange all or any part of the Class 2 Notes for 90 days  for Class 3 Notes paying 12% interest and convertible at $0.15 per share subject to sufficient shares being authorized by the shareholders at the annual meeting to support the exchange of all outstanding Class 2 Notes with the right of exchange.

On January 31, 2010, we extended the $1,289,112 of Class 2 Notes due January 31, 2010 to June 30, 2010 and gave the right to exchange all or any part of the Class 2 Notes for 90 days for Class 3 Notes paying 12% interest and convertible at $0.15 per share subject to sufficient shares being authorized by the shareholders at the annual meeting to support the exchange of all outstanding Class 2 Notes with the right of exchange.

On March 17, 2010 the Board of Directors changed the stated value of our common stock from $0.20 to “no stated value”.

From January 1, 2010 through March 27, 2010, we issued 3,700,363 warrants, to purchase stock at $0.15, to Class 2 Noteholders for payment of interest.

On March 25, 2010, Maxco, Inc. (a related party) distributed all of its 2,410,183 shares of common stock of the Company to its shareholders under Maxco, Inc.’s complete liquidation plan.  Maxco, Inc.’s Class 3 Convertible Notes, Class 2 Notes and warrants were not distributed at this time and are still held by Maxco, Inc.

On March 26, 2010, 1,850,000 of warrants for common stock of the Company issued April 12, 2005 and repriced September 15, 2008 to $0.001 per share were exercised for $1,850.00.  These shares are included in the outstanding shares listed on the face of this document.

On March 31, 2010, Maxco, Inc. (a related party) sold its interest in Class 2 and Class 3 secured notes and its interest in warrants for common stock of the Company to Charlevoix Drive Properties, LLC (a related party).

The Compensation Committee offered holders of 3,301,000 of stock options ranging in price from $0.13 to $0.30 per share the opportunity to surrender those options by April 2, 2010 and receive an equivelant number of new options.  All 3,301,000 shares were surrendered and reissued at the April 2, 2010 closing price of $0.679.

On April 12, 2010, 1,650,000 of warrants for common stock of the Company issued April 12, 2005 and repriced September 15, 2008 to $0.001 per share were exercised on a cashless basis resulting in the issuance of 1,617,000 shares of common stock.  These shares are included in the outstanding shares listed on the face of this document.

INTEGRAL VISION, INC.
Condensed Balance Sheets

	September 30,	December 31,
	2010	2009
	(Unaudited)
	(in thousands)

Assets

Current assets:
Cash	$98	$28
Accounts receivable	156	50
Inventories	147	190
Other	105	98
Total current assets	506	366

Property and equipment:
Building Improvements	4	4
Production and engineering equipment	357	354
Furniture and fixtures	80	80
Computer equipment	202	193
Marketing/demonstration equipment	139	139

	782	770
Less accumulated depreciation	(647)	(580)
Net property and equipment	135	190

Other assets - net of accumulated amortization of $1,579,000 ($1,559,000 for 2009)	46	61
	$687	$617

See notes to condensed financial statements.

INTEGRAL VISION, INC.
Condensed Balance Sheets – Continued

	September 30,	December 31,
	2010	2009
	(Unaudited)
	(in thousands)
Liabilities and Stockholders' Deficit:

Current liabilities:
Notes Payable (See Note C)
Others	$2,727	$2,086
Related parties	5,243	4,880
Directors and Officers	423	411
Accounts payable	178	114
Accrued compensation and related costs	285	276
Accrued sales commissions	48	-
Accrued interest (See Note C)	1,158	774
Accrued product warranty	132	108
Accrued professional fees	103	95
Other accrued liabilities	12	-
Customer deposits	197	249
Deferred revenue for product sales	-	72
Total current liabilities	10,506	9,065

Long-term debt	-	-

Total liabilities	10,506	9,065

Stockholders' deficit:
Preferred stock, 400,000 shares authorized; none issued	-	-
Common stock, without par value, (See Note B) 90,000,000 shares authorized; 35,675,409 shares issued and outstanding (30,866,409 in 2009)	54,018	53,701
Accumulated deficit	(63,837)	(62,149)
Total stockholders’ deficit	(9,819)	(8,448)
	$687	$617

See notes to condensed financial statements.

INTEGRAL VISION, INC.
Condensed Statements of Operations

	Three Months Ended September 30,
	2010	2009
	(Unaudited)
	(In thousands, except per share data)
Revenue:
Net product sales	$743	$234
Costs of sales:
Costs of sales for products	279	130
Depreciation and amortization	5	5
Total costs of sales	284	135
Gross margin	459	99

Other costs and expenses:
Marketing	87	110
General and administrative	296	340
Engineering and development	199	185
Total other costs and expenses	582	635
Operating loss	(123)	(536)

Other income (loss)	(1)	(2)
Interest expense (See Note C)	(307)	(215)

Net loss	$(431)	$(753)

Basic and diluted loss per share:
Net loss	$(0.01)	$(0.03)

Weighted average number of shares of common stock and common stock equivalents, where applicable	35,675	30,066

See notes to condensed financial statements.

INTEGRAL VISION, INC.
Condensed Statements of Operations

	Nine Months Ended September 30,
	2010	2009
	(Unaudited)
	(In thousands, except per share data)
Revenue:
Net product sales	$1,513	$1,479
Costs of sales:
Costs of sales for products	571	667
Depreciation and amortization	13	12
Total costs of sales	584	679
Gross margin	929	800

Other costs and expenses:
Marketing	322	375
General and administrative	959	1,133
Engineering and development	611	724
Total other costs and expenses	1,892	2,232
Operating loss	(963)	(1,432)
Other income (loss)	1	(20)
Interest expense (See Note C)	(726)	(583)
Net loss	$(1,688)	$(2,035)

Basic and diluted loss per share:
Net loss	$(0.05)	$(0.07)

Weighted average number of shares of common stock and common stock equivalents, where applicable	33,898	30,066

See notes to condensed financial statements.

INTEGRAL VISION, INC.
Statement of Stockholders' Deficit
(Unaudited)

	Common Stock
	Number of Shares Outstanding	Amount	Accumulated Deficit	Total
	(in thousands, except number of common shares outstanding)

Balance at January 1, 2010	30,866,409	$53,701	$(62,149)	$(8,448)

Exercise of warrants	3,467,000	2		2
Issuance of warrants for settlement of interest on Class 2 Notes (see Note C)	-	138	-	138
Net loss for the period			(1,688)	(1,688)
Share-based compensation	1,342,000	177	-	177

Balance at September 30, 2010	35,675,409	$54,018	$(63,837)	$(9,819)

See notes to condensed financial statements.

INTEGRAL VISION, INC.
 Condensed Statements of Cash Flows

	Nine Months Ended September 30,
	2010	2009
	(Unaudited)
	(in thousands)
Cash Flows From Operating Activities
Net loss	$(1,688)	$(2,035)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	67	67
Amortization	20	35
Loss on sale of equipment	(2)	-
Warrants issued in settlement of interest (See Note C)	138	62
Share-based compensation	177	281
Issuance of Class 3 Notes in settlement of interest (See Note C)	176	312
Issuance of Class 2 Notes in settlement of interest See (Note C)	-	14
Extinguishment loss from exchange of debt instruments	-	18
Changes in operating assets and liabilities which provided (used) cash:
Accounts receivable	(106)	106
Inventories	43	(63)
Prepaid and other	(7)	25
Accounts payable and other current liabilities	549	128
Customer Deposits	(52)	36
Deferred revenue	(72)	(406)
Net cash used in Operating Activities	(757)	(1,420)

Cash Flows Provided By (Used In) Investing Activities
Sale of equipment	2	-
Purchase of equipment	(12)	-
Additional Patents	(5)	(25)
Net cash used in Investing Activities	(15)	(25)

Cash Flows Provided By (Used In) Financing Activities
Proceeds from sale of Class 2 Notes	806	1,175
Payment of Class 2 Notes	(51)	(155)
Proceeds from sale of Class 3 Notes	85	279
Proceeds from sale of notes payable- officers	-	19
Proceeds from exercise of stock warrants	2	-
Net Cash Provided By Financing Activities	842	1,318
Increase (Decrease) in Cash	70	(127)
Cash at Beginning of Period	28	144
Cash at End of Period	$98	$17

Supplemental cash flows disclosure:
Interest paid (See Notes B & C)	$18	$37

See notes to condensed financial statements.

Notes to Condensed Financial Statements - Integral Vision, Inc.

The condensed financial statements in this report have been prepared by Integral Vision, Inc. (the “Company”) without audit, pursuant to the rules of the Securities and Exchange Commission for quarterly reports on Form 10-Q and do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for annual financial statements.  These statements should be read in conjunction with the financial statements and notes for the year ended December 31, 2009, included in our Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2010 and our Form 10-K/A filed with the SEC on April 30, 2010.

The condensed financial statements in this report include all adjustments, consisting of only normal, recurring adjustments, that, in the opinion of management, are necessary for the fair presentation of results for these interim periods and in order to make the condensed financial statements not misleading.

The results of operations for the three-month and nine-month periods ended September 30, 2010 are not necessarily indicative of the results to be expected for the entire year ending December 31, 2010.

Note A – Nature of Business

The Company develops, manufactures, and markets flat panel display inspection systems to ensure product quality in the display manufacturing process. We primarily inspect Microdisplays and small flat panel displays, although the technology used is scalable to allow inspection of full screen displays and components.  Our customers and potential customers are primarily large companies with significant investment in the manufacture of displays.  Nearly all of our sales originate in the United States, Asia, or Europe.  Our products are generally sold as capital goods.  Depending on the application, display inspection systems have an indefinite life and are more likely to require replacement due to possible technological obsolescence than from physical wear.

Note B – Significant Accounting Policies

Use of Estimates

The preparation of condensed financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements.  Estimates also affect the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Inventories

Inventories are stated at the lower of first-in, first-out (“FIFO”) cost or market.  Cost is computed using currently adjusted standards, which approximates actual costs on a FIFO basis.  We assess the recoverability of all inventories to determine whether adjustments for impairment are required.  At September 30, 2010 and December 31, 2009, inventories consisted of the following amounts (net of obsolescence reserves of $15,000 at September 30, 2010 and $0 at December 31, 2009):

	30-Sep-10	31-Dec-09
	(in thousands)
Raw materials	$147	$85
Work in process	-	69
Finished goods	-	36
	$147	$190

Management periodically performs an analysis of our inventory to determine if its cost exceeds estimated net realizable value.

Supplemental Disclosure of Non-cash Investing and Financing Activities

During 2009, we transferred $113,000 of inventories to Production and engineering equipment.

During 2009, we issued $14,000 of Class 2 Notes in settlement of our obligation to pay interest.

During 2010, we exchanged $170,000 of Class 2 Notes for $170,000 of Class 3 Notes. During 2009, we exchanged $110,000 of Class 2 Notes for $110,000 of Class 3 Notes.

During 2010, we issued $176,308 of Class 3 Notes in settlement of our obligation to pay interest. During 2009, we issued $312,000 of Class 3 Notes in settlement of our obligation to pay interest.

Stockholders Equity

On March 17, 2010, the Board of Directors (the “Board”) changed the stated value of our common stock from $0.20 to “no stated value”.  As a result, we reclassified $47,528,000 of Additional Paid in Capital to Common Stock for the year ended December 31, 2009.

Deferred Revenue

Deferred revenue represents amounts periodically invoiced for sales orders in excess of amounts recognized as revenues. At September 30, 2010, there was no deferred revenue for product sales. At December 31, 2009, there was deferred revenue of $72,000.

Revenue Recognition

We recognize revenue in accordance with ASC Subtopic 985-605, “Revenue Recognition — Software Revenue Recognition”; Staff Accounting Bulletin No. 101 (“SAB 101”) and Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements.”  Revenue is recognized when 1) persuasive evidence of an arrangement exists, 2) delivery has occurred or services have been rendered, 3) the selling price is fixed or determinable and 4) collectability is reasonably assured.

We recognize revenue at the time of shipment for product sales where the customer’s acceptance criteria can be demonstrated as met prior to shipment and where title transfers on shipment.  We recognize revenue at the time of final acceptance at the customer site when title does not transfer on shipment or if acceptance criteria at the customer site are substantially different than acceptance criteria for shipment.  We recognize revenue for product sales with no specific customer acceptance criteria, including spare parts, on shipment.  Revenue from service contracts is recognized over the term of the contract.  Revenue is reported net of sales commissions of $13,849 and $81,743 for the three month and nine month periods ended September 30, 2010 and $31,025 and $131,189 for the three month and nine month periods ended September 30, 2009.

Revenue is also derived through business agreements for product development.  We conduct specified product development projects related to one of our principal technology specializations for an agreed-upon fee.  Typically, the agreements require our “best efforts” with no specified performance criteria.  Revenue from product development agreements, where there are no specific performance terms, is recognized in amounts equal to the amounts expended on the programs.  Generally, the agreed-upon fees for product development agreements contemplate reimbursing us, after our agreed-upon cost share, if any, for costs considered associated with project activities including expenses for direct product development and research, operating, general and administrative expenses and depreciation.  Accordingly, expenses related to product development agreements are recorded as cost of revenues from product development agreements.

Share-Based Compensation

We account for our share based compensation plans according ASC Topic 718 “Stock Compensation.” Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and expensed over the expected vesting period.  Any excess tax benefits are reported as a financing cash inflow rather than as a reduction of taxes paid.

Recently Issued Accounting Standards

ASU 2009-14

ASU 2009-14, “Certain Revenue Arrangements that Include Software Elements,” amends ASC Subtopic 985-605, “Software Revenue Recognition,” to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product’s essential functionality. ASU 2009-14 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. If a company elects early adoption and the period of adoption is not the beginning of its fiscal year, the requirements must be applied retrospectively to the beginning of the fiscal year. While we are still analyzing the effects of the adoption of ASU 2009-14, we do not believe that the adoption of ASU 2009-14 will have a material effect on our financial position, results of operations or cash flows.

ASU 2009-13

ASU 2009-13, “Multiple-Delivered Revenue Arrangements,” amends ASC Subtopic 650-25, “Revenue Recognition – Multiple Element Arrangements,” to eliminate the requirement that all undelivered elements have vendor-specific objective evidence (“VSOE”) or third-party evidence (“TPE”) before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE or TPE of fair value for one or more delivered or undelivered elements in a multiple element arrangement, entities will be required to estimate the selling prices of those elements. The overall arrangement fee will be allocated to each element (both delivered and undelivered items) based on their relevant selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. Upon adoption, application of the “residual method” will no longer be permitted and entities will be required to disclose more information about their multiple-element revenue arrangements. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  Early adoption of ASU 2009-13 is permitted. If a company elects early adoption and the period of adoption is not the beginning of its fiscal year, the requirements must be applied retrospectively to the beginning of the fiscal year. While we are still analyzing the effects of the adoption of ASU 2009-13, we do not believe that the adoption of ASU 2009-13 will have a material effect on our financial position, results of operations or cash flows.

Note C - Debt and Other Financing Arrangements (Including Related Parties)

As of January 1, 2010, we had $2,855,000 of outstanding Class 2 Notes. The Class 2 Notes are working capital notes secured by accounts receivable, inventory, and intellectual property and have been issued primarily to certain shareholders that are directors or beneficially own more than five percent of the outstanding shares of common stock of the Company (see table at the end of Note C). The Notes bear interest at 10% payable at maturity of the note and earn warrants at the rate of five (5) warrants per year per dollar invested. The warrants have an exercise price of $0.15 per share of our common stock.  The holder can elect to forgo warrants and earn an additional 2% interest.  All notes are presently earning 10% interest and receiving warrants.  During the quarter ended March 31, 2010, we issued $370,000 of Class 2 Notes and we paid $170,000 of Class 2 Notes by issuing Class 3 Notes.  We also issued 3,700,363 warrants valued at $32,843 as determined using the Black-Scholes option-pricing method.  We had 4,828,457 accrued warrants that were earned but not issued as of March 31, 2010, valued at $98,432 as determined using the Black-Scholes option-pricing model.  No new Class 2 Notes or Warrants were issued during the quarter ended June 30, 2010. We had 6,786,501 accrued warrants that were earned but not issued as of June 30, 2010, valued at $81,174 as determined using the Black-Scholes option-pricing model.  During the quarter ended September 30, 2010, we issued $435,600 of new Class 2 Notes, and we paid $50,950 to retire a Class 2 Note. We also issued 8,509,560 warrants valued at $104,936. We had 1,653,350 accrued warrants that were earned but not issued as of September 30, 2010, valued at $46,770 as determined using the Black-Scholes option-pricing model.  All but $329,150 of the Class 2 Notes matured on September 30, 2010 of which $204,150 matured on October 31, 2010 and $125,000 mature on March 1, 2011.  The due date for Class 2 Notes maturing September 30, 2010 was not extended and these notes are currently in default.  See Note I – Subsequent Events for recent activity associated with the maturity of Class 2 Notes.

As of January 1, 2010, we had $4,522,000 of outstanding Class 3 Notes. Of these, $3,671,642 bear interest at 8% and $850,861 bear interest at 12%, payable January 1st and July 1st of each year. The Notes are secured by our intellectual property and have been issued primarily to certain shareholders that are directors or beneficially own more than five percent of the outstanding shares of common stock of the Company (see table at the end of Note C).  Also, $3,671,642 of the Notes are convertible into the Company’s common stock at $0.25 per share, and $850,681 of the Notes are convertible into the Company’s stock at $0.15 per share.  During the quarter ended March 31, 2010, we issued $176,308 of Class 3 Notes bearing 12% interest and convertible at $0.15 per share for the payment of interest, and $170,000 of Class 3 Notes bearing 12% interest and convertible at $0.15 per share for the payment of Class 2 Notes.   During the quarter ended June 30, 2010, we issued $85,000 of Class 3 Notes bearing 12% interest and convertible at $0.15 per share for cash which mature on July 1, 2011. All other Class 3 Notes matured on October 1, 2010, and are currently in default.  No new Class 3 Notes were issued during the quarter ended September 30, 2010.  See Note I – Subsequent Events for recent activity associated with the maturity of Class 3 Notes.

The Company is in default under the terms of the Fifth Amended and Restated Note and Warrant Purchase Agreement (the “Agreement”), because it failed to make full payment of principal and interest on certain Class 2 and Class 3 Notes on their respective maturity dates.  As of September 30, 2010, the outstanding principal and unpaid interest on the Class 2 Notes was $3,845,894.  As of October 1, 2010, the outstanding principal and interest on the Class 3 Notes was $5,239,111.

The Class 2 and Class 3 Notes are secured by the Company’s intellectual property pursuant to a Collateral Assignment of Proprietary Rights and Security Agreement (the “Collateral Assignment”), and the Class 2 Notes are also secured by the Company’s accounts receivable and inventory pursuant to a Security Agreement (the “Security Agreement”).

The Class 2 and Class 3 Notes have begun to accrue interest at their default interest rates, which is equal to their respective interest rates plus an additional 4%. As such, $2,910,612 of Class 2 Notes are currently accruing interest at the default rate of 14% and $200,000 of Class 2 Notes are currently accruing interest at the default rate of 16%. Also, $3,671,643 of Class 3 Notes are currently accruing interest at the default rate of 12% and $1,196,989 of Class 3 Notes are currently accruing interest at the default rate of 16%.

Pursuant to the Collateral Assignment and the Security Agreement, the Class 2 and Class 3 Note holders (or the collateral agent acting on their behalf) have the right to foreclose on the collateral covered by such agreements, and exercise any of several remedies provided in such agreements, including taking possession of such collateral and selling such collateral.  See Note I – Subsequent Events for recent activity associated with the Class 2 and Class 3 Notes.

The Company is in discussions with the note holders about curing or waiving the default.  The note holders have continued to purchase new notes to provide additional funding to the Company after the default.  See Note I – Subsequent Events for information on note activity since September 30, 2010.

A summary of the Company’s debt obligations as of September 30, 2010 is as follows:

Short Term Debt:	Note Balance 12/31/2009	Cash Sale	Cash Payment	Class 3 Notes Issued for Interest Payment	Exchange Class 2 Notes for Class 3 Notes	Balance 9/30/2010

Others - Class 2 Notes	$549,000	$555,600	$-	$-	$(170,000)	$934,600
Others - Class 3 Notes	1,537,640	85,000	-	50,819	170,000	1,843,459
	2,086,640	640,600	-	50,819	-	2,778,059

Related Parties - Class 2 Notes (1)	2,181,112	250,000	(50,950)	-	-	2,380,162
Related Parties - Class 3 Notes (1)	2,698,565	-	-	113,446	-	2,812,011
	4,879,677	250,000	(50,950)	113,446	-	5,192,173

Dircetors and Officers - Class 2 Notes (2)	125,000	-	-	-	-	125,000
Dircetors and Officers - Class 3 Notes (2)	286,118	-	-	12,043	-	298,161
	411,118	-	-	12,043	-	423,161

Total Short Term Debt	$7,377,435	$890,600	$(50,950)	$176,308	$-	$8,393,393

(1)	Shareholders that beneficially own more than five percent of the outstanding shares of common stock of the Company.
(2)	Notes held by Max A. Coon, a director of the Company.

A summary of interest expense and unpaid interest for note holders, including directors and certain shareholders that beneficially own more than five percent of the outstanding shares of common stock of the Company, for the three months and nine months ended September 30, 2010 and 2009 is as follows:

	2010			2009
	Interest Expense		9/30 Interest	Interest Expense		12/31 Interest
Note Holders	3 Months	9 Months	Accrued	3 Months	9 Months	Accrued

Directors and Officers (2)	$14,886	$33,643	$71,751	$10,772	$29,391	$52,558
Related Parties (1)	203,438	471,211	797,371	152,700	387,814	561,296
Others	89,118	210,639	287,900	46,585	139,926	160,170

Totals	$307,442	$715,493	$1,157,022	$210,057	$557,131	$774,024

(1)	Shareholders that beneficially own more than five percent of the outstanding shares of common stock of the Company.
(2)	Notes held by Max A. Coon, a director of the Company.

A summary of warrant activity, including directors and certain shareholders that beneficially own more than five percent of the outstanding shares of common stock of the Company for the three months and nine months ended September 30, 2010 is as follows:

	3 Months		9 Months		September 30, 2010		December 31, 2009
	Issued		Issued		Earned Not Issued		Earned Not Issued
Note Holders	Number	Value	Number	Value	Number	Value	Number	Value

Directors and Officers (2)	-	$-	275,685	$2,408	54,794	$1,127	68,493	$1,197
Related Parties (1)	7,245,086	90,038	9,900,051	113,750	1,295,459	40,677	3,530,228	61,719
Others	1,201,659	14,898	1,971,372	21,621	303,097	4,966	516,167	9,024

Totals	8,446,745	$104,936	12,147,108	$137,779	1,653,350	$46,770	4,114,888	$71,940

(1)	Shareholders that beneficially own more than five percent of the outstanding shares of common stock of the Company.
(2)	Notes held by Max A. Coon, a director of the Company.

Note D – Loss per Share

The following table sets forth the computation of basic and diluted loss per share:

	Three Months Ended Sptember 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
	(in thousands, except per share data)
Numerator for basic and diluted loss per share – loss available to common stockholders
Net loss	$(431)	$(753)	$(1,688)	$(2,035)
*there was no effect of dilutive securities—see below

Denominator for basic and diluted loss per share – weighted average shares	35,675	30,066	33,898	30,066
*there was no effect of dilutive securities—see below

BASIC AND DILUTED LOSS PER SHARE:
Net loss	$(0.01)	$(0.03)	$(0.05)	$(0.07)

During the nine months ended September 30, 2009, we issued 116,000 shares of restricted shares to a key officer of the Company.  These shares are not considered in the calculation of basic earnings per share for the nine-month period ended September 30, 2009, which is in accordance with the provisions of ASC Topic 260, “Earnings per Share”.

Note E – Income Taxes

In accordance with ASC Topic 740 “Income Taxes,” we assess our uncertain tax positions for tax years that are still open for examination.  Because of our historical significant net operating losses, we have not been subject to income tax since 1995.

We classify all interest and penalties as income tax expense.  We did not have any accrued interest and penalties related to uncertain tax positions as of September 30, 2010.

We file income tax returns in the United States federal jurisdiction and various state jurisdictions.  The tax years 2006 through 2009 remain open to examination by taxing jurisdictions to which we are subject.  As of September 30, 2010, we did not have any tax examinations in process.

We maintain deferred tax assets that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  These deferred tax assets include net operating loss carry forwards and credit carry forwards.  The net deferred tax asset has been fully offset by a valuation allowance because of our history of losses.

Note F – Share-Based Compensation

We currently have two active equity compensation plans, the 2004 Employee Stock Option Plan (the “2004 Plan”) and the 2008 Integral Vision, Inc. Equity Compensation Plan, as amended (the “2008 Plan”).

The 2004 Plan provides for options that may be granted to eligible employees, officers and directors of the Company. The purpose of the 2004 Plan generally is to retain and attract persons of appropriate education, experience and ability to serve as our employees, to encourage a sense of proprietorship of such persons and to stimulate an active interest in our development and financial success.  We reserved 1,000,000 shares for future issuance under the 2004 Plan.  As of June 30, 2010, no shares remain which can be issued under the 2004 Plan.

The 2008 Plan is designed to promote the interests of the Company and its shareholders by providing a means by which the Company can grant equity-based incentives to eligible employees of the Company or any subsidiary as well as non-employee directors, consultants, or advisors who are in a position to contribute materially to the Company’s success (“Participants”).  The Plan permits the Compensation Committee of the Board (the “Compensation Committee”) to grant incentive stock options, non-qualified stock options, restricted stock and shares of common stock.  The maximum number of shares cumulatively available is 7,328,000 plus (i) any shares that are forfeited or remain unpurchased or undistributed upon termination or expiration of the awards from the 2008 Plan or options from the 2004 Plan and (ii) any shares exchanged as full or partial payment for the exercise price of any award under the 2008 Plan.  Effective April 19, 2010, and pending shareholder approval, the Board increased the maximum number of cumulative shares available to 14,000,000 plus (i) any shares that are forfeited or remain unpurchased or undistributed upon termination or expiration of the awards from the 2008 Plan or options from the 2004 Plan and (ii) any shares exchanged as full or partial payment for the exercise price of any award under the 2008 Plan.  As of September 30, 2010, and assuming shareholder ratification of the Board’s action, 6,672,000 shares remain which can be issued under the 2008 Plan.

On April 2, 2010, the Compensation Committee approved a plan to offer key employees the opportunity to surrender certain outstanding stock options in exchange for replacement options effective April 2, 2010.  The replacement options vest immediately.  The program received 100% participation.  3,301,000 options with an average exercise price of $0.24 per share of our common stock were surrendered and 3,301,000 options with an average exercise price of $0.0679, the closing price of the stock on April 2, 2010, were issued as replacements.

On May 5, 2010, the Compensation Committee removed the vesting restriction on 800,000 shares of common stock granted to certain executives as the restriction was no longer necessary due to an amendment to Section 8.11 of the Agreement on April 19, 2010.

On May 5, 2010, the Compensation Committee awarded (i) 2,375,000 Incentive Stock Options from the 2008 Plan to various key employees with a value of $68,975 and (ii) a grant of 1,342,000 unrestricted shares of common stock which vested immediately to the Chief Executive Officer with a value of $49,654, both contingent on shareholder approval of an amendment to the 2008 Plan to increase the number of shares of common stock available for awards.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model with the weighted average assumptions noted in the following table. The fair value of all awards is amortized on a straight-line basis over the requisite service periods.  The expected life of all awards granted represents the period of time that they are expected to be outstanding.  The expected life is determined using historical and other information available at the time of grant.  Expected volatilities are based on historical volatility of our common stock and other factors.  The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.  We use historical data to estimate pre-vesting option forfeitures.

	September 30,
	2010	2009
	(in thousands)
Expected Life (in years)	5.0	5.0
Expected volatility	92.3%	85.1%
Risk-free interest rate	2.4%	2.7%
Expected dividend yield	0%	0%
Expected forfeiture rate	0%	0%

A summary of option activity under all plans for the nine-month period ended September 30, 2010 and 2009 is as follows:

	2010		2009
		Weighted		Weighted
		Average		Average
	Shares	Exercise Price	Shares	Exercise Price
	(number of shares in thousands)
Outstanding at January 1	3,785	$0.23	3,795	$0.23
Granted	5,776	0.06	0	0.00
Exercised	0	0.00	0	0.00
Expired or cancelled	(3,301)	0.24	0	0.00
Outstanding at September 30 ($0.037 to $0.30 per share)	6,260	$0.06	3,795	$0.23
Exercisable ($0.037 to $0.30 per share)	6,196	$0.06	3,065	$0.23

A summary of the status of our non-vested option shares as of September 30, 2010 and 2009, and changes during the nine months ended September 30, 2010 and 2009, is presented below:

	2010		2009
		Weighted		Weighted
		Average Grant-		Average Grant-
		Date Fair		Date Fair
	Shares	Value	Shares	Value
Nonvested at
January 1	590,000	$0.25	2,996,000	$0.27
Granted	5,776,000	0.06	0	0.00
Exchanged	(590,000)	0.25	0	0.00
Vested	(5,712,000)	0.06	(2,406,000)	0.22
Nonvested at
September 30	64,000	$0.04	590,000	$0.25

The following table summarizes share-based compensation expense for the three month and nine month periods ended September 30, 2010 and 2009 related to share-based awards as recorded in the statement of operations in the following expense categories:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Marketing	$1	$6	$22	$30
Engineering and Development	2	6	42	43
General and Administrative	2	60	113	208
Total share-based compensation expense	$5	$72	$177	$281

As of September 30, 2010, we had $697 of unrecognized expense related to unvested share-options which is being recognized ratably as compensation expense over the remaining vesting period from October 2010 through December 2010.

Additional information regarding the range of exercise prices and weighted average remaining life of options outstanding at September 30, 2010 and 2009 is as follows:

		2010			2009
		Weighted			Weighted
Range of		Average			Average
Exercise	Number	Remaining	Number	Number	Remaining	Number
Prices	Outstanding	Life	Exercisable	Outstanding	Life	Exercisable
	(number of shares in thousands)			(number of shares in thousands)
$0.037 to $0.068	5,776	9.5	5,712	0	0	0
$0.10 to $0.30	484	3.9	484	3,795	8	3,065

A summary of the outstanding warrants, options, and shares available upon the conversion of debt at September 30, 2010 and 2009 is as follows:

	2010				2009
	Weighted		Weighted		Weighted		Weighted
	Average		Average		Average		Average
	Exercise	Number	Remaining	Number	Exercise	Number	Remaining	Number
	Price	Outstanding	Life	Exercisable	Price	Outstanding	Life	Exercisable
	(number of shares in thousands)				(number of shares in thousands)

Warrants	$0.001	7,000	2.96	7,000	$0.001	10,500	2.82	10,500

Class 2 Note Warrants	$0.16	16,826	3.35	16,826	$0.21	3,514	3.09	3,514

Class 3 Convertible Notes	$0.21	23,233	0.02	23,233	$0.23	19,358	0.75	19,358

1995 Employee Stock
Option Plan	$0.17	184	1.21	184	$0.17	184	2.21	184

1999 Employee Stock
Option Plan	$0.17	290	5.44	290	$0.17	290	6.44	290

2004 Employee Stock
Option Plan	$0.07	1,000	9.51	1,000	$0.25	993	8.38	527

2008 Equity
Compensation Plan	$0.05	4,786	9.46	4,722	$0.24	2,328	8.80	2,064
	$0.15	53,319	2.52	53,255	$0.16	37,167	2.32	36,437

Note G – Contingencies and Litigation

Product Warranties

We provide standard warranty coverage for most of our products, generally for one year from the date of customer acceptance. We record a liability for estimated warranty claims based on historical claims and other factors. We review these estimates on a regular basis and adjust the warranty reserves as actual experience differs from historical estimates or other information becomes available. This warranty liability primarily includes the anticipated cost of materials, labor and travel, and shipping necessary to repair and service the equipment.

The following table illustrates the changes in our warranty liability for the nine-month period ended September 30, 2010 and 2009:

	Amount	Amount
	2010	2009
	(in thousands)
Balance as of January 1	$108	$84
Charges /(credits) to expense	28	24
Utilization/payment	(3)	-
Balance as of March 31	$133	$108

Charges /(credits) to expense	(26)	6
Utilization/payment	(1)	-
Balance as of June 30	$106	$114

Charges /(credits) to expense	26	12
Utilization/payment	-	-
Balance as of September 30	$132	$126

Note H – Going Concern Matters

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As shown in the financial statements, we incurred losses in the first nine months of 2010 and 2009 of $1,688,000 and $2,035,000, respectively.  Additionally, we incurred losses from operations in the years of 2009 and 2008 of $2.7 million and $10.7 million, respectively.  The continuing losses raise substantial doubt about our ability to continue operating as a going concern.

We are currently working with a number of large customers who are using our technologies to evaluate their microdisplay production or are evaluating our technology for the inspection of LCD displays and components.  We expect that additional sales orders will be placed by these customers during the remaining 2010 period and into 2011, provided that markets for these customers’ products continue to grow and the customers continue to have interest in our technology-assisted inspection systems.  Ultimately, our ability to continue as a going concern will be dependent on these large companies getting their emerging display technology products into high volume production and placing sales orders with us for inspection products to support that production.  However, there can be no assurance that we will be successful in securing sales orders sufficient to continue operating as a going concern.

From November 2006 through September 30, 2010, we have used proceeds from the sale of $8,393,393 of Class 2 and Class 3 Notes to fund operations.  $4,868,632 of these Notes are Class 3 Notes that matured October 1, 2010 and are presently in default.  $3,110,612 are Class 2 Notes that matured on September 30, 2010 and are presently in default. The Company is in discussions with the note holders about curing or waiving the default.  The note holders have continued to purchase new notes to provide additional funding to the Company after the default.  See Note I – Subsequent Events for information on note activity since September 30, 2010.  Taking into account existing and anticipated orders, we expect that we will need to raise an additional $500,000 to $1,000,000 to fund operations through the fourth quarter of 2011.    If the existing note holders do not provide the required funding and if we are unable to obtain acceptable terms for curing or waiving the default and obtaining new financing we may not have sufficient cash to operate.

For further information regarding our obligations, see Note C – Long Term Debt and Other Financing Arrangements and Note I – Subsequent Events in the Notes to Condensed Financial Statements.

The financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

Note I – Subsequent Events

On October 1, 2010, we defaulted on Class 3 Notes, as reported in our Form 8-K filed with the SEC on October 6, 2010.  See our Form 8-K filed with the SEC on October 6, 2010 for more information regarding the default.

On October 1, 2010, we sold an additional $50,000 of Class 2 Notes and issued 41,096 warrants to note holders holding notes in default.

On October 12, 2010, we sold an additional $30,000 of Class 2 Notes and issued 26,986 warrants.

On October 26, 2010, we sold an additional $166,784 of Class 2 Notes earning 12% interest without warrants to note holders holding notes in default, of which $111,284 were issued to related parties.

During the month of October, we paid $134,618 of Class 2 Note principle of which $120,939 was to related parties.

These transactions bring the aggregate amount of outstanding Class 2 and Class 3 Notes to $8,505,559 as of November 12, 2010.

On October 31, 2010, we defaulted on an additional $164,425 of Class 2 Note principle and interest.  This brings the total defaulted Class 2 Note principle and interest to $4,341,981.  See our Form 8-K filed with the SEC on October 6, 2010 for more information regarding the terms of the notes defaulted.

Selected Financial Data

This section is not applicable to us as, pursuant to Item 301(c) of Regulation S-K, a smaller reporting company is not required to provide the information required by Item 301 of Regulation S-K.

Supplementary Financial Information

This section is not applicable to us as, pursuant to Item 302(c) of Regulation S-K, a smaller reporting company is not required to provide the information required by Item 302 of Regulation S-K.

Management Discussion and Analysis of Financial Condition and Results of Operations

Overview

Integral Vision, Inc., a Michigan corporation, was incorporated in 1978.  We develop, manufacture and market flat panel display inspection systems to ensure product quality in the display manufacturing process.  We primarily inspect microdisplays and small flat panel displays, though the technology used is scalable to allow inspection of full screen displays and components.  Our products primarily use machine vision to evaluate operating displays for cosmetic and functional defects, but can also provide electrical testing if required for a given application.  Our customers and potential customers are primarily large companies with significant investment in the manufacture of displays.  Nearly all of our sales originate in the United States, Asia, or Europe.  Our products are generally sold as capital goods.  Depending on the application, display inspection systems have an indefinite life and are more likely to require replacement due to possible technological obsolescence than from physical wear.

Automated inspection has become a necessity for manufacturers who need to continually improve production efficiency to meet the increasing demand for high quality products.  Our automatic inspection systems can inspect parts at a lower cycle time and with greater repeatability than is possible with human inspectors.  While we have several large companies as customers, these customers are working with new microdisplay technologies.  Our success will be substantially dependant on these customers getting their emerging display technologies into high volume production.

Products

Our products are generally sold under the trade name SharpEye™.  SharpEye™ systems provide Flat Panel Display (“FPD”) inspection for reflective, emissive and transmissive display technologies.  SharpEye is designed for the detection of functional and cosmetic defects in Liquid Crystal Display (LCD) displays as well as Liquid Crystal on Silicon (LCoS), OLED, Microelectromechanical systems (MEMS), 3LCD/High Temperature Poly-Silicon (HTPS), e-paper and other emerging display technologies.  These technologies are applied to consumer products including a broad range of hand held devices, e-books, computer monitors, digital still cameras, HDTV, projectors, and video headsets.  The core technology of SharpEye™ inspection algorithms is the ability to quantize data to the level of a single display pixel.  SharpEye™ can be configured for production inspection or for display evaluation in a laboratory based on the equipment configuration selected.

Results of Operations

Three Months Ended September 30, 2010 Compared with Three Months Ended September 30, 2009

Net revenues increased $509,000 (217.5%) to $743,000 in the third quarter of 2010 from $234,000 in the third quarter of 2009.  The increase in net revenue was primarily attributable to an increase in revenue from sales of our flat panel display inspection products in the third quarter of 2010 compared to the comparable 2009 quarter.

Costs of sales increased $149,000 (110.4%) to $284,000 (38.0% of sales) in the third quarter of 2010 compared to a cost of sales of $135,000 (57.7% of sales) in the third quarter of 2009.  This was primarily due to an increase in material costs.

Marketing costs decreased $23,000 (20.9%) to $87,000 in the third quarter of 2010 compared to $110,000 in the third quarter of 2009.  This was attributable to a decrease in compensation and benefits of approximately $25,000 and partially offset by an increase in trade show activity, travel and promotion costs of approximately $2,000.

General and administrative costs decreased $44,000 (12.9%) to $296,000 in the third quarter of 2010 compared to $340,000 in the third quarter of 2009. The decrease was primarily related to decreases in compensation and benefit expenses of $39,000 and decreases in professional fees of $12,000 partially offset by increases of $7,000 in travel, other fringe benefits and state taxes.

Engineering and development expenditures increased $14,000 (7.8%) to $199,000 in the third quarter of 2010 compared to $185,000 in the third quarter of 2009. This increase was attributable to an increase in outside services and supplies of $45,000 partially offset by decreases in compensation expense, and personnel and related costs, of $31,000.

Other income for the three months ended September 30, 2010 was approximately the same as the three months ended September 30, 2009.

Interest expense increased $92,000 to $307,000 in the third quarter of 2010 compared to $215,000 in the third quarter of 2009. The increase was attributable to an increase in Class 2 and Class 3 Notes.

Nine Months Ended September 30, 2010 Compared with Nine Months Ended September 30, 2009

Net revenues for the nine months ended September 30, 2010 were $1,513,000, which was for flat panel display inspection products. Our net revenues for the nine months ended September 30, 2009 were $1,479,000 of flat panel display inspection products. The increase of $34,000 was a result of an increase in our flat panel display product sales.

In the nine months ended September 30, 2009, we shipped flat panel display inspection systems of approximately $249,500 which was not recognized as revenue in those periods as final acceptance had not been received from the customer.  There were no such shipments as of September 30, 2010.

Cost of sales for the nine months ended September 30, 2010 were $584,000, all of which was for our flat panel display products. Cost of sales for the nine months ended September 30, 2009 were $679,000, which were primarily costs for our flat panel display products.

Marketing costs decreased $53,000 (14.1%) to $322,000 for the nine months ended September 30, 2010 compared to $375,000 in 2009.  This was attributable to a decrease in trade show activity, travel and promotion costs of $8,000 and a decrease in personnel costs of $56,000 offset by increases in travel, communication and outside services of $11,000.  Expense allocated to marketing costs for amortization of share-based compensation as required by ASC Topic 718S was approximately $8,000 for 2010 and approximately $30,000 for 2009.

General and administrative costs decreased $174,000 (15.4%) to $959,000 in 2010 compared to $1,133,000 in 2009.  The decrease was primarily a result of decreases in personnel costs of $90,000, a decrease of $33,000 in stockholder relations expense and a decrease in professional fees of $51,000. Expense allocated to general and administrative costs for amortization of share-based compensation as required by ASC Topic 718S was approximately $113,000 for 2010 and approximately $208,000 for 2009.

Engineering and development expenditures decreased $113,000 (15.6%) to $611,000 in 2010 compared to $724,000 in 2009. The decrease was a result of decreases in personnel costs of $113,000, a decrease in travel costs of $24,000, and an increase in outside service costs of $24,000. Expense allocated to engineering and development for amortization of share-based compensation as required by ASC Topic 718S was approximately $42,000 for 2010 and approximately $44,000 for 2009.

Other income for the nine months ended September 30, 2010 was approximately the same as the nine months ended September 30, 2009.

Interest expense increased $143,000 to $726,000 in 2010 compared to $583,000 in 2009.  The increase is primarily attributable to the issuance of additional Class 2 and Class 3 Notes and the issuance of warrants for settlement of interest on Class 3 Notes.  See Note C of the Condensed Financial Statements for more information about the Class 2 and Class 3 Notes.

Liquidity and Capital Resources

Net cash used in operating activities was $757,000 for the nine months ended September 30, 2010, compared to $1,420,000 for the first nine months of 2009. Operating cash flow for both periods primarily reflected net losses of $1,688,000 for 2010 and $2,035,000 for 2009, adjusted for non-cash charges and changes in working capital. Working capital changes in the first nine months of 2010 primarily reflected an increase in accounts receivable and a decrease in inventories as a result of increases in our product sales orders. We also had increases in accounts payable and other accrued liabilities primarily as a result of increases in accrued interest payable. Customer deposits and deferred revenue decreased as a result of realized sales orders. Working capital changes in the first nine months of 2009 primarily reflected increases in accounts receivable and inventories as a result of increases in our product sales, and increases in accounts payable and other accrued liabilities as a result of an increase in accrued interest payable. Our customer deposits increased as a result of increases in sales orders and deferred revenue decreased as a result of recognizing completed sales.

Investing activities for the nine months ended September 30, 2010 included an increase in patents of $5,000, purchase of equipment of $12,000 and proceeds from the sale of equipment of $2,000.  Our investing activities for the nine months ended September 30, 2009 included an increase of 25,000 for patents.

Financing activities for the nine months ended September 30, 2010 included proceeds of $891,000 from the issuance of Class 2 Notes and Class 3 Notes and we received $2,000 in proceeds from the exercise of warrants. We also paid $51,000 to retire a Class 2 Note. Our financing activities for the nine months ended September 30, 2009 included proceeds of $1,454,000 from the issuance of Class 2 Notes and Class 3 Notes and we paid Class 2 Notes in the amount of $155,000.  Certain Officers loaned the Company $19,000 in September of 2009. We paid $18,000 of interest on Class 3 Notes during the nine-month period ended September 30, 2010 and we paid $37,000 of interest on Class 3 Notes during the nine-month period ended September 30, 2009.

During the nine months ended September 30, 2010, we exchanged $170,000 of Class 2 Notes for $170,000 of Class 3 Notes. We also issued $176,308 of Class 3 Notes in settlement of interest.

The Company is in default under the terms of the Fifth Amended and Restated Note and Warrant Purchase Agreement (the “Agreement”), because it failed to make full payment of principal and interest on certain Class 2 and Class 3 Notes on their respective maturity dates. (The Class 2 Notes matured on September 30, 2010, while the Class 3 Notes matured on October 1, 2010.)  As of September 30, 2010, the outstanding principal and unpaid interest on the Class 2 Notes was $3,845,894.  As of October 1, 2010, the outstanding principal and interest on the Class 3 Notes was $5,239,111.

The Class 2 and Class 3 Notes are secured by the Company’s intellectual property pursuant to a Collateral Assignment of Proprietary Rights and Security Agreement (the “Collateral Assignment”), and the Class 2 Notes are also secured by the Company’s accounts receivable and inventory pursuant to a Security Agreement (the “Security Agreement”).

The Class 2 and Class 3 Notes have begun to accrue interest at their default interest rates, which is equal to their respective interest rates plus an additional 4%. As such, certain Class 2 Notes are currently accruing interest at the default rate of 14% and other Class 2 Notes at the default rate of 16%. Also, certain Class 3 Notes are currently accruing interest at the default rate of 12% and other Class 3 Notes at the default rate of 16%.

Pursuant to the Collateral Assignment and the Security Agreement, the Class 2 and Class 3 Note holders (or the collateral agent acting on their behalf) have the right to foreclose on the collateral covered by such agreements, and exercise any of several remedies provided in such agreements, including taking possession of such collateral and selling such collateral.

The Company is in discussions with the note holders about curing or waiving the default.  The note holders have continued to purchase new notes to provide additional funding to the Company after the default.  If the existing note holders do not continue to purchase new notes to provide additional funding for operations and if we are unable to obtain acceptable terms for curing or waiving the default and obtaining new financing we may not have sufficient cash to operate.  See Note I – Subsequent Events of our Condensed Financial Statements for information on note activity since September 30, 2010.

For further discussion regarding our obligations, see Note C – Long Term Debt and Other Financing Arrangements and Note I – Subsequent Events of our Condensed Financial Statements for the quarter ended September 30, 2010.

Management’s Discussion of Critical Accounting Policies

Our condensed financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  The accounting policies discussed below are considered by management to be the most important to an understanding of our financial statements, because their application places the most significant demands on management's judgment and estimates about the effect of matters that are inherently uncertain.  Our assumptions and estimates were based on the facts and circumstances known at September 30, 2010; future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.  These policies are also described in Note B of the Condensed Financial Statements for the quarter ended September 30, 2010.

Revenue Recognition
We recognize revenue in accordance with FASB ASC Topic 605-10 Revenue Recognition. Revenue is recognized when 1) persuasive evidence of an arrangement exists, 2) delivery has occurred or services have been rendered, 3) the selling price is fixed or determinable and 4) collectability is reasonably assured.

We recognize revenue at the time of shipment for product sales where the customer’s acceptance criteria can be demonstrated as met prior to shipment and where title transfers on shipment.  We recognize revenue at the time of final acceptance at the customer site when title does not transfer on shipment or if acceptance criteria at the customer site are substantially different than acceptance criteria for shipment.  We recognize revenue for product sales with no specific customer acceptance criteria, including spare parts, on shipment.  Revenue from service contracts is recognized over the term of the contract.  Revenue is reported net of sales commissions.

Inventories

Inventories are stated at the lower of standard cost, which approximates actual cost determined on a first-in, first-out basis, or market.  Inventories are recorded net of allowances for unsalable or obsolete raw materials, work-in-process and finished goods.  We evaluate on a quarterly basis the status of our inventory to ensure the amount recorded in our financial statements reflects the lower of our cost or the value we expect to receive when we sell the inventory.  This estimate is based on several factors, including the condition and salability of our inventory and the forecasted demand for the particular products incorporating these components.  Based on current backlog and expected orders, we forecast the upcoming usage of current stock.  We record reserves for obsolete and slow-moving parts ranging from 0% for active parts with sufficient forecasted demand up to 100% for excess parts with insufficient demand or obsolete parts. Amounts in work-in-process and finished goods inventory typically relate to firm orders and, therefore, are not subject to obsolescence risk.

Impairment of Long-lived Assets

We review our long-lived assets, including property, equipment and intangibles, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable.  An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset.

Share Based Compensation

We account for our share based compensation plans according to the provisions of FASB ASC Topic 718-10. Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date and expensed over the expected vesting period.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model.  The fair value of all awards is amortized on a straight-line basis over the requisite service periods.  The expected life of all awards granted represents the period of time that they are expected to be outstanding.  The expected life is determined using historical and other information available at the time of grant.  Expected volatilities are based on historical volatility of our common stock and other factors.  The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.  We use historical data to estimate pre-vesting option forfeitures.

Contingencies and Litigation

We make an assessment of the probability of an adverse judgment resulting from current and threatened litigation.  We accrue the cost of an adverse judgment if, in management’s estimation, an adverse settlement is probable and management can reasonably estimate the ultimate cost of such litigation.  We have made no such accruals as of September 30, 2010.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Quantitative and Qualitative Disclosures about Market Risk

This Section is not applicable to us as, pursuant to Item 305(e) of Regulation S-K, a smaller reporting company is not required to provide the information required by Item 305 of Regulation S-K.

Directors and Executive Officers

The following is a list of Directors of the Company.  Directors are elected for a term of one (1) year and until their successors are elected and qualified. Although the Company’s Board of Directors will be composed of five members, the bylaws of the Company allow for up to nine directors.

	Present Position with the		Served as
Name	Company	Age	Director Since
Charles J. Drake	Chairman of the Board	70	1978
	and Chief Executive Officer
	of Integral Vision, Inc.

Max A. Coon	Secretary and	76	1978
	Vice Chairman of the
	Board of Integral Vision, Inc.;

Vincent Shunsky	Treasurer and Director	61	1978

	of Integral Vision, Inc.;

William B. Wallace	Director of Integral Vision, Inc.	66	1990

Mark R. Doede	President, Chief Operating Officer,	52	2009
	and Chief Financial Officer
	of Integral Vision, Inc.

Mr. Drake has been a Director of the Company since 1969, served as President from 1973 to 1998, has been Chairman of the Board since 1983 and Chief Executive Officer since 1998.  Mr. Drake worked as an operations research analyst at Ford Motor Company before joining the Company in 1969 as Vice President of Engineering.  Mr. Drake served as a director of Maxco, Inc. (“Maxco”), then a Nasdaq listed company, from 1982 to 2004.  Mr. Drake brings extensive experience in international business to the Board, having traveled extensively to Japan, Korea, China, Taiwan, Germany, and England for the purpose of establishing business relationships.  In addition to establishing long term relationships with companies in Germany, Switzerland, France, and Japan in the 1970’s and 1980’s, Mr. Drake established a joint venture in China in 1993 with Shanghai Welding Machine Company, purchased and operated Integral Vision, Inc. Vision, Ltd., a machine vision company located in Bedford, England from which our present name comes, sold the rights to the Company’s optical disc inspection business to Datarius, an Austrian company, in 2002, and sold the rights to our vision inspection for packaging products in 2001 to Dimaco located in Belgium.  Mr. Drake has extensive knowledge of the display industry, having presented at numerous investors conferences on the display industry beginning in 1999.  Mr. Drake has extensive experience with the financial community having guided the company through an initial public offering in 1983, subsequent public offerings in 1985 and 1994, and various private offerings from 1997 to the present.  Mr. Drake is a graduate of the University of Michigan with a Bachelor of Science Degree in Industrial and Systems Engineering and a Masters in Business Administration.  The Board concluded that Mr. Drake should serve as a director based on the following important factors: a) Mr. Drake’s extensive knowledge of the display industry in order to guide our growth in that industry; b) Mr. Drake’s extensive experience with the financial community in order to guide the funding of our anticipated growth; and c) Mr. Drake’s extensive knowledge of international business, especially in Asia, in order to guide the growth of our international business activities as most of our customers will be located in Asia.

Mr. Coon has been Secretary and a Director of the Company since 1978 and has been Vice Chairman since 1983.  Mr. Coon is the President and Chairman of the Board of Maxco and has served in those roles since 1969.  Maxco was a NASDAQ listed public company until June 2007 when it was taken private. Maxco was a diversified wholesale distributor/converter and manufacturer. Its products and services were used for general construction, automotive, toolmaking, and flexible packaging industries. Mr. Coon brings experience in operations, developing value in manufacturing companies, and has extensive experience in executive management and compensation through Maxco’s purchase, ownership, and eventual sale of companies like Planet Corporation, Progressive Machinery Corporation, Ersco Corporation, Finishmaster, Inc., and Atmosphere Annealing, Inc. as well as other companies that were under the Maxco umbrella at one time or another. Mr. Coon, in his role as President and Chairman of Maxco, systematically looked for opportunities to strengthen the Company’s financial base through acquisitions or investments in developing companies that showed significant potential for growth and capital appreciation   He also served as a Director of Spartan Motor Company Inc. in Jackson, Michigan, a NASDAQ listed public company, from 1990 to 1997.  Spartan Motor Company, Inc. is known as a leading niche market engineer and manufacturer in the heavy duty custom vehicles marketplace.  Mr. Coon is a graduate of Michigan State University and is a Michigan Certified Public Accountant and practiced as such from 1957 to 1971.  The Board concluded that Mr. Coon should serve as a director based on the following important factors: a) Mr. Coon’s extensive experience with mergers and acquisitions, since growth opportunities may present themselves to the Company; and b) Mr. Coon’s extensive experience with management compensation, which we require for the Board’s Compensation Committee.

Mr. Shunsky has been a Director and Treasurer of the Company since 1978.  Mr. Shunsky served as a Director, Treasurer and Vice President of Maxco from 1983 to 2005.  Mr. Shunsky brings an extensive corporate financial background and training as well as knowledge of the public and private capital markets to the Board. During Mr. Shunsky’s time with Maxco, he was involved in Maxco’s merger and acquisition activities, private and public financing transactions and financial reporting and SEC matters. Mr. Shunsky served a central role in the public and private offerings of Maxco, Medar, Inc, and Finishmaster, Inc., as well as the acquisition and sale of Maxco’s numerous subsidiaries such as Progressive Machinery Corporation, Ersco Corporation, Finishmaster, Inc., Atmosphere Annealing, Inc., The Triquet Paper Company, Image Arts, Inc., Akemi Plastics, Inc., Pak-Sak Industries, Inc., and others. He has been the Managing Principal of Corporate Planning and Consulting, LLC (CPC) since April 2008.  Mr. Shunsky is a graduate of Walsh College and became a Certified Public Accountant in 1974. He has served on the boards of three public corporations, including FinishMaster, Inc. from 1990 to 1996, Maxco as referenced above, and the Company, as well as non-profit organizations. The Board concluded that Mr. Shunsky should serve as a director based on the following important factors: a) Mr. Shunsky’s extensive financial background and training, which we require for the Board’s Audit Committee; and b) Mr. Shunsky’s extensive experience with business valuations, which are important as growth opportunities present themselves to the Company.

Mr. Wallace has been a Director of the Company since 1990.  Mr. Wallace earned a Bachelor of Science Degree in Business Administration from Wayne State University in Detroit, Michigan and is licensed to practice as a Certified Public Accountant.  Mr. Wallace has received at least 40 hours annually of continuing professional education in a wide-ranging number of topics (including, but not limited to, Audit Committee and Boards of Directors) since 1967 as a requirement of his bi-annual CPA license renewal.  He is also an Accredited Senior Appraiser in the field of Business Valuation, as certified by the American Society of Appraisers, and has received the Accredited in Business Valuation credential from the American Institute of CPA’s.  Mr. Wallace was a Partner with Ernst & Young and was employed there from 1967 through 1987; is Senior Managing Director and Founder of Equity Partners Ltd., a private investment bank from 1988 to the present; is a managing member and incorporator of North Star Home Lending, LLC from 2002 to the present; was one of the five (5) incorporators that obtained a federal bank charter and served on the Board of Directors and as an officer of North Star Financial Holdings, Inc. from 2002 to 2010; and was a Board Member and Chairman of the Audit Committee of Nstar Community Bank from 2005 to 2010.  In addition, Mr. Wallace, as a result of Equity Partners, Ltd. acquisition activities, had an ownership interest in and served on the Board of Directors of a number of privately-held manufacturing and distribution companies.  Mr. Wallace brings extensive experience with investment banking activities and business valuation matters, as well as significant experience as a Director and adds significant financial expertise to our Board. The Board concluded that Mr. Wallace should serve as a director based on the following important factors: a) Mr. Wallace’s extensive financial background and training, which we require for the Board’s Audit Committee; and b) Mr. Wallace’s extensive experience with business valuations, which are important as growth opportunities present themselves to the Company.

Mr. Doede has been a Director of the Company since 2009.  Mr. Doede joined the Company in 1980 as an Applications Engineer and has served in various engineering, operating, and administrative positions.  He was appointed Vice President of Engineering in 1989, was appointed Vice President and Chief Operating Officer of the Welding Products Group in 1996, was appointed President and Chief Operating Officer in 1998, and assumed the role of acting Chief Financial Officer in 2002.  Mr. Doede brings product development and operating experience to our Board having supervised the development of the resistance welding and vision product lines from 1989 to 1998, including coordinating the activities of product development groups in Ohio, Bedford, England, and the Company’s headquarters in Farmington Hills, Michigan.  Mr. Doede brings operating experience to our Board having been the head of the Resistance Welding Group from 1996 to 1998 when it was sold, having coordinated the ISO 9001 certification program for the entire US operations of the Company, and being responsible for all operations of the Company since 1998.  Mr. Doede brings international experience to the Board having traveled extensively in the 1990’s to establish business relationships in South America and various European countries, participating in the sale of the Company’s subsidiary in Bedford, England, and being responsible for financial and contractual transactions with the Company’s partners in Asia and Europe.  Mr. Doede is a graduate of Lawrence Institute of Technology, now known as Lawrence Technological University, with a Bachelor of Science degree in Electrical Engineering and serves on the Electrical and Computer Engineering Industrial Advisory Board for the university. The Board concluded that Mr. Doede should serve as a director based on the following important factors: a) Mr. Doede’s extensive operating experience in order to guide our anticipated growth; and b) Mr. Doede’s extensive international experience in order to guide our growth in international markets where the majority of our customers and suppliers are located.

During the fiscal year ended December 31, 2009, there were a total of two (2) meetings of the Board of Directors as well as numerous actions taken with the unanimous written consent of the directors.  Max A. Coon and Vincent Shunsky were present at fewer than 50% of the meetings held during the period.

We are quoted on the Over-The Counter Bulletin Board system, which does not require director independence.  However, based on the requirements of NASDAQ Listing Rule 5605(a)(2), our Board has determined that Mr. Coon, Mr. Shunsky, and Mr. Wallace, three of the five current directors nominated for re-election at the Annual Meeting, are “independent”.

The following table sets forth information concerning the Executive Officers of the Company.

	Present Position with the
	Company and Principal		Served as
Name	Occupation	Age	Officer Since

Charles J. Drake	Chairman of the Board	70	1978
	and Chief Executive Officer
	of Integral Vision, Inc.

Mark R. Doede	President, Chief Operating	52	1989
	Officer and Chief Financial
	Officer of Integral Vision, Inc.

Jeffery Becker	Senior Vice President	49	2007
	of Integral Vision, Inc.

Andrew Blowers	Chief Technical Officer	42	2002
	of Integral Vision, Inc.

Paul M. Zink	Vice President of Applications	44	2007
	Engineering of Integral Vision, Inc.

All of the foregoing officers of the Company have been engaged in the principal occupations specified above for the previous five years except as follows:

Mr. Becker was appointed Senior Vice President in May 2007.  Mr. Becker served as a Sales Engineer from 2005 to 2007.  Prior to 1999, Mr. Becker worked for the Company in various capacities, including spending extensive time in China for the Company.  From 1999 to 2005 Mr. Becker was not employed by the Company or involved in any activities associated with our business.  We rehired Mr. Becker in 2005 because of our prior relationship with him, especially his extensive experience with China.

Mr. Paul Zink was appointed Vice President Applications Engineering in May 2007. Prior to that time, Mr. Zink served as Director Vision Applications from November 1998, Manager Vision Engineering from March 1995 to 1998, Software Supervisor from June 1993 to 1995 and Software Engineer from March 1991 to 1993.

Executive Compensation; Corporate Governance

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists of Max A. Coon and Vincent Shunsky.  Mr. Coon is also an officer and director of Maxco, Inc., is paid by Maxco, Inc. and receives no compensation from the Company.  Mr. Coon holds $134,012 of Class 3 notes and earned interest of $2,979 and $10,739 in 2008 and 2009, respectively.  Charlevoix Drive Properties, LLC, of which Max A. Coon is the managing member, holds $125,000 of Class 2 notes and $152,106 of Class 3 notes and earned interest of $39,318 and $26,570 in 2009 and 2008, respectively. See Note C – Long Term Debt and Other Financing of the Notes to Financial Statements.  Mr. Shunsky receives no compensation from the Company other than a director fee of $600 per month and $200 per meeting.  The Compensation Committee acted one (1) time during the year ended December 31, 2009 to establish compensation criteria and levels.  The Compensation Committee does not have a charter.

Overview and Philosophy

The Committee is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies.  In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company.  The Chief Executive Officer has been granted the authority to grant bonuses to other executive officers of the Company up to a pre-approved amount.

The objectives of the Company’s executive compensation program are to:

-	Support the achievement of desired Company performance.
-	Provide compensation that will attract and retain superior talent and reward performance.
-
Align the executive officers’ interests with the success of the Company by placing a portion of pay at risk, with payout dependent upon corporate performance, and through the granting of equity incentives.

The executive compensation program provides an overall level of compensation opportunity that is competitive with companies of comparable size and complexity.  The Compensation Committee will use its discretion to set executive compensation where, in its judgment, external, internal or an individual’s circumstances warrant it.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company.  Based on such review and discussion, the Committee recommended to the Board of Directors that such discussion and analysis be included herein.

As stated above, the Committee consists of Max A. Coon and Vincent Shunsky.

Executive Officer Compensation Program

The Company’s executive officer compensation program is composed of base salary, bonus, long-term incentive compensation in the form of equity, and various benefits, including medical and employee savings plans, generally available to employees of the Company.

Base Salary

Base salary levels for the Company’s executive officers are competitively set relative to other comparable companies.  In determining salaries, the Committee also takes into account individual experience and performance.  Due to the Company’s circumstances, base salary levels for certain of the Company’s executive officers were unchanged from the prior year.

Stock Option Program

The stock option program is the Company’s long-term incentive plan for executive officers and key employees.  The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term stock ownership position in the Company’s common stock.

In May 2008, the 2008 Equity Incentive Plan (“Plan”) allowing the issuance of equity based incentives on up to 4,828,000 shares of the Company’s common stock was approved by shareholders.  The Plan is designed to promote the interests of the Company and its shareholders by providing a means by which the Company can grant equity-based incentives to eligible employees of the Company or any Subsidiary as well as non-employee directors, consultants, or advisors who are in a position to contribute materially to the Company’s success (“Participants”).  The Plan permits the Compensation Committee of the Company’s Board of Directors to grant Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, and Shares.

In May 2009, the 2008 Equity Incentive Plan was modified by shareholders to allow the issuance of up to 7,328,000 shares of the Company’s common stock.

In May 2004, a stock option plan allowing the issuance of options on up to 1,000,000 shares of the Company’s common stock was approved by the Shareholders.  This stock option plan provides for the grant of both options intended to qualify as "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code, as amended, and non-statutory stock options which do not qualify for such treatment.  The stock option plan authorizes a committee of directors to award executive and key employee stock options, as well as options to directors and non-employees who are in a position to materially benefit the Company.  Stock options are granted at an option price equal to the fair market value of the Company’s common stock on the date of grant, have ten-year terms and can have exercise restrictions established by the committee, provided that the Compensation Committee of the Board of Directors is authorized to approve modifications to the option price and other terms of stock options at or subsequent to their issuance.

Stock option plans, each authorizing options on 500,000 shares of our common stock on substantially the same terms, were approved by our shareholders in 1999 and 1995.

Employee Savings Plan

Effective July 1, 1986, the Company adopted a 401(k) Employee Savings Plan.  The 401(k) is a “cash or deferred” plan under which employees may elect to contribute a certain portion of their compensation which they would otherwise be eligible to receive in cash.  The Company has agreed to make a matching contribution of 20% of the employees’ contributions of up to 6% of their compensation.  In addition, the Company may make a profit sharing contribution at the discretion of the Board.  All full time employees of the Company who have completed six months of service are eligible to participate in the plan.  Participants are immediately 100% vested in all contributions.  The plan does not contain an established termination date and it is not anticipated that it will be terminated at any time in the foreseeable future.

Benefits

The Company provides medical benefits to the executive officers that are generally available to Company employees.  Additionally, executive officers may be provided with other benefits, such as life insurance and an automobile allowance. See the Summary Compensation Table below for further detail.

Chief Executive Officer

Charles J. Drake has served as the Company’s Chief Executive Officer since 1978.  His base salary for the 2009 fiscal year was $160,000.  The bonus paid to Mr. Drake for 2009 was $80,000.  Due to the Company’s circumstances, Mr. Drake’s salary was unchanged from the prior year.

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for each of the last two fiscal years awarded to or earned by the Chief Executive Officer of the Company and to the other executive officers whose compensation for the 2009 fiscal year exceeded $100,000:

					Stock		All Other
					Awards	Options[1]	Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)	($)	($)	($)		Total
Charles J. Drake	2009	160,000		80,000			15,410	[3]	255,410
Chief Executive Officer	2008	160,000		80,000	300,000	168,216	18,113	[3]	726,329
Mark R. Doede	2009	120,000		36,000	18,560		13,265	[4]	187,825
President & Chief Operating Officer	2008	120,000		36,000	55,200	40,453	15,592	[4]	267,245
Jeffery J. Becker	2009	117,439	[2]	12,000			10,865	[5]	140,306
Senior Vice President	2008	104,665	[2]	12,000		85,531	10,384	[5]	212,582
Andrew Blowers	2009	117,000		33,000			10,869	[6]	160,869
Chief Technical Officer	2008	117,000		33,000		97,306	10,388	[6]	257,694
Paul M . Zink	2009	117,000		-			9,725	[7]	126,725
Vice President of Applications	2008	117,000		-		65,380	11,453	[7]	193,833

[1]
These amounts reflect the aggregate grant date fair value, assuming no risk of forfeiture, of awards granted during 2008. These amounts have been calculated in accordance with Accounting Standards Codification topic 718, “Stock Compensation” as issued by the Financial Accounting Standards Board. The Company uses the Black-Scholes option-pricing model to estimate the fair value of stock options granted. The Company determines the fair value of stock awards using the closing stock price on the date of grant. The assumptions used in the valuation of stock-based awards are discussed in Note I to the Financial Statements as presented in  our Annual Report on Form  10-KA for the year ended December 31, 2009.  The dollar amounts listed includes an aggregate of $46,582 from the re-pricing of options in February of 2008.

2 Includes $20,439 and $19,665 of commissions in 2009 and 2008, respectively.
3 Includes term life insurance premiums of $300 in 2009 and 2008.
4 Includes term life insurance premiums of $346 in 2009 and 2008.
5 Includes term life insurance premiums of $252 and $253 in 2009 and 2008 respectively.
6 Includes term life insurance premiums of $337 in 2009 and 2008.
7 Includes term life insurance premiums of $327 and $323 in 2009 and 2008 respectively.

Options Exercised During Fiscal Year

There were no options exercised during the fiscal year by executive officers named in the Summary Compensation Table above.

Grants of Plan Based Awards During Fiscal Year 2009

The following table lists plan based awards granted to executive officers named in the Summary Compensation Table above:

Grants of Plan Based Awards during Fiscal Year 2009
		Estimated				Option
		Future Payout			Stock	Exercise Price	Grant Date Fair
Name	Grant Date	Target (#)		Stock Award	Options	($)	Value ($)
Mark R. Doede	1/1/2009[1]	116,000	[2]	-	-	-	18,560

1 This stock award was issued from the 2008 Equity Incentive Plan.
2 Grant terms restrict the sale of stock awarded until all Class 2 Notes are repaid.  This restriction was removed May 5, 2010.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table lists unexercised options as of December 31, 2009 for the executive officers named in the Summary Compensation Table above.

	Option Awards					Stock Awards
	Number of Securities
	Underlying Unexercised Options					Equity Incentive Plan
	at FY-End (#)					Awards
						Market
			Option			value of		Number of
			Exercise Price		Option Expiration	unearned		unearned
Name	Exercisable	Unexercisable	($)		Date	shares ($) [6]		shares (#)
Charles J. Drake	500,000		0.17		5/15/2018	37,000	[7]	1,000,000
	500,000		0.30		9/16/2018

Mark R. Doede	50,000		0.14		8/1/2011	11,100	[7]	300,000
	50,000		0.24		3/12/2012
	40,000		0.15		5/7/2013
	33,000		0.13		1/20/2018
	117,500	117,500	0.26	[4]	2/14/2018
	50,000	50,000	0.15	[3]	4/3/2018
	116,000		0.17		5/15/2018

Jeffery J. Becker	33,000		0.13		1/20/2018
	65,000	65,000	0.26	[1]	2/14/2018
	57,000		0.22		4/30/2018
	90,000		0.17		5/15/2018
	232,000	25,000	0.30		9/16/2018

Andrew Blowers	30,000		0.14		8/1/2011
	40,000		0.15		5/7/2013
	33,000		0.13		1/20/2018
	150,000	150,000	0.26	[2]	2/14/2018
	7,500	7,500	0.15	[3]	4/3/2018
	40,000		0.22		4/30/2018
	142,000		0.17		5/15/2018
	208,000	35,000	0.30		9/16/2018

Paul M. Zink	25,000		0.15		5/7/2013
	30,000		0.13		1/20/2018
	77,500	77,500	0.26	[5]	2/14/2018
	4,000	4,000	0.15	[3]	4/3/2018
	82,000		0.17		5/15/2018
	200,000		0.30		9/16/2018

1 These stock options were issued in September, 2008 in exchange for options originally granted on various dates with a weighted average exercise price of $0.60.

2 These stock options were issued in September, 2008 in exchange for options originally granted on various dates with a weighted average exercise price of $0.70.
3 These stock options were issued in September, 2008 in exchange for options originally granted on October 22, 1999 with an exercise price of $1.065.
4 These stock options were issued in September, 2008 in exchange for options originally granted on various dates with a weighted average exercise price of $0.87.
5 These stock options were issued in September, 2008 in exchange for options originally granted on various dates with a weighted average exercise price of $0.83.
6 These shares were valued at the closing price of $0.037 on April 23, 2009.
7 Shares do not vest until outstanding Class 2 Notes are paid.  This restriction was removed May 5, 2010.

The option exchanges have been calculated in accordance Accounting Standards Codification topic 718 using the Black-Scholes option-pricing model. Refer to Note I - Share Based Compensation of the Financial Statements as presented in the 10-K for the year ended December 31, 2009 for more information.

Non-Employee Director Compensation Table - 2009

The following table sets forth the cash compensation paid to non- employee directors of the Company for the last fiscal year.  No directors received any non-cash compensation.  For compensation paid to employee directors, Charles J. Drake and Mark R. Doede, refer to the Summary Compensation table above.
Fees
Name	Earned ($)
Vincent Shunsky	7,200
William Wallace	11,400

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors and Executive Officers or beneficial owners of over 10% of any class of the Company’s equity securities to file certain reports regarding their ownership of the Company’s securities or any changes in such ownership.

Based solely upon our review of copies of such reports (and amendments thereto) which we have received during the year ended December 31, 2009, and written representations of the persons required to file said reports, we believe that all reporting persons complied with these reporting requirements during fiscal year 2009 except for the following late reports: Mr. Max A. Coon was late filing Form 4’s for a January 8, 2009 and a July 1, 2009 transaction.  Mr. Mark Doede was late filing Form 4 for a January 1, 2009 transaction.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of November 30, 2010 about the shareholders who we believe are the beneficial owners of more than five percent (5%) of our outstanding common stock, as well as information about ownership of our common stock by each of our directors, our chief executive officer, our chief financial officer, our other three most highly compensated executive officers and our directors and named executives as a group. Except as described below, we know of no person that beneficially owns more than 5% of our outstanding common stock. Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns. Except as otherwise noted below, the address of each person or entity named in the following table is c/o Integral Vision, Inc., 49113 Wixom Tech Drive, Wixom, Michigan 48393.

Austin W. Marxe	Common Stock	5,450,000	13.88%
David M. Geenhouse (1)
153 East 53rd Street, 55th Floor
New York, NY 10022

Bonanza Master Fund, LTD (2)	Common Stock	4,970,600	13.93%
300 Crescent Court, Suite 1740
Dallas, TX 75201

J. N. Hunter (3)	Common Stock	8,725,579	20.97%
Industrial Boxboard Corporation
2249 Davis Court
Hayward, CA 94545

John R. Kiely, III (4)	Common Stock	9,142,170	22.13%
17817 Davis Road
Dundee, MI 48131

Charles J. Drake (5)	Common Stock	6,645,709	17.31%

Max A. Coon (6)	Common Stock	1,727,173	4.74%

Mark R. Doede (7)	Common Stock	1,443,255	3.92%

Jeffery B. Becker (8)	Common Stock	883,742	2.42%

Andrew Blowers (9)	Common Stock	1,261,111	3.42%

Paul M. Zink (10)	Common Stock	765,053	2.10%

Vincent Shunsky (11)	Common Stock	24,253	*

William B. Wallace	Common Stock	0	*

All Directors and Officers as a Group (8
persons) (12)	Common Stock	12,750,296	30.19%

*	Beneficial ownership does not exceed 1%.

(1)
Austin W. Marxe and David M. Greenhouse are the principal owners of AWM, SSTA and MG. AWM is the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. SSTA is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. MG is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Through their control of AWM, SSTA and MG, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed below. The total beneficial ownership of Messrs. Marxe and Greenhouse includes:

(i)	105,000 shares of common stock and warrants for the purchase of 204,325 shares which expire on September 15, 2013, held by Special Situations Technology Fund, L.P.;

(ii)	645,000 shares of common stock and warrants for the purchase of 1,255,135 shares which expire on September 15, 2013 held by Special Situations Technology Fund II, L.P.;

(iii)	350,000 shares of commons stock and warrants for the purchase of 681,081 shares which expire on September 15, 2013 held by Special Situations Cayman Fund, L.P.; and

(iv)	750,000 shares of common stock and warrants for the purchase of 1,459,459 shares which expire on September 15, 2013 held by Special Situations Private Equity Fund, L.P.

(2)
The total beneficial ownership includes 4,970,600 shares of common stock currently held but does not include warrants for the purchase of 3,000,000 shares which expire on September 15, 2013 and are subject to a 4.99% blocker clause.

(3)	The total beneficial ownership J.N. Hunter includes:

(i)	263,846 shares of common stock held directly by J.N. Hunter in the J.N. Hunter IRA;

(ii)	187,846 shares held by the Industrial Boxboard Company, of which Mr. Hunter and his spouse are the sole general partners;

(iii)	2,343,272 shares held by the Industrial Boxboard Corporation Profit Sharing Plan and Trust, of which Mr. Hunter and his spouse are the sole trustees;

(iv)	5,237,484 shares issuable upon the conversion of convertible notes held by the Industrial Boxboard Corporation Profit Sharing Plan and Trust which matured on September 1, 2010; and

(v)	693,131 shares issuable upon the exercise of warrants held by the Industrial Boxboard Corporation Profit Sharing Plan and Trust which expire September 15.2012;

but does not include 10,557,731 shares issuable on the conversion of convertible notes and exercise of warrants held by the Industrial Boxboard Corporation Profit Sharing Plan and Trust which are subject to blocker clauses as follows:

Shares	Issued	Expire	Type and Price	Blocker %
432,567	1/8/09	9/1/10	Convertible Note @ $0.15 per share	4.90
372,033	7/1/09	9/1/10	Convertible Note @ $0.15 per share	4.90
400,707	1/1/10	9/1/10	Convertible Note @ $0.15 per share	4.90
115,068	2/24/09	2/24/13	Warrant @ $0.15 per share	9.90
28,767	2/24/09	2/24/13	Warrant @ $0.15 per share	9.90
57,535	4/10/09	4/10/13	Warrant @ $0.15 per share	9.90
14,384	4/10/09	4/10/13	Warrant @ $0.15 per share	9.90
285,252	4/10/09	4/10/13	Warrant @ $0.15 per share	9.90
22,603	6/4/09	6/4/13	Warrant @ $0.15 per share	9.90
28,767	7/3/09	7/3/13	Warrant @ $0.15 per share	4.90
65,753	7/28/09	7/28/13	Warrant @ $0.15 per share	4.90
45,205	8/28/09	8/28/13	Warrant @ $0.15 per share	4.90
349,518	7/3/09	7/3/13	Warrant @ $0.15 per share	4.90
376,705	10/8/09	10/8/13	Warrant @ $0.15 per share	4.90
699,041	2/1/10	2/1/14	Warrant @ $0.15 per share	4.90
551.469	3/23/10	3/23/14	Warrant @ $0.15 per share	4.90
154,110	7/23/10	7/23/14	Warrant @ $0.15 per share	4.90
6,558,247	8/17/10	8/17/14	Warrant @ $0.15 per share	4.90

(5)	The total beneficial ownership for John R. Kiely, III includes:

(i)	2,211,988 shares of common stock held directly;

(ii)	156,281 shares of common stock issuable upon the exercise of warrants which expire July 30, 2011 and are held directly;

(iii)	2,622,032 shares of common stock issuable upon the conversion of convertible notes which matured on September 1, 2010 and are held by John R. Kiely, III in his personal living trust;

(iv)	191,733 shares of common stock issuable upon the exercise of warrants which expire January 2, 2012 and are held by John R. Kiely, III in his personal living trust;

(v)	1,291,693 shares held by John R. and Margaret Lee Kiely Revocable Trust, of which John R. Kiely, III is the sole trustee;

(vi)	2,410,465 shares issuable upon the conversion of convertible notes held by the John R. and Margaret Lee Kiely Revocable Trust, which matured on September 1, 2010;

(vii)
67,730 shares and 180,048 shares of common stock issuable upon the exercise of warrants which expire July 30, 2011 and January 2, 2012,  respectively, and are held by the John R. and Margaret Lee Kiely Revocable Trust; and

(viii)	10,200 shares held by Michael H. Kiely Trust, of which John R. Kiely is the co-trustee.;

but does not include 3,360,182 shares issuable on the conversion of convertible notes and exercise of warrants held by the John R. and Margaret Lee Kiely Revocable Trust (Revocable Trust), by John R. Kiely, III in his personal trust (Personal Trust), or held jointly in a trust of which Michael H. Kiely and John R. Kiely are co-trustees (Joint Trust), all of which are subject to a blocker clauses as follows:

Shares	Issued	Expire	Type and Price	Held By	Blocker %
158,027	7/1/09	9/1/10	Convertible Note @ $0.15 per share	Revocable Trust	4.90
170,207	1/1/10	9/1/10	Convertible Note @ $0.15 per share	Revocable Trust	4.90
184,467	7/3/09	7/3/13	Warrant @ $0.15 per share	Revocable Trust	4.90
198,817	10/8/09	10/8/13	Warrant @ $0.15 per share	Revocable Trust	4.90
368,938	2/1/10	2/1/14	Warrant @ $0.15 per share	Revocable Trust	4.90
291,054	3/23/10	3/23/14	Warrant @ $0.15 per share	Revocable Trust	4.90
221,943	8/17/10	8/17/14	Warrant @ $0.15 per share	Revocable Trust	4.90
172,127	7/1/09	9/1/10	Convertible Note @ $0.15 per share	Personal Trust	4.90
185,393	1/1/10	9/1/10	Convertible Note @ $0.15 per share	Personal Trust	4.90
246,575	2/18/10	2/18/14	Warrant @ $0.15 per share	Joint Trust	4.90
62,815	8/17/10	8/17/14	Warrant @ $0.15 per share	Joint Trust	4.90
243,836	8/17/10	8/17/14	Warrant @ $0.15 per share	Joint Trust	4.90
22,808	8/23/10	8/23/14	Warrant @ $0.15 per share	Joint Trust	4.90
20.938	8/23/10	8/23/14	Warrant @ $0.15 per share	Joint Trust	4.90
139,161	7/3/09	7/3/13	Warrant @ $0.15 per share	Personal Trust	4.90
149,985	10/8/09	10/8/13	Warrant @ $0.15 per share	Personal Trust	4.90
278,322	2/1/10	2/1/14	Warrant @ $0.15 per share	Personal Trust	4.90
219,565	3/23/10	3/23/14	Warrant @ $0.15 per share	Personal Trust	4.90
25,204	8/17/10	8/17/14	Warrant @ $0.15 per share	Personal Trust	4.90

(6)	The total beneficial ownership for Mr. Drake includes:

(i)	4,787,803 shares of common stock currently held; and

(ii)	1,857,906 options to purchase common stock which are immediately exercisable.

(7)	The total beneficial ownership for Mr. Coon includes:

(i)	929,072 shares of common stock held directly;

(ii)	34,467 shares of common stock issuable upon the conversion of convertible notes which matured on September 1, 2010 and are held directly by Max A. Coon;

(ii)	17,059 shares held by Max A. Coon IRA;

(iii)	541,096 shares of common stock issuable upon the conversion of convertible notes which matured on September 1, 2010 and are held by Charlevoix Drive Properties, LLC of which Mr. Coon is a member;

(iv)	205,479 shares of common stock issuable upon the exercise of warrants which expire September 15, 2012 and are held by Charlevoix Drive Properties, LLC of which Mr. Coon is a member;

but does not include 1,151,601 shares issuable on the conversion of convertible notes and exercise of warrants held by Max Coon or held by Charlevoix Drive Properties, LLC, all of which are subject to a blocker clauses as follows:

Shares	Issued	Expire	Type and Price	Held By	Blocker %
503,452	1/2/08	9/1/10	Convertible Note @ $0.25 per share	Max Coon	4.90
19,860	1/8/09	9/1/10	Convertible Note @ $0.15 per share	Max Coon	4.90
37,127	1/1/10	9/1/10	Convertible Note @ $0.15 per share	Max Coon	4.90
72,147	1/8/09	9/1/10	Convertible Note @ $0.15 per share	Charlevoix Drive Properties	4.90
40,067	7/1/09	9/1/10	Convertible Note @ $0.15 per share	Charlevoix Drive Properties	4.90
43,160	1/1/10	9/1/10	Convertible Note @ $0.15 per share	Charlevoix Drive Properties	4.90
77,055	7/3/09	7/3/13	Warrant @ $0.15 per share	Charlevoix Drive Properties	4.90
83,048	10/8/09	10/8/13	Warrant @ $0.15 per share	Charlevoix Drive Properties	4.90
154,110	2/1/10	2/1/14	Warrant @ $0.15 per share	Charlevoix Drive Properties	4.90
121,575	3/23/10	3/23/14	Warrant @ $0.15 per share	Charlevoix Drive Properties	4.90

(8)	The total beneficial ownership for Mr. Doede includes;
(i)	341,500 shares of common stock currently held; and

(ii)	1,101,755 options to purchase common stock which are immediately exercisable.

(9)	The total beneficial ownership for Mr. Becker includes:
(i)	24,200 shares of common stock currently held; and

(ii)	859,542 options to purchase common stock which are immediately exercisable;

(10)	The total beneficial ownership for Mr. Blowers includes:
(i)	55,050 shares of common stock currently held; and

(ii)	1,206,061 options to purchase common stock which are immediately exercisable;
but does not include 64,000 options to purchase common stock which become exercisable January 1, 2011.

(11)	The total beneficial ownership for Mr. Zink includes:
(i)	15,800 shares of common stock currently held; and

(ii)	749,253 options to purchase common stock which are immediately exercisable.

(12)	The total beneficial ownership includes 22,253 shares of common stock held directly by Vincent Shunsky and 2,000 shares held by Mr. Shunsky’s IRA.

(13)
The total beneficial ownership includes 6,192,737 shares of common stock currently held by our officers and directors; options to purchase 5,774,517 shares held by five officers which they are eligible to exercise immediately; and 781,042 shares of common stock issuable on the conversion or exercise of convertible notes and warrants held by Max Coon and Charlevoix Properties, LLC as detailed in note 7 above.  Total beneficial ownership does not include options to purchase 64,000 shares held by one officer which he is eligible to exercise January 1, 2011 or 1,151,601 shares of common stock issuable on the conversion or exercise of convertible notes and warrants held by Max Coon and Charlevoix Drive Properties, LLC as detailed in note 7 above.

Transactions with Related Persons, Promoters and Certain Control Persons; Corporate Governance

The following table sumarizes debt transactions with the Company as of December 31, 2009 involving our Directors and certain shareholders that own more than five percent (5%) of the outstanding shares of common stock of the Company.

	Greater than 5% shareholder		Director
	John Hunter	John R. Kiely, III.	Max A. Coon	Total
Outstanding balance as of December 31, 2008
Class 2 Notes	$667,000	$525,000	$125,000
Class 3 Notes	$1,309,371	$1,160,266	$261,137
Total	$1,976,371	$1,685,266	$386,137	$4,047,774

Largest aggregate amount of principle outstanding during period
2009	$3,086,173	$1,893,504	$411,118
2008	$1,976,371	$1,685,266	$386,137

Aggregate amount of transactions (See "Related Party Transaction Detail" table below)
2009	$1,109,802	$108,238	$24,981
2008	$792,371	$635,266	$136,137

Outstanding balance as of 12/31/2009
Class 2 Notes	$1,656,112	$525,000	$125,000
Class 3 Notes	$1,430,061	$1,268,504	$286,118
Total	$3,086,173	$1,793,504	$411,118	$5,290,795

Outstanding balance as of 11/22/2010
Class 2	$1,781,112	$710,945	$125,000
Class 3	$1,490,167	$1,321,844	$298,161
Total	$3,271,279	$2,032,789	$423,161	$5,727,229

Amount of principal paid during year
2009	$-	$100,000	$-
2008	$88,000	$-	$-

Amount of interest paid during year
Cash 2009	$-	$395	$-
Notes issued in payment of interest	$134,802	$108,238	$24,981
Value of warrants issued 2009	$58,404	$13,221	$3,148
Total 2009	$193,206	$121,854	$28,129	$343,189

Cash 2008	$567	$-	$-
Notes issued in payment of interest	$66,370	$60,267	$11,137
Value of warrants issued 2008	$187,561	$778	$55,602
Total 2008	$254,498	$61,045	$66,739	$382,282

Accrued interest at December 31
Cash 2009	$294,460	$205,117	$51,360
Value of warrants accrued not issued	$56,690	$5,029	$1,197
Total 2009	$351,150	$210,146	$52,557	$613,853

Cash 2008	$167,822	$151,333	$39,033
Value of warrants accrued not issued	$-	$-	$-
Total 2008	$167,822	$151,333	$39,033	$358,188

For an explanation of the terms of the Class 2 Notes, Class 3 Notes, and Warrants, refer to Note C – Long Term Debt and Other Financing in the notes to the condensed financial statements.

The following tables detail debt transactions with the Company as of December 31, 2009 involving our Directors and certain shareholders that own more than five percent (5%) of the outstanding shares of common stock of the Company for the years ended December 31, 2009 and December 31, 2008.

Related Party Transaction Detail for 2009	Class 2 Note	Classs 3 Note	Date issued	Date due	Interest rate	Warrant accrual rate (5)
J.N. Hunter (1)		64,885	01/08/09	07/01/10	12%	N/A
J.N. Hunter	280,000		01/23/09	02/27/09	12%	N/A
J.N. Hunter (2)	(280,000)		02/24/09	N/A	N/A	N/A
J.N. Hunter	280,000		02/24/09	06/15/09	10%	5
J.N. Hunter	100,000		02/24/09	06/15/09	12%	N/A
J.N. Hunter	70,000		02/24/09	06/15/09	10%	5
J.N. Hunter	130,000		03/03/09	06/15/09	12%	N/A
J.N. Hunter (2)	(680,000)		04/10/09	N/A	N/A	N/A
J.N. Hunter (3)	694,112		04/10/09	12/31/09	10%	5
J.N. Hunter	55,000		06/04/09	12/31/09	10%	5
J.N. Hunter	70,000		06/24/09	12/31/09	10%	5
J.N. Hunter (1)		55,805	07/01/09	07/01/10	12%	N/A
J.N. Hunter	160,000		07/27/09	12/31/09	10%	5
J.N. Hunter	110,000		08/25/09	12/31/09	10%	5
Total net transactions	$989,112	$120,690

John R. Kiely, III (1)		30,611	01/08/09	07/01/10	12%	N/A
John R. Kiely, III (1)		28,104	01/08/09	07/01/10	12%	N/A
John R. Kiely, III	100,000		03/25/09	04/16/09	12%	N/A
John R, Kiely, III (4)	(100,000)		04/03/09	N/A	N/A	N/A
John R. Kiely, III (1)		25,819	07/01/09	07/01/10	12%	N/A
John R. Kiely, III (1)		23,704	07/01/09	07/01/10	12%	N/A
Total net transactions	$-	$108,238

Max A. Coon (1)		2,979	01/08/09	07/01/10	12%	N/A
Max A. Coon (1)		10,822	01/08/09	07/01/10	12%	N/A
Max A. Coon (1)		5,170	07/01/09	07/01/10	12%	N/A
Max A. Coon (1)		6,010	07/01/09	07/01/10	12%	N/A
Total net transactions	$0	$24,981

Total net	$989,112	$253,909

(1)	Issued to pay interest due.
(2)	Principal paid with new note.
(3)	Includes $14,112 of interest paid.
(4)	Principal paid with cash.
(5)	Expressed as warranants/$/year. Note holder can elect to receive no warrants and earn an additional 2% interest.

Related Party						Warrant
Transaction Detail					Interest	accrual rate
for 2009	Class 2 Note	Classs 3 Note	Date	Date due	rate	(8)
J.N. Hunter	$125,000	$-	01/22/08	02/15/08	12%	None
J.N. Hunter	$100,000	$-	03/26/08	04/30/08	12%	None
J.N. Hunter	$100,000	$-	04/24/08	05/31/08	12%	None
J.N. Hunter	$100,000	$-	05/23/08	06/30/08	12%	None
J.N. Hunter	$100,000	$-	06/27/08	07/31/08	12%	None
J.N. Hunter	$114,000	$-	08/26/08	09/30/08	12%	None
J.N. Hunter (1)	$(13,000)	$-	09/08/08	n/a	n/a	n/a
J.N. Hunter (2)	$-	$1,309,371	09/15/08	07/01/10	8%	n/a
J.N. Hunter (3)	$(1,243,000)	$-	09/15/08	n/a	n/a	n/a
J.N. Hunter	$75,000	$-	10/28/08	11/30/08	12%	None
J.N. Hunter	$(75,000)	$-	11/19/08	n/a	n/a	n/a
J.N. Hunter	$100,000	$-	12/17/08	01/23/09	12%	None
Total net
transactions	$(517,000)	$1,309,371

John R. Kiely, III	$175,000	$-	01/23/08	02/15/08	12%	None
John R. Kiely, III	$100,000	$-	03/26/08	04/30/08	12%	None
John R. Kiely, III	$100,000	$-	04/29/08	05/31/08	12%	None
John R. Kiely, III	$100,000	$-	05/22/08	06/30/08	12%	None
John R. Kiely, III	$50,000	$-	06/19/08	07/31/08	12%	None
John R. Kiely, III	$50,000	$-	06/23/08	07/31/08	12%	None
John R. Kiely, III (4)	$-	$608,668	09/15/08	07/01/10	8%	n/a
John R. Kiely, III (3)	$(575,750)	$-	09/15/08	n/a	n/a	n/a
John R. Kiely, III (5)	$-	$551,598	09/15/08	07/01/10	8%	n/a
John R. Kiely, III (3)	$(524,250)	$-	09/15/08	n/a	n/a	n/a
Total net
transactions	$(525,000)	$1,160,266

Max A. Coon	$125,000	$-	08/25/08	09/30/08	12%	None
Max A. Coon (6)	$-	$135,274	09/15/08	07/01/10	8%	n/a
Max A. Coon (3)	$(125,000)	$-	09/15/08	n/a	n/a	n/a
Max A. Coon (7)	$-	$125,863	09/15/08	07/01/10	8%	n/a
Max A. Coon (3)	$(125,000)	$-	09/15/08	n/a	n/a	n/a
Total net
transactions	$(125,000)	$261,137

Total net
transactions at
December 31, 2008	$(1,167,000)	$2,730,774

(1)	Principal paid with cash.
(2)	Includes $66,370 of interest.
(3)	Principal paid with new note.
(4)	Includes $32,918 of interest.
(5)	Includes $27,348 of interest.
(6)	Includes $10,274 of interest.
(7)	Includes $863 of interest.
(8)	Expressed as warranants/$/year. Note holders elected to receive no warrants and earn an additional 2% interest.

On September 15, 2008, John Hunter exchanged Class 2 Notes for Class 3 Notes with the right to convert immediately at $0.25 per share, which was less than the fair market value of the stock on the date of exchange, which resulted in a beneficial conversion feature of $1,007,078.  This was reflected in the statement of operations as “Extinguishment loss from modification and exchange of debt instruments”.  On the same date, John R. Kiely, III exchanged Class 2 Notes for Class 3 Notes with the right to convert immediately at $0.25 per share, which was less than the fair market value of the stock on the date of exchange, which resulted in a beneficial conversion feature of $892,397.  This was reflected in the statement of operations as “Extinguishment loss from modification and exchange of debt instruments”.  On the same date, Max A. Coon exchanged Class 2 Notes for Class 3 Notes with the right to convert immediately at $0.25 per share, which was less than the fair market value of the stock on the date of exchange, which resulted in a beneficial conversion feature of $143,119.  This was reflected in the statement of operations as “Extinguishment loss from modification and exchange of debt instruments”.  The aggregate of these related party transactions was $2,042,594.

On September 15, 2008, we modified the strike price of 1,850,000 warrants from $1.00 to $0.001 and issued 3,600,000 warrants for the purchase of common stock at $0.001 in the aggregate to Special Situations  Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., and Special Situations Technology Fund II, L.P., and recorded an expense for the modification and issuance of warrants of $2,186,767.  On September 15, 2008, we modified the strike price of 1,250,000 warrants from $1.00 to $0.001 and issued 3,000,000 warrants for the purchase of common stock at $0.001 to Bonanza Master Fund, Ltd., and recorded an expense for the modification and issuance of warrants of $1,716,190.  There were no such transactions during the fiscal year ended December 31, 2009. The aggregate amount of these related party transactions was $3,902,957.

The securities referenced above were obtained from the Company in transactions under the same terms as concurrent transactions with unrelated parties.  In general, the Company will allow related parties to participate in transactions under the same terms and conditions as unrelated parties.  Where no unrelated parties are participating, the proposed transaction is reviewed by the Board  to determine whether the terms of the transaction are fair to, and in the best interest of, the Company.  In this respect, the Board uses the overriding “arms length transaction” criteria to analyze the following factors, in addition to any other factors it deems appropriate depending on the circumstances, in determining whether to approve a related party transaction: (i) fairness of the terms for the Company as related to market and current industry practice; (ii) whether the transaction is in the Company’s best interest; (iii) materiality of the transaction as related to the Company and estimated third party judgment; (iv) role of the related party in the transaction; (v) structure of the transaction; and (vi) interests of all related parties in the transaction. Approval of a related party transaction may be conditioned upon the Company and the related party taking certain recommended actions that the Board deems appropriate and necessary, including, without limitation, any or all of the following: (x) limiting the duration or magnitude of the transaction by changing specific terms; (y) requiring that information about the related party transaction be documented and that reports reflecting the nature and amount of the transaction be delivered to the Board on a regular basis; and (z) appointing a Company representative to monitor various aspects of the related party transaction.

The Company does not have a standing nominating committee.  Because of the small size of the Company and the technical nature of the industry in which the Company operates, the Board believes it is appropriate for the duties of identifying nominees for election to the Board of Directors to be performed by the full board, whose members are identified above.  No charter has been adopted for the nominating committee.  Because the common stock of the Company is traded on the Over the Counter Bulletin Board, the Company is not subject to the listing requirements of any securities exchange or the Nasdaq Stock Market regarding the independence of the members of the Board of Directors performing duties regarding the nomination of director candidates.  Nevertheless, Max Coon, William Wallace and Vincent Shunsky are independent as defined in the listing standards of the Nasdaq Stock Market.

The Board of Directors has adopted a Charter to govern the operations of its Audit Committee.  The Charter requires that the Audit Committee shall be comprised of at least two directors, each of whom is independent of management and the Company.  As stated above, because the common stock of the Company is traded on the Over the Counter Bulletin Board, the Company is not subject to the listing requirements of any securities exchange or the Nasdaq Stock Market regarding the independence of the members of the Audit Committee.  However, the Charter requires that each member of the Audit Committee be independent as defined in the listing standards of the Nasdaq Stock Market.

For the year ended December 31, 2009, the Board of Directors appointed an Audit Committee established in accordance with section3(a)(58)(A) of the Exchange Act whose members were William B. Wallace and Vincent Shunsky.  It is the opinion of the Board of Directors that the members of the Audit Committee are each independent under the above definition.  In addition, the Board of Directors has determined that both William B. Wallace and Vincent Shunsky meet the definition of an “audit committee financial expert” as defined in Item 401(d)(5)(ii) of Regulation S-K.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses payable by the Registrant in connection with the registration of the securities offered by this registration statement. All amounts except the SEC registration fee are estimated.

Expense	Amount
SEC registration fee		$226.46
Printing expenses	$
Legal fees and expenses	$
Accounting fees and expenses	$
Miscellaneous	$

Total	$

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Michigan law, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Registrant’s Restated Articles of Incorporation, as amended, provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Michigan law.

The Registrant has purchased insurance with respect to, among other things, the liabilities that may arise under the circumstances referred to above. The directors and officers of the Registrant are also insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they are not indemnified by the Registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Date	Title	Amount	Name of Purchaser	Aggregate Offering Price
January 2, 2008 (1)	Warrant	21,232	P. Robert Klonoff and Susan J. Klonoff, as Community Property
January 2, 2008 (1)	Warrant	191,733	John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007
January 2, 2008 (1)	Warrant	180,048	John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust
January 2, 2008 (1)	Warrant	29,384	Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W. Pillsbury, Trustee
January 2, 2008 (1)	Warrant	123,150	Dale Renee Kehoe Trustee, Dale Renee Kehoe Trust
January 2, 2008 (1)	Warrant	10,616	The Klonoff Company, Inc.
January 2, 2008 (1)	Warrant	12,822	Edward J. Carney, Trustee of The Carney Trust, Dated March 22, 1994
January 2, 2008 (1)	Warrant	693,131	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust
January 2, 2008 (1)	Warrant	205,479	Maxco, Inc.
March 30, 2008 (2)	Class 3 Note	40,000	Inmay Kiely	$20,000.00
September 15, 2008 (3)	Warrant	3,000,000	Bonanza Master Fund, Ltd.
September 15, 2008 (3)	Warrant	25,000	Kircher Family Trust
September 15, 2008 (3)	Warrant	42,600	SRB Greenway Opportunity Fund, L.P.
September 15, 2008 (3)	Warrant	305,150	SRB Greenway Opportunity Fund (QP), L.P.
September 15, 2008 (3)	Warrant	27,250	SRB Greenway Opportunity Fund (QP), L.P.
September 15, 2008 (3)	Warrant	681,081	Special Situations Cayman Fund, L.P.
September 15, 2008 (3)	Warrant	1,459,459	Special Situations Private Equity Fund, L.P.
September 15, 2008 (3)	Warrant	204,325	Special Situations Technology Fund, L.P.
September 15, 2008 (3)	Warrant	1,255,135	Special Situations Technology Fund II, L.P.
September 15, 2008 (4)	Class 2 Note	None	Michael H. Kiely	$57,500.00
September 15, 2008 (4)	Class 2 Note	None	Maria P. Kiely IRA	$28,250.00
September 15, 2008 (4)	Class 2 Note	None	Michael H. Kiely IRA	$28,250.00
September 15, 2008 (4)	Class 2 Note	None	Dale Renee Kehoe Trustee, Dale Renee Kehoe Trust	$15,000.00
September 15, 2008 (4)	Class 2 Note	None	Robert W. Collis	$10,000.00
September 15, 2008 (5)	Class 3 Note amended	186,000	Michael H. Kiely	$46,500.00
September 15, 2008 (5)	Class 3 Note amended	60,000	Dale Renee Kehoe Trustee, Dale Renee Kehoe Trust	$15,000.00
September 15, 2008 (5)	Class 3 Note amended	40,000	Robert W. Collis	$10,000.00
September 15, 2008 (6)	Class 3 Note amended	40,000	Yung Kwang Kiely	$25,000.00
September 15, 2008 (6)	Class 3 Note amended	40,000	Inmay Kiely	$20,000.00
September 15, 2008 (6)	Class 3 Note amended	40,000	Kotun C. Kiely	$25,000.00
September 15, 2008 (7)	Class 3 Note amended	113,000	Maria P. Kiely IRA	$28,250.00
September 15, 2008 (7)	Class 3 Note amended	44,000	Michael H.. Kiely	$11,000.00

September 15, 2008 (7)	Class 3 Note amended	113,000	Michael H. Kiely IRA	$28,250.00
September 15, 2008 (7)	Class 3 Note amended	50,000	Ricardo L. Larrabure	$12,500.00
September 15, 2008 (7)	Class 3 Note amended	50,000	Garrett H. Larrabure	$12,500.00
September 15, 2008	Class 3 Note	5,237,484	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$1,309,371.00
September 15, 2008	Class 3 Note	2,434,672	John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007	$608,668.00
September 15, 2008	Class 3 Note	2,206,392	John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust	$551,598.00
September 15, 2008	Class 3 Note	212,524	P. Robert Klonoff and Susan J. Klonoff, as Community Property	$53,131.00
September 15, 2008	Class 3 Note	53,480	P. Robert Klonoff	$13,370.00
September 15, 2008	Class 3 Note	161,576	Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W. Pillsbury, Trustee	$40,394.00
September 15, 2008	Class 3 Note	541,096	Maxco, Inc.	$135,274.00
September 15, 2008	Class 3 Note	203,220	Max Andrew Coon	$50,805.00
September 15, 2008	Class 3 Note	503,452	Max A. Coon	$125,863.00
September 15, 2008	Class 3 Note	613,348	Dale Renee Kehoe Trustee, Dale Renee Kehoe Trust	$153,337.00
September 15, 2008	Class 3 Note	1,166,952	Michael H. Kiely	$291,738.00
September 15, 2008	Class 3 Note	10,000	P. Robert Klonoff	$2,500.00
September 15, 2008	Class 3 Note	406,376	Edward J. Carney, Trustee of The Carney Trust, Dated March 22, 1994	$101,594.00
December 17, 2008 (8)(11)	Class 2 Note	None	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$100,000.00
December 31, 2008 (9)	Class 2 Note	None	Michael H. Kiely	$110,000.00
January 8, 2009	Class 3 Note	432,567	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$64,885.00
January 8, 2009	Class 3 Note	204,073	John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust	$30,611.00
January 8, 2009	Class 3 Note	187,360	John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007	$28,104.00
January 8, 2009	Class 3 Note	61,493	Michael H. Kiely	$9,224.00
January 8, 2009	Class 3 Note	31,533	Edward J. Carney, Trustee of The Carney Trust, Dated March 22, 1994	$4,730.00
January 8, 2009	Class 3 Note	21,540	Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W. Pillsbury, Trustee	$3,231.00

January 8, 2009	Class 3 Note	18,780		P. Robert Klonoff and Susan J. Klonoff, as Community Property	$2,817.00
January 8, 2009	Class 3 Note	7,520		P. Robert Klonoff	$1,128.00
January 8, 2009	Class 3 Note	8,013		Max Andrew Coon	$1,202.00
January 8, 2009	Class 3 Note	19,860		Max A. Coon IRA	$2,979.00
January 8, 2009	Class 3 Note	72,147		Maxco, Inc.	$10,822.00
January 8, 2009	Class 3 Note	735,260		Michael H. Kiely	$110,289.00
January 23, 2009 (8)	Class 2 Note	None		J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$280,000.00
February 24, 2009 (11)	Class 2 Note	143,835	(10)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$350,000.00
February 24, 2009 (11)	Class 2 Note	None		J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$100,000.00
February 26, 2009	Class 2 Note	41,096	(10)	Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W. Pillsbury, Trustee	$100,000.00
March 3, 2009 (11)	Class 2 Note	None		J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$130,000.00
March 25, 2009	Class 2 Note	None		John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust	$100,000.00
March 26, 2009	Class 3 Note	333,333		Michael H. Kiely	$50,000.00
March 31, 2009	Class 3 Note	266,267		Michael H. Kiely	$40,000.00
April 10, 2009	Class 2 Note	285,252	(10)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$694,112.00

April 10, 2009 (1)	Warrant	57,535		J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust
April 10, 2009 (1)	Warrant	14,834		J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust
April 17, 2009	Class 3 Note	126,667		Michael H. Kiely	$19,000.00
June 4, 2009	Class 2 Note	22,603	(10)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$55,000.00
June 23, 2009	Class 2 Note			J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$70,000.00
July 1, 2009	Class 3 Note	28,740		Edward J. Carney, Trustee of The Carney Trust, Dated March 22, 1994	$4,311.00
July 1, 2009	Class 3 Note	34,467		Max A. Coon, IRA	$5,170.00

July 1, 2009	Class 3 Note	13,920	Max Andrew Coon	$2,088.00
July 1, 2009	Class 3 Note	372,033	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$55,805.00
July 1, 2009	Class 3 Note	172,126	John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007	$25,819.00
July 1, 2009	Class 3 Note	158,027	John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust	$23,704.00
July 1, 2009	Class 3 Note	159,907	Michael H. Kiely	$23,986.00
July 1, 2009	Class 3 Note	4,640	P. Robert Klonoff	$696.00
July 1, 2009	Class 3 Note	15,167	P. Robert Klonoff and Susan J. Klonoff, as Community Property	$2,275.00
July 1, 2009	Class 3 Note	40,067	Maxco, Inc.	$6,010.00
July 1, 2009	Class 3 Note	11,967	Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W.	$1,795.00
July 3, 2009	Warrant	28,767	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust
July 3, 2009	Warrant	41,096	Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W.
July 3, 2009	Warrant	349,518	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust
July 3, 2009	Warrant	98,631	Dale Renee Kehoe Trustee, Dale Renee Kehoe Trust
July 3, 2009	Warrant	139,161	John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007
July 3, 2009	Warrant	184,467	John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust
July 3, 2009	Warrant	17,414	Michael H, Kiely, IRA
July 3, 2009	Warrant	17,414	Maria P. Kiely, IRA
July 3, 2009	Warrant	35,445	Michael H. Kiely
July 3, 2009	Warrant	15,410	P. Robert Klonoff and Susan J. Klonoff, as Community Property
July 3, 2009	Warrant	7,705	The Klonoff Company
July 3, 2009	Warrant	77,055	Maxco, Inc.
July 3, 2009	Warrant	23,116	Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W.
July 28, 2009	Class 2 Note	65,753	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$160,000.00
August 28, 2009	Class 2 Note	45,205	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$110,000.00
September 17, 2009	Class 3 Note	786,667	Michael H. Kiely	$118,000.00
September 17, 2009	Class 3 Note	86,667	Inmay P. Kiely	$13,000.00
September 17, 2009	Class 3 Note	86,667	Kotun C. Uruga	$13,000.00
September 17, 2009	Class 3 Note	86,667	Yung Kwang J. Kiely	$13,000.00
September 17, 2009	Class 3 Note	86,667	P. Robert Klonoff	$13,000.00

October 8, 2009	Warrant	376,705		J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust
October 8, 2009	Warrant	106,301		Dale Renee Kehoe Trustee, Dale Renee Kehoe Trust
October 8, 2009	Warrant	149,985		John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007
October 8, 2009	Warrant	198,817		John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust
October 8, 2009	Warrant	18,769		Michael H, Kiely, IRA
October 8, 2009	Warrant	18,769		Maria P. Kiely, IRA
October 8, 2009	Warrant	38,202		Michael H. Kiely
October 8, 2009	Warrant	16,610		P. Robert Klonoff and Susan J. Klonoff, as Community Property
October 8, 2009	Warrant	8,305		The Klonoff Company
October 8, 2009	Warrant	83,048		Maxco, Inc.
October 8, 2009	Warrant	24,914		Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W.
October 23, 2009	Class 2 Note	45,205	(10)	Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W. Pillsbury, Trustee	$110,000.00
November 17, 2009	Class 2 Note	16,438	(10)	Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W. Pillsbury, Trustee	$40,000.00
December 2, 2009	Class 3 Note	1,000,000		Michael H,. Kiely	$150,000.00
January 1, 2010	Class 3 Note	30,960		Edward J. Carney, Trustee of The Carney Trust, Dated March 22, 1994	$4,644.00
January 1, 2010	Class 3 Note	37,127		Max A. Coon, IRA	$5,569.00
January 1, 2010	Class 3 Note	14,987		Max Andrew Coon	$2,248.00
January 1, 2010	Class 3 Note	43,160		Maxco, Inc.	$6,474.00
January 1, 2010	Class 3 Note	400,706		J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$60,106.00
January 1, 2010	Class 3 Note	185,393		John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007	$27,809.00
January 1, 2010	Class 3 Note	170,206		John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust	$25,531.00
January 1, 2010	Class 3 Note	7,593		Michael H, Kiely, IRA	$1,139.00
January 1, 2010	Class 3 Note	7,593		Maria P. Kiely, IRA	$1,139.00
January 1, 2010	Class 3 Note	233,000		Michael H. Kiely	$34,950.00
January 1, 2010	Class 3 Note	16,340		P. Robert Klonoff and Susan J. Klonoff, as Community Property	$2,451.00
January 1, 2010	Class 3 Note	7,980		P. Robert Klonoff	$1,197.00
January 1, 2010	Class 3 Note	12,887		Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W. Pillsbury, Trustee	$1,933.00

January 11, 2009	Class 2 Note			Michael H. Kiely	$170,000.00
February 1, 2010	Class 3 Note	1,140,786		Michael H. Kiely	$171,118.00
February 1, 2010	Warrant	154,110		Maxco, Inc.
February 1, 2010	Warrant	699,041		J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust
February 1, 2010	Warrant	197,260		Dale Renee Kehoe Trustee, Dale Renee Kehoe Trust
February 1, 2010	Warrant	368,938		John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust
February 1, 2010	Warrant	278,322		John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007
February 1, 2010	Warrant	34,829		Michael H, Kiely, IRA
February 1, 2010	Warrant	34,829		Maria P. Kiely, IRA
February 1, 2010	Warrant	70,890		Michael H. Kiely
February 1, 2010	Warrant	30,822		P. Robert Klonoff and Susan J. Klonoff, as Community Property
February 1, 2010	Warrant	15,411		The Klonoff Company
February 1, 2010	Warrant	46,233		Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W. Pillsbury, Trustee
February 18, 2010	Class 2 Note	246,575	(10)	Michael Hughes Kiely Family Trust Dated November 3, 1986	$200,000.00
March 23, 2010	Warrant	121,575		Maxco, Inc.
March 23, 2010	Warrant	551,469		J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust
March 23, 2010	Warrant	155,616		Dale Renee Kehoe Trustee, Dale Renee Kehoe Trust
March 23, 2010	Warrant	291,054		John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust
March 23, 2010	Warrant	219,565		John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007
March 23, 2010	Warrant	27,476		Michael H, Kiely, IRA
March 23, 2010	Warrant	27,476		Maria P. Kiely, IRA
March 23, 2010	Warrant	55,925		Michael H. Kiely
March 23, 2010	Warrant	24,316		P. Robert Klonoff and Susan J. Klonoff, as Community Property
March 23, 2010	Warrant	12,158		The Klonoff Company
March 23, 2010	Warrant	36,473		Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W. Pillsbury, Trustee
July 23, 2010	Class 2 Note	154,110	(10)	J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust	$125,000.00
August 17, 2010	Warrant	62,815		Michael Hughes Kiely Family Trust Dated November 3, 1986
August 17, 2010	Warrant	6,558,247		J.N. Hunter and J.A. Hunter, Trustees, Industrial Boxboard Corporation Profit Sharing Plan and Trust
August 17, 2010	Warrant	25,204		John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007
August 17, 2010	Warrant	221,943		John R. Kiely, III, Trustee, John R. & Margaret Lee Kiely Revocable Trust

August 17, 2010	Warrant	959,931		Susan W. Pillsbury 1998 Revocable Trust, dtd 03-13-1998, Susan W. Pillsbury, Trustee
August 17, 2010	Warrant	69,973		Dale Renee Kehoe Trustee, Dale Renee Kehoe Trust
August 17, 2010	Warrant	1,096		The Klonoff Company
August 17, 2010	Warrant	85,069		Michael H. Kiely
August 17, 2010	Warrant	41,795		Michael H, Kiely, IRA
August 17, 2010	Warrant	41,795		Maria P. Kiely, IRA
August 17, 2010	Warrant	243,836		Michael Hughes Kiely Family Trust Dated November 3, 1986
August 23, 2010	Class 2 Note	20,938	(10)	Michael Hughes Kiely Family Trust Dated November 3, 1986	$50,950.00
August 23, 2010	Class 2 Note	22,808	(10)	Michael Hughes Kiely Family Trust Dated November 3, 1986	$55,500.00
September 27, 2010	Class 2 Note	None		John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007	$86,000.00
September 28, 2010	Class 2 Note	None		John R. Kiely, III, Trustee, John R. Kiely, III Trust dated May 22, 2007	$39,000.00
September 28, 2010	Class 2 Note	None		Michael Hughes Kiely Family Trust Dated November 3, 1986	$79,150.00
October 1, 2010	Class 2 Note	41,096	(10)	Yung Kwang J. Kiely	$50,000.00
October 12, 2010	Class 2 Note	36,986	(10)	Jerry DeMartini	$30,000.00
October 26, 2010	Class 2 Note	None		Michael H. Kiely	$15,000.00
October 26, 2010	Class 2 Note	None		The Klonoff Company	$40,000.00
October 26, 2010	Class 2 Note	None		Michael Hughes Kiely Family Trust Dated November 3, 1986	$111,784.00
December 1, 2010	Class 2 Note	None		P. Robert Klonoff	$20,000.00
December 17, 2010	Class 2 Note	None		Michael Hughes Kiely Family Trust Dated November 3, 1986	$125,000.00

*
There are no Principle Underwriters, Underwriting Discounts or Commissions, or Non-cash Consideration applicable to any of the sales listed above.  All of the sales listed above are exempt from registration pursuant to Section 4(2) and Regulation D of the Securities Act as all of the purchasers were accredited investors.

(1)	Warrant issued for shares earned to date on various Class 2 notes.
(2)	Paid $5,000 in principleal. New balance is $20,000.
(3)	Warrants issued with waiver and amendment agreement at $0.001.
(4)	No warrants, 50% due 7/1/09, balance due 10/1/09. Pays 50% of Class 3 Notes 3 and 13.
(5)	Terms changed and 50% of note principleal paid with Class 2 Note. Conversion price changed from $1 to $0.25 per antidilution clause.
(6)	Terms changed. Conversion price changed from $1 to $0.25 per antidilution clause. Michael H. Kiely removed as joint owner of note.
(7)	Terms changed. Conversion price changed from $1 to $0.25 per antidilution clause.
(8)
The note did not have any stock or warrants attached but did include the right to exchange for a note convertible into our common stock.  This note was paid with a new Class 2 Note issued February 24, 2009.

(9)
The note did not have any stock or warrants attached but included the right to exchange for a note convertible into our stock.  On January 8, 2009, this note and accrued interest were exchanged for a Class 3 Note as listed in the above table.

(10)
Pursuant to the terms of the 5th Amended and Restated Note and Warrant Purchase Agreement as modified January 28, 2009, the Class 2 Note holder elected to receive a Class 2 warrant that entitles the holder to purchase five (5) shares of our Common Stock for each $1 in value of such Holder’s Class 2 Note multiplied by a fraction, the numerator of which is the number of days such Class 2 Note is outstanding and the denominator of which is 365, at a price determined at the time of the issuance of such Class 2 Note. During the first 30 days, warrants are irrevocably issued on the date of the note.  The number of the warrants that were issued is included in the above table.

(11)	The note was paid by the issuance of a new note April 10, 2009. The new note also included $14,112 of accrued interest due on the notes being paid.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this Registration Statement.

1	N/A
2	N/A
3.1	Articles of Incorporation, as amended (filed as Exhibit 3.1 to the registrant's Form 10-K for the year ended December 31, 1995, SEC file 0-12728, and incorporated herein by reference).
3.2	By-Laws of the Registrant, as amended (filed as Exhibit 3.2 to the registrant's Form 10-K for the year ended December 31, 1994, SEC file 0-12728, and incorporated herein by reference).
3.3
Certificate of Designation effective April 11, 2005 and amendment to the By-Laws of the Registrant effective March 23, 2005 (filed as Exhibit 4(b) to the registrant’s Form 8-K dated April 14, 2005, SEC file 0-12728, and incorporated herein by reference).

3.4
Certificate of Amendment of Restated Articles of Incorporation, filed with the Secretary of State of the State of Michigan on May 27, 2005 (filed as Exhibit 3.4 to the registrant’s Registration Statement on Form SB-2 filed on June 9, 2005, SEC File No. 333-125669, and incorporated herein by reference).

3.5
Certificate of Amendment of Restated Articles of Incorporation, filed with the Secretary of State of the State of Michigan on April 19, 2007 (filed as Exhibit 3.5 to the registrant’s Registration Statement on Form S-1 filed on April 18, 2008, SEC file No. 333-125669, and incorporated herein by reference).

3.6
Certificate of Amendment of Restated Articles of Incorporation, filed with the Secretary of State of the State of Michigan on May 28, 2008 (filed as Exhibit 3.6 to the registrant’s Form 10-Q for the quarter ended June 30, 2008, SEC file No. 0-12728, and incorporated herein by reference).

3.7
Certificate of Amendment of Restated Articles of Incorporation, filed with the Secretary of State of the State of Michigan on May 21, 2009 (filed as Exhibit 3.7 to the registrant’s Form 10-Q for the quarter ended September 30, 2009, SEC file No. 000-12728, and incorporated herein by reference).

4.1
Form of Fourth Amended Note and Warrant Purchase Agreement including Form of Integral Vision, Inc. Class 3 Note (filed as Exhibit 4.8 to registrant’s Form 10-K for the year ended December 31, 2003, SEC file 0-12728, and incorporated herein by reference).

4.2	Securities Purchase Agreement, Effective April 12, 2005 (filed as Exhibit 4.(A) to registrant’s Form 8-K filed April 14, 2005, SEC file 0-12728, and incorporated herein by reference).
4.3
Form of Consent to Modifications dated November 14, 2006 modifying the terms of the Fourth Amended Note and Warrant Purchase Agreement including Form of Integral Vision, Inc. Class 2 Warrant (filed as Exhibit 4.9 to registrant’s Form 10-Q for the quarter ended September 30, 2006, SEC file 0-12728, and incorporated herein by reference).

4.4
Form of Consent to Modifications dated August 13, 2007 modifying the terms of the Fourth Amended Note and Warrant Purchase Agreement (filed as Exhibit 4.4 to registrant’s Form 10-QSB for the quarter ended June 30, 2007, SEC file 0-12728, and incorporated herein by reference).

4.5
Form of Consent to Modifications dated October 10, 2007 modifying the terms of the Fourth Amended Note and Warrant Purchase Agreement (filed as Exhibit 4.6 to registrant’s Form 10-QSB for the quarter ended September 30, 2007, SEC file 0-12728, and incorporated herein by reference).

4.6
Form of Consent to Modifications dated January 18, 2008 modifying the terms of the Fourth Amended Note and Warrant Purchase Agreement (filed as Exhibit 4.6 to registrant’s Form 10-K for the year ended December 31, 2007, SEC file 0-12728, and incorporated herein by reference).

4.7
Form of Amended Collateral Assignment of Proprietary Rights dated March 5, 2008 (filed as Exhibit 4.7 to registrant’s Form 10-K for the year ended December 31, 2007, SEC file 0-12728, and incorporated herein by reference).

4.8	Form of Amended Security Agreement dated March 6, 2008 (filed as Exhibit 4.8 to registrant’s Form 10-K for the year ended December 31, 2007, SEC file 0-12728, and incorporated herein by reference).
4.9
Form of Consent to Amend and Replace Agreements dated March 12, 2008 (filed as Exhibit 4.9 to registrant’s Form 10-K for the year ended December 31, 2007, SEC file 0-12728, and incorporated herein by reference).

4.10
Form of Fifth Amended and Restated Note and Warrant Purchase Agreement (filed as Exhibit 4.10 to registrant’s Form 10-K for the year ended December 31, 2007, SEC file 0-12728, and incorporated herein by reference).

4.11
Waiver and Amendment Agreement, effective September 15, 2008, and the Registration Rights Agreement and common stock Warrants, made a part thereof, among the respective parties thereto (filed as Exhibit 4.1 to registrant’s Form 8-K filed September 18, 2008, SEC file 0-12728, and incorporated herein by reference).

4.12
Exchange Agreements, effective September 15, 2008, among the respective parties thereto (filed as Exhibit 4.3 to the registrant’s Form 8-K filed September 15, 2008, SEC file 0-12728, and incorporated herein by reference).

4.13
Form of Consent to Amend and Replace Agreements dated June 10, 2009 (filed as Exhibit 4.13 to the registrant’s Form 10-Q for the quarter ended September 30, 2009, SEC file 000-12728, and incorporated herein by reference).

4.14
Form of Consent to Amend and Replace Agreements dated June 24, 2009 (filed as Exhibit 4.13 to the registrant’s Form 10-Q for the quarter ended September 30, 2009, SEC file 000-12728, and incorporated herein by reference).

4.15
Form of Consent to Amend and Replace Agreements dated September 16, 2009 (filed as Exhibit 4.13 to the registrant’s Form 10-Q for the quarter ended September 30, 2009, SEC file 000-12728, and incorporated herein by reference).

4.16
Form of Consent to Modifications dated April 19, 2010, modifying the terms of the Fifth Amended Note and Warrant Purchase Agreement (filed as Exhibit 4.16 to the registrant’s Form 10-Q for the quarter ended March 30, 2010, SEC file 000-12728, and incorporated herein by reference).

4.17
Form of Amendment Agreement dated April 22, 1010, modifying the terms of certain warrants issued pursuant to the Waiver and Amendment Agreement (filed as Exhibit 4.17 to the registrant’s Form 10-Q for the quarter ended March 30, 2010, SEC file 000-12728, and incorporated herein by reference).

5	Opinion of Honigman Miller Schwartz and Cohn LLP.
8	N/A
9	N/A
10.1	Integral Vision, Inc. Employee Stock Option Plan (filed as Exhibit 10.5 to the registrant's Form 10-Q for the quarter ended September 30, 1995, SEC file 0-12728, and incorporated herein by reference).

10.2
Form of Confidentiality and Non-Compete Agreement Between the Registrant and its Employees (filed as Exhibit 10.4 to the registrant's Form 10-K for the year ended December 31, 1992, SEC File 0-12728, and incorporated herein by reference).

10.3	Integral Vision, Inc. 1999 Employee Stock Option Plan (filed as exhibit 10.5 to the registrant’s Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference).
10.4	Integral Vision, Inc. 2004 Employee Stock Option Plan (filed as exhibit 10.11 to the registrant’s Form 10-Q for the quarter ended June 30, 2004 and incorporated herein by reference).
10.5	Integral Vision, Inc. 2008 Equity Incentive Plan (filed as exhibit 10.5 to the registrant’s Form 10-KSB for the year ended December 31, 2008 and incorporated herein by reference).
10.6
Amendment and Restatement of Integral Vision, Inc. 2008 Equity Incentive Plan (filed as Exhibit 10.6 to the registrant’s Schedule 14A filed March 26, 2009, SEC file 000-12728, and incorporated herein by reference).

10.7
Form of Amendment and Restatement of Integral Vision, Inc. 2008 Equity Incentive Plan. (filed as Exhibit 10.7 to the registrant’s Form 10-Q for the quarter ended March 30, 2010, SEC file 000-12728, and incorporated herein by reference).

11	N/A
12	N/A
15	N/A
16	N/A
21	N/A
23.1	Consent of Honigman Miller Schwartz and Cohn LLP (included in Exhibit 5).
23.2	Consent of Rehmann Robson, independent registered public accounting firm.
24	Power of Attorney (filed as part of registrant’s Form SB-2 filed June 9, 2005, SEC file 333-125669, and incorporated herein by reference).
25	N/A
26	N/A
99	N/A

ITEM 17. UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

(1)      to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

include any prospectus required by Section 10(a)(3) of the Securities Act;

reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)      that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Form S-1 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wixom, State of Michigan, on January 12, 2011.

INTEGRAL VISION, INC.

By:	/S/ Mark R. Doede
Mark R. Doede President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Form S-1 registration statement has been signed by the following persons in the capacities indicated on January 12, 2011:

Signatures	Title
Chairman of the Board, Chief
/S/ Charles J. Drake	Executive Officer and a Director
Charles J. Drake	(Principal Executive Officer)

President, Chief Operating Officer ,
/S/ Mark R. Doede	Chief Financial Officer, and a Director
Mark R. Doede	(Principal Financial Officer and
Principal Accounting Officer)

/S/ Max A. Coon	Director
Max A. Coon

/S/ Vincent Shunsky	Director
Vincent Shunsky

/S/ William B. Wallace	Director
William B. Wallace